Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

PROFRAC HOLDINGS II, LLC,

a Texas limited liability company,

PERFORMANCE HOLDINGS I, LLC,

a Louisiana limited liability company,

and

PERFORMANCE HOLDINGS, II, LLC,

a Louisiana limited liability company.

Dated as of December 23, 2022

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(continued)

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(continued)

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(continued)

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		Page
12.13	SPECIFIC PERFORMANCE	72

12.14	WAIVER	72

12.15	CONFLICTS; WAIVER; PROVISION RESPECTING LEGAL REPRESENTATION	72

12.16	CONSTRUCTION	73

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SCHEDULES & EXHIBITS

Schedules
Schedule 1.01	Executory Period CapEx
Schedule 2.05(a)	Pro Forma Working Capital
Schedule 7.11(k)	Allocation Principles
Schedule 7.15	Sunny Point Budget
Schedule 8.02(d)(xi)	Required Consents
Schedule 12.06	Notice Addresses

Exhibits
Exhibit A	Allocation Schedule
Exhibit B	Escrow Agreement

i

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement, dated as of December 23, 2022 (this “Agreement”), is by and among (i) ProFrac Holdings II, LLC, a Texas limited liability company (“Purchaser”), (ii) Performance Holdings I, LLC, a Louisiana limited liability company (“Performance Holdings I”), and (iii) Performance Holdings II, LLC, a Louisiana limited liability company (in its capacity as a Seller, “Performance Holdings II”, and together with Performance Holdings I, collectively, “Sellers” and each, a “Seller”, and as the appointed representative of Sellers, the “Seller Representative”). Certain terms used in this Agreement are defined in Section 1.01. Purchaser, Sellers and the Seller Representative shall each be referred to herein as a “Party” and collectively, as the “Parties.”

Recitals

A. Sellers collectively own all of the issued and outstanding Equity Securities of each of (i) Performance Proppants, LLC, a Texas limited liability company (“Performance Proppants”), which Equity Securities are designated as membership interests (the “Performance Proppants Membership Interests”), (ii) Red River Land Holdings, LLC, a Louisiana limited liability company (“Red River”), which Equity Securities are designated as membership interests (the “Red River Membership Interests”), (iii) Performance Royalty, LLC, a Louisiana limited liability company (“Performance Royalty”), which Equity Securities are designated as membership interests (the “Performance Royalty Membership Interests”), (iv) Performance Proppants International, LLC, a Louisiana limited liability company (“Performance International”), which Equity Securities are designated as membership interests (the “Performance International Membership Interests”), and (v) Sunny Point Aggregates, LLC, a Louisiana limited liability company (“Sunny Point”, and together with Performance Proppants, Red River, Performance Royalty and Performance International, the “Acquired Companies” and each an “Acquired Company”), which Equity Securities are designated as membership interests (the “Sunny Point Membership Interests”, and together with the Performance Proppants Membership Interests, the Red River Membership Interests, the Performance Royalty Membership Interests and the Performance International Membership Interests, the “Acquired Interests”).

B. As a condition and material inducement to Purchaser’s execution and delivery of this Agreement, contemporaneously with the execution and delivery of this Agreement, each Seller and each Management Owner has executed and delivered to Purchaser a restrictive covenant and release agreement that shall become effective only upon the consummation of the Contemplated Transactions and, if this Agreement is terminated in accordance with its terms, for any reason, shall become null and void and of no force or effect.

C. On the terms and subject to the conditions of this Agreement, at the Closing, Purchaser desires to acquire from each Seller, and each Seller desires to transfer to Purchaser, all of the Acquired Interests held by such Seller, which amounts are set forth opposite each such Seller’s name set forth on Exhibit A (the “Allocation Schedule”), in exchange for the cash consideration contemplated herein.

Agreement

In consideration of the covenants and agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

1.01 Definitions. Capitalized terms and other terms used in this Agreement have the following respective meanings:

“Accounting Referee” has the meaning set forth in Section 2.06(c)(i).

“Acquired Companies” has the meaning set forth in the Recitals.

“Acquired Interests” has the meaning set forth in the Recitals.

“Adjusted Base Purchase Price” (a) the Base Purchase Price, plus or minus (b) the Closing Working Capital Increase Amount or the Closing Working Capital Decrease Amount, as applicable, plus (c) the Estimated Closing Cash Amount.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote 50% or more of the Equity Securities of a Person having ordinary voting power; (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by Contract or otherwise; or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax law.

“Agreement” has the meaning set forth in the opening paragraph of this Agreement.

“Allocation Principles” has the meaning set forth in Section 7.11(k)(ii).

“Allocation Schedule” has the meaning set forth in the Recitals and sets forth (a) each Seller’s name, (b) the Acquired Interests held by each Seller as of immediately prior to the Closing, (c) each Seller’s Pro Rata Proportionate Share, (d) the amount (expressed as a dollar amount) each Seller shall be deemed to have contributed to the Escrow Amount, (e) the amount (expressed as a dollar amount) each Seller shall be deemed to have contributed to the Seller Representative Expense Amount, and (f) the amount (expressed as a dollar amount) of the Estimated Net Purchase Price each Seller will be entitled to receive in accordance with Section 3.02(a)(vi).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Laws” has the meaning set forth in Section 8.01(a).

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, rule, regulation, order, or other government action that is binding on that Person, in each case enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect, by any Governmental Entity that applies to such Person, its business or its properties; provided, however, references to Applicable Law in the representations and warranties set forth in Article IV, Article V and Article VI shall be to such Applicable Law as in effect on the date hereof and on the Closing Date (except to the extent that such representation or warranty speaks as to another date and, in such case, as of such date).

“Arcosa Merryville Lease” means that certain Mineral Lease Agreement With Option to Purchase, dated as of September 1, 2021, by and between Arcosa Aggregates, Inc. and Performance International.

“Base Purchase Price” means $475,000,000.

“Brownstein” has the meaning set forth in Section 12.15(a).

“Brownstein Work Product” has the meaning set forth in Section 12.15(b).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Denver, Colorado are not open for business.

“Cap” means an amount equal to the amount deposited in the Escrow Account following the distributions from and deposits into the Escrow Account, if any, required by Section 2.05(b).

“Cash” shall mean, without duplication, as of a specific date, the sum of (a) the aggregate amount of cash and cash equivalents on hand and in the bank accounts, including money market accounts, of the Acquired Companies (excluding any cash or cash equivalents not freely usable because they are subject to restrictions, limitations or Taxes on use or distribution by Applicable Law, Contract or otherwise), plus (b) checks deposited or available for deposit for the account of the Acquired Companies that have not been cashed; provided the amount thereof has not been included in accounts receivable for the purpose of calculating Working Capital, less (c) the aggregate balance of all uncleared or outstanding checks, money orders, wires, drafts (including overdrafts) or similar instruments written against such accounts or for which an Acquired Company is the payor, in each case, determined in accordance with GAAP; provided, that “Cash” shall be reduced for any payments made between the Reference Time and the Closing which are not captured as a reduction to the Estimated Net Purchase Price through either a Current Liability in Working Capital, Seller Transaction Expenses or Closing Indebtedness; provided further, that Cash may be less than zero.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and applicable rules, regulations and guidance thereunder, in each case as amended from time to time.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Change of Control Payment” means, as of the Reference Time, any payment that is due and payable, or will become due and payable, by the Acquired Companies to any current or former officer, director, employee or independent contractor of the Acquired Companies upon, or in connection with, the entry into this Agreement or the consummation of the Contemplated Transactions, together with the portion of any applicable Taxes for which the Acquired Companies are liable or gross-ups incurred and any related matching contributions required to be made under any applicable retirement plans by the Acquired Companies in respect thereof. For the avoidance of doubt, any such cash payment that has been satisfied prior to or immediately prior to the Closing shall not constitute a Change of Control Payment for purposes of Article II of this Agreement.

“Claim Expiration Date” has the meaning set forth in Section 10.03.

“Claim Notice” has the meaning set forth in Section 10.05(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Cash” means all Cash of the Acquired Companies as of the Reference Time.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Indebtedness” means all Indebtedness of the Acquired Companies as of the Reference Time.

“Closing Working Capital Decrease Amount” means the amount, if any, by which the Working Capital Target exceeds the Estimated Working Capital Amount.

“Closing Working Capital Increase Amount” means the amount, if any, by which the Estimated Working Capital Amount exceeds the Working Capital Target; provided, however, that the Closing Working Capital Increase Amount shall not exceed $1,000,000.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Collateral Agreements” means the documents, instruments, certificates and agreements executed in connection with this Agreement.

“Company Benefit Plan” or “Company Benefit Plans” has the meaning set forth in Section 5.15(a).

“Company Confidential Information” has the meaning set forth in Section 12.15(b).

“Company Employees” has the meaning set forth in Section 7.08(a).

“Company Intellectual Property” has the meaning set forth in Section 5.10(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 3, 2022, by and between Purchaser, by way of assignment from THRC Holdings, LP, and Performance Proppants, as modified, amended and supplemented.

“Contemplated Transactions” means Purchaser’s acquisition of the Acquired Interests and all other transactions contemplated by this Agreement or any of the other Collateral Agreements.

“Contract” means, with respect to any Person, any legally binding written or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, deed, assignment, power of attorney, purchase order, work order, insurance policy, lease, license, commitment, assurance or undertaking to which such Person is a party, by which it or its assets are bound or subject.

“Current Assets” means the consolidated current assets of the Acquired Companies that are identified (categorically, by line item or otherwise) on Schedule 2.05(a) as being included in the calculation of Working Capital, all as determined in accordance with GAAP. For the avoidance of doubt, “Current Assets” shall exclude (a) Cash, (b) all and Tax assets of the Acquired Companies, (c) the Purchaser Attributable Accounts Receivable and (d) all Executory Period CapEx.

“Current Liabilities” means the consolidated current liabilities of the Acquired Companies that are identified (categorically, by line item or otherwise) on Schedule 2.05(a) as being included in the calculation of Working Capital, all as determined in accordance with GAAP. For the avoidance of doubt, “Current Liabilities” shall exclude (a) all Indebtedness of the Acquired Companies, Change of Control Payments, Seller Transaction Expenses and the Seller Representative Expense Amount, in each case, to the extent paid at or prior to the Closing or deducted from the Base Purchase Price; (b) all deferred Tax liabilities, income Tax liabilities and non-income Tax liabilities (except for sales, use, transfer, property, payroll and any other Taxes identified on Schedule 2.05(a)) of the Acquired Companies and (c) all Unpaid Executory Period CapEx.

“Damages” means all actual out-of-pocket losses and damages (including the reasonable fees and expenses of counsel) incurred or suffered by a Person and any other losses and damages that such Person can demonstrate were reasonably foreseeable; provided, however, that exemplary and punitive damages shall be excluded, except to the extent awarded pursuant to a Third Party Claim (or settlement thereof) or otherwise actually paid to a third party in respect thereof. For purposes of computing the amount of Damages incurred by any Person: (a) there shall be deducted an amount equal to the amount of any income Tax benefit actually realized by such Person or any of such Person’s Affiliates (or direct or indirect equity owners in the case of any Person who is an income Tax partnership), in the income Tax year in which such Damages are incurred as a direct result of incurring such Damages; (b) there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments, or reimbursements actually received by such Person or any of such Person’s Affiliates in connection with such Damages (net of enforcement costs, deductibles and retentions, premium increases, and other similar items). For purposes of clause (a), the amount of any income Tax benefit taken into account for any Tax year shall be the amount of reduction in income Taxes payable to a Governmental Entity (or the amount of any refund of income Taxes actually received from a Governmental Entity) with respect to such Tax year as compared to the income Taxes that would have been payable to a Governmental Entity (or refunds of income Taxes that would have been received from a Governmental Entity) with respect to such Tax period in the absence of such Damages. An income Tax benefit shall be deemed realized upon filing the Tax Return reflecting a reduction in income Taxes payable or upon actual receipt of an income Tax refund, as applicable.

“Deductible” means $4,000,000.

“Disclosure Schedule” means the disclosure schedules to this Agreement delivered by Sellers to the Purchaser on the date hereof.

“Dispute” has the meaning set forth in Section 12.15(a).

“Disputed Item” has the meaning set forth in Section 2.06(c)(ii).

“Entity” means any corporation, partnership, limited liability company, professional association, trust, Governmental Entity or other entity.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” means any Applicable Law that requires or relates to: (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of any Hazardous Material or other potentially harmful substance; (g) cleaning up a Release of pollutants, preventing the threat of Release or paying the costs of such clean up or prevention; (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; (i) the authority of any Governmental Entity regulating, or creating any liability for, Hazardous Materials, including but not limited to CERCLA, federal Solid Waste Disposal Act, federal Clean Air Act, federal Clean Water Act, federal Toxic Substances Control Act, federal Hazardous Materials Transportation Act, federal Occupational Safety and Health Act, federal Oil Pollution Act, federal Endangered Species Act, federal Emergency Planning and Community Right-to-Know Act, and their state counterparts; (j) the generation, handling, transportation, treatment, storage, disposal, distribution, discharge, Release, threatened Release, control, or cleanup of any toxic or hazardous materials, substances or wastes; and (k) the protection or preservation of public health or the Environment.

“Equity Security” means (a) any common, preferred, or other capital stock (however designated and whether voting or non-voting), limited liability company interest, unit or membership interest, partnership interest or similar security (however designated and whether voting or non-voting); (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a); (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“ERISA” has the meaning set forth in Section 5.15(a).

“ERISA Affiliate” means any corporation or trade or business or other Person (whether or not incorporated) that is or at any relevant time was treated as a “single employer” with any of the Acquired Companies under Section 414(b), (c), (m), or (o) of the Code.

“Escrow Account” means the escrow account established pursuant to the terms of the Escrow Agreement for purposes of holding the Escrow Amount.

“Escrow Agent” means JPMorgan Bank, N.A.

“Escrow Agreement” means the escrow agreement to be entered into on the Closing Date by and among Purchaser, the Seller Representative and the Escrow Agent in substantially the form of Exhibit B.

“Escrow Amount” means $10,000,000, plus any interest accrued thereon in accordance with the Escrow Agreement.

“Escrow Anniversary Date” has the meaning set forth in Section 10.08(b).

“Estimated Change of Control Payments” has the meaning set forth in Section 2.05(a).

“Estimated Closing Cash Amount” has the meaning set forth in Section 2.05(a).

“Estimated Closing Indebtedness Amount” has the meaning set forth in Section 2.05(a).

“Estimated Net Purchase Price” means (a) the Base Purchase Price, plus or minus (b) the Closing Working Capital Increase Amount or the Closing Working Capital Decrease Amount, as applicable, plus (c) the Estimated Closing Cash Amount, minus (d) the Estimated Closing Indebtedness Amount, minus (e) the Estimated Seller Transaction Expense Amount, minus (f) the Estimated Change of Control Payments, plus (g) the Paid Executory Period CapEx.

“Estimated Seller Transaction Expense Amount” has the meaning set forth in Section 2.05(a).

“Estimated Working Capital Amount” has the meaning set forth in Section 2.05(a).

“Executory Period CapEx” means the planned capital expenditures for the capital projects set forth on Schedule 1.01 to the extent actually incurred by the Acquired Companies during the period beginning on the date of this Agreement and ending on the Closing Date; provided that no capital expenditures incurred by the Acquired Companies with respect to the Sunny Point Facility shall be deemed Executory Period CapEx.

“Families First Act” means the Families First Coronavirus Response Act (H.R. 6201) and applicable rules, regulations and guidance thereunder, in each case as amended from time to time.

“Family Member” means with respect to each individual, such individual’s spouse, ancestors and descendants (whether natural or adopted) and any trust or other Entity (including partnership or limited liability company) solely for the benefit of such individual and/or such individual’s spouse, their respective ancestors and/or descendants.

“Final Allocation Statement” has the meaning set forth in Section 7.11(k)(ii).

“Final Change of Control Payments” has the meaning set forth in Section 2.06(c)(v).

“Final Closing Cash Amount” has the meaning set forth in Section 2.06(c)(v).

“Final Closing Indebtedness Amount” has the meaning set forth in Section 2.06(c)(v).

“Final Net Purchase Price” means (a) the Base Purchase Price, plus or minus (b) the Post-Closing Working Capital Increase Amount or the Post-Closing Working Capital Decrease Amount, as applicable, plus (c) the Final Closing Cash Amount, minus (d) the Final Closing Indebtedness Amount, minus (e) the Final Seller Transaction Expense Amount, minus (f) the Final Change of Control Payments, and plus (g) the Final Paid Executory Period CapEx.

“Final Paid Executory Period CapEx” has the meaning set forth in Section 2.06(c)(v).

“Final Seller Transaction Expense Amount” has the meaning set forth in Section 2.06(c)(v).

“Final Working Capital Amount” has the meaning set forth in Section 2.06(c)(v).

“Financial Statements” has the meaning set forth in Section 5.05(a).

“Fraud” means an actual and intentional fraud with respect to the making of the representations and warranties expressly set forth in Article IV or Article V or in the certificates delivered pursuant to Section 8.02(d)(i), in the case of Sellers, or Article VI or in the certificates delivered pursuant to Section 8.03(c)(ii), in the case of Purchaser, committed with intent to deceive a party to this Agreement, and (x) to induce such party to enter into this Agreement or (y) to act in reliance upon the false statement, and requires (a) a false representation or warranty of material fact; (b) knowledge by the party making such representation or warranty that such representation or warranty is false; (c) reliance upon such false representation or warranty; and (d) damage by reason of such reliance. “Fraud” does not include any other form of fraud or misrepresentation (whether reckless, negligent, constructive or otherwise) other than actual and intentional fraud.

“Fundamental Representations” has the meaning set forth in Section 10.01.

“GAAP” means United States generally accepted accounting principles in effect as of the Closing Date applied on a consistent basis with the past practice of the Acquired Companies.

“Government Person” has the meaning set forth in Section 5.24.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, arbitrator, administrative or regulatory body, agency, bureau, or commission or other governmental authority or instrumentality in any domestic or foreign jurisdiction, and any appropriate division of any of the foregoing.

“Hazardous Material” means: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde, per- or polyfluoroalkyl substances, or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” “hazardous material” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Applicable Law (including CERCLA and any other so called “superfund” or “superlien” law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Applicable Law which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, the Environment, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause (a), (b), (c) or (d) above.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, the outstanding principal amount, plus any related accrued or unpaid interest, fees, prepayment premiums or penalties and other payment obligations for (a) all outstanding indebtedness of such Person for borrowed money; (b) any obligation for the deferred purchase price of property, assets, securities or services whether contingent or non-contingent and whether or not such are due or payable or need to be accrued under GAAP, including all earn-out payments, seller notes, holdbacks, post-closing true-up obligations or other obligations in respect of past acquisitions, calculated as the maximum amount payable under or pursuant to such obligations; (c) all outstanding indebtedness of such Person evidenced by a note, debenture or similar instrument; (d) all amounts drawn under performance bonds, letters of credit, bankers acceptances or similar securities or obligations issued for the account of such Person; (e) all payment obligations of such Person under any Contracts relating to hedging, interest rate protection, swap agreements, collar agreements and similar agreements to the extent constituting a liability under GAAP; (f) any guaranty of debt obligations of any other Person; (g) any obligations under capital leases, finance leases and similar which are required to be, or historically have been, capitalized under GAAP (other than obligations under leases for real property, leases for mineral rights (including sand mining rights) and the Arcosa Merryville Lease, to the extent any purchase option(s) associated therewith are unexercised); (h) any unpaid income Taxes of the Acquired Companies for any Pre-Closing Tax Period (determined on a jurisdiction-by-jurisdiction basis, with zero dollars ($0) being the lowest amount for a jurisdictions); (i) any payroll or other employment Taxes of the Acquired Companies deferred pursuant to Section 2302 of the CARES Act that remain unpaid as of the Closing Date (including any breakage or similar costs payable in connection with any of the foregoing); (j) any Liability or payments of any kind with respect to the arrangements terminated pursuant to Section 7.20; (k) obligations for unpaid dividends or distributions or other amounts owed to Sellers or their Affiliates; (l) accounts payable to the extent aged at least 90 days from the date such accounts payable are due and owing, (m) an amount equal to the Unsatisfied Sunny Point Construction Costs; (n) the aggregate amount of all deferred revenue; (o) accrued and unpaid employee bonuses and commissions related to any period prior to the Closing Date and all associated payroll Taxes and employer Taxes related thereto and (p) any indebtedness of a Person of a type that is referred to in clauses (a) through (o) above and which is guaranteed, directly or indirectly, by any Acquired Company (or for which they are otherwise liable), or which is secured by any Lien on any property or assets of any Acquired Company. For the avoidance of doubt, Indebtedness shall not include (i) trade payables and employee compensation incurred in the ordinary course of business to the extent included as Current Liabilities in the calculation of the Estimated Working Capital Amount and Final Working Capital Amount, (ii) any obligations under any performance bond, letter of credit or similar security to the extent undrawn, uncalled or fully reimbursed (except to the extent all conditions to any draw have been satisfied prior to the Closing Date) and (iii) the purchase option of Performance International contemplated by the Arcosa Merryville Lease to the extent such option remains unexercised.

“Indemnified Litigation Matter” means the Proceeding identified in Item 2 of Section 5.14 of the Disclosure Schedule.

“Indemnified Party” has the meaning set forth in Section 10.05(a).

“Indemnified Taxes” means, without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, or pursuant to a Tax Sharing Agreement to which any Acquired Company has been a party, in connection with the filing of a Tax Return, as a result of an assessment or adjustment by any Governmental Entity or by means of withholding): (a) all Taxes of the Sellers and (b) any and all Taxes imposed on or with respect to the Acquired Companies, the Acquired Interests in the Acquired Companies, or the assets, business, operations or activities of the Acquired Companies, as applicable, for any Pre-Closing Tax Period as determined, with respect to a Straddle Period, in accordance with Section 7.11(b). Indemnified Taxes shall exclude (A) Taxes to the extent actually included as a liability in the computation of the Final Working Capital Amount, the Final Closing Indebtedness Amount or the Final Seller Transaction Expense Amount, (B) Taxes resulting from a transaction entered into by an Acquired Company on the Closing Date, but after the Closing, that is outside of the ordinary course of business and not otherwise contemplated by this Agreement, and (C) Taxes resulting from a breach by Purchaser of the covenants set forth in Section 7.11(j).

“Indemnifying Party” has the meaning set forth in Section 10.07.

“Intellectual Property” means: (a) all patents and patent applications, together with all provisionals, re-issuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof; (b) all trade names, trade dress, trademarks and services marks, logos, slogans, domain names social media accounts and handles, and uniform resource locators, together with all common law rights and goodwill associated therewith, and all applications and registrations in connection therewith; (c) all copyrights, works of authorship, design rights and database rights, and all applications and registrations in connection therewith and all moral rights associated therewith; (d) all trade secrets and other proprietary and confidential information and data, including inventions (whether or not patentable), invention disclosures, compositions, methods, processes, formulae, know-how, algorithms and source code; (e) any rights recognized and enforceable under Applicable Law that are equivalent or similar to any of the foregoing; and (f) all rights to sue and collect damages for past, present and future infringement of and other violations of any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 5.05(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 5.05(a).

“Inventory” has the meaning set forth in Section 5.23.

“IP License Contract” has the meaning set forth in Section 5.10(c).

“Judgment” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel.

“Knowledge Group” means each of the Management Owners.

“Knowledge of Sellers” and other phrases of like substance mean the actual knowledge of the members of the Knowledge Group after reasonable inquiry of their direct reports concerning the existence of such fact or other matter. For the avoidance of doubt, “reasonable inquiry” will not require any of the members of the Knowledge Group to make inquiries of any Governmental Entity, customer, landlord, supplier, vendor, or employee (other than direct reports), in each case, as to the facts or matters represented or warranted.

“Leased Real Property” has the meaning set forth in Section 5.09(b).

“Liability” means any debt (including Indebtedness), obligation, Damage, duty, claim, commitment, demand or liability (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty, claim, demand or liability is immediately due and payable, has been accrued or unaccrued, matured or unmatured, is contingent, deferred, absolute, determined, determinable or otherwise.

“Liens” has the meaning set forth in Section 4.04.

“Management Owners” means, collectively, W.G. “Bill” Bowdon, IV, Ryan K. McMaster and Jason Brazzel.

“Material Adverse Effect” means any event, occurrence, fact, condition, development, change, effect, or circumstance that, individually or when taken together with all other events, occurrences, facts, conditions, developments changes, effects, and circumstances that have occurred prior to the date of determination of the occurrence of such change, effect, or circumstance, is, or is reasonably expected to be, materially adverse (x) to the business or financial condition of the Acquired Companies, taken as a whole or (y) on the ability of the Acquired Companies or the Sellers to timely consummate the Contemplated

Transactions; provided, however, that for purposes of clause (x), such event, occurrence, fact, condition, development, change, effect, or circumstance shall not be deemed to constitute a “Material Adverse Effect” to the extent that any event, occurrence, fact, condition, development, change, effect, or circumstance resulted or arose from: (a) actions expressly required by the terms and conditions of this Agreement; (b) a change in general political, economic, or financial market conditions; (c) a general business or economic change that affects the industries in which the Acquired Companies operate generally; (d) any changes after the date of this Agreement in (i) GAAP or (ii) in generally Applicable Law; (e) natural disaster, sabotage, acts of terrorism, civil unrest, rioting, looting or war (whether or not declared) or other outbreak of hostilities or the escalation thereof; (f) the presence or spread of the virus SARS-CoV2 or the disease COVID-19 caused by such virus (as each of the virus and the disease have been identified by the World Health Organization) or any (i) shelter-in-place or stay at home order issued by any Governmental Entity in response thereto, (ii) cessation of commerce or closing of businesses in response thereto or (iii) shortage in labor, shortage or delay in receipt of raw materials or delay in shipping caused thereby, as applicable; (g) the permitted announcement of the pendency of this Agreement or the Contemplated Transactions, including, following and resulting from such an announcement, the loss or termination of, or reduction in, any business relationship with a Material Customer or the discontinuation or termination of negotiations with a prospective customer, in each case, that is a competitor of Purchaser or any of its Affiliates; (h) the failure of the Acquired Companies to achieve sales projections or budgeted profit margins (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (i) any actions taken at the express written request of Purchaser; provided that any such matter referred to in clauses (b), (c), (d)(ii), (e) and (f) may be taken into account in determining whether a “Material Adverse Effect” has occurred or would occur to the extent such has (or would be reasonably be expected to have) a material and disproportionate effect on the Acquired Companies, taken as a whole, relative to other companies operating in the industry in which the Acquired Companies operate.

“Material Contracts” has the meaning set forth in Section 5.11(a).

“Material Customer” has the meaning set forth in Section 5.20.

“Material Supplier” has the meaning set forth in Section 5.21.

“Objection Notice” has the meaning set forth in Section 2.06(b).

“Organizational Documents” means, with respect to any particular Entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the articles or certificate of limited partnership; (d) if a limited liability company, the articles of organization or certificate of formation and operating agreement, regulations, limited liability company agreement, or company agreement; (e) if another type of Entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Entity; and (f) any amendment or supplement to any of the foregoing.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

“Outside Date” has the meaning set forth in Section 9.01(b).

“Paid Executory Period CapEx” means any Executory Period CapEx actually paid by the Acquired Companies on or before the Closing Date.

“Paid-Off Closing Indebtedness” has the meaning set forth in Section 7.19.

“Party” or “Parties” has the meaning set forth in the opening paragraph of this Agreement.

“Payoff Letters” has the meaning set forth in Section 7.19.

“Payroll Company” has the meaning set forth in Section 3.02(a)(iv).

“PCI-DSS” means the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.

“Performance Holdings I” has the meaning set forth in the opening paragraph of this Agreement.

“Performance Holdings II” has the meaning set forth in the opening paragraph of this Agreement.

“Performance International” has the meaning set forth in the Recitals.

“Performance International Membership Interests” has the meaning set forth in the Recitals.

“Performance Proppants” has the meaning set forth in the Recitals.

“Performance Proppants Membership Interests” has the meaning set forth in the Recitals.

“Performance Royalty” has the meaning set forth in the Recitals.

“Performance Royalty Membership Interests” has the meaning set forth in the Recitals.

“Permit” means any permit, license, certificate, registration, qualification or authorization issued or granted by any Governmental Entity or pursuant to any Applicable Law.

“Permitted Liens” means (a) Liens imposed by Applicable Law related to the sale, transfer, pledge or other disposition of securities; (b) Liens for Taxes not yet due and payable; (c) easements, covenants, rights-of-way and other restrictions of record; (d) zoning, building and other similar restrictions which are not violated by the current use and operation of the Owned Real Property or the Leased Real Property; (e) Liens that have been placed by any developer, landlord or other third party on property over which the Acquired Companies have easement rights or on any Leased Real Property and subordination or similar agreements relating thereto; (f) unrecorded easements, covenants, rights-of-way and other similar restrictions; (g) and which do not impair the occupancy or use of the Owned Real Property or Leased Real Property; (h) Liens set forth on Section 5.07(m) of the Disclosure Schedule; and (i) other Liens incurred in ordinary course of business and not incurred in connection with the borrowing of money and that are not, individually or in the aggregate, material to the Acquired Companies or their respective businesses.

“Person” means any individual, Governmental Entity or Entity.

“Personal Information” means, to the extent regulated by Contract, Applicable Law or privacy policy applicable to any Acquired Company, any data that identifies, relates to, or describes a particular individual or household, including or any other data that constitutes personal information or personal data under any Contract, Applicable Law or privacy policy applicable to any Acquired Company.

“Post-Closing Adjustment Decrease Amount” means the dollar amount, if any, by which the Estimated Net Purchase Price exceeds the Final Net Purchase Price.

“Post-Closing Adjustment Increase Amount” means the dollar amount, if any, by which the Final Net Purchase Price exceeds the Estimated Net Purchase Price.

“Post-Closing Statement” has the meaning set forth in Section 2.06(a).

“Post-Closing Working Capital Decrease Amount” means the amount, if any, by which the Working Capital Target exceeds the Final Working Capital Amount.

“Post-Closing Working Capital Increase Amount” means the amount, if any, by which the Final Working Capital Amount exceeds the Working Capital Target; provided, however, that the Post-Closing Working Capital Increase Amount shall not exceed $1,000,000.

“Pre-Closing Statement” has the meaning set forth in Section 2.05(a).

“Pre-Closing Tax Period” means a taxable year ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Privacy and Security Requirements” means, to the extent applicable to any Acquired Company, (a) any Applicable Law regulating the Processing of Protected Data including, without limitation, Section 5 of the Federal Trade Commission Act, Applicable Law related to unfair or deceptive trade practices, the Fair Credit Reporting Act (“FCRA”), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM”), Applicable Law related to online privacy policies, the Telephone Consumer Protection Act (“TCPA”), Applicable Law related to faxes, telemarketing and text messaging, and Applicable Law related to breach notification, and Applicable Law relating to the security or protection of Personal Information; (b) the PCI DSS and any other privacy- or data security- related industry standards to which any Acquired Company is legally or contractually bound or has publicly represented with which it complies; (c) all Contracts between any Acquired Company and any Person that are applicable to the Processing of Protected Data; and (d) all policies and procedures applicable to any Acquired Company relating to the Processing of Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures.

“Pro Rata Proportionate Share” means, with respect to each Seller, the percentage set forth opposite each Seller’s name on the Allocation Schedule.

“Proceeding” means any action, arbitration, claim, hearing, litigation or suit (whether civil, criminal, administrative or judicial, or whether public or private) commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator.

“Process” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails, and other communication mechanisms), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Proposed Allocation Statement” has the meaning set forth in Section 7.11(k)(ii).

“Protected Data” means data regulated by the PCI-DSS, Personal Information and all data for which any Acquired Company is required by Applicable Law, Contract or privacy policy to safeguard and/or keep confidential or private.

“Purchaser” has the meaning set forth in the opening paragraph to this Agreement.

“Purchaser Attributable Accounts Receivable” has the meaning set forth in Section 7.13.

“Purchaser Group” has the meaning set forth in Section 12.15(a).

“Purchaser Party” has the meaning set forth in Section 10.01.

“Purchaser Proposed Change of Control Payments” has the meaning set forth in Section 2.06(a).

“Purchaser Proposed Closing Cash Amount” has the meaning set forth in Section 2.06(a).

“Purchaser Proposed Closing Indebtedness Amount” has the meaning set forth in Section 2.06(a).

“Purchaser Proposed Final Net Purchase Price” has the meaning set forth in Section 2.06(a).

“Purchaser Proposed Seller Transaction Expense Amount” has the meaning set forth in Section 2.06(a).

“Purchaser Proposed Working Capital Amount” has the meaning set forth in Section 2.06(a).

“Real Property Lease” has the meaning set forth in Section 5.09(b).

“Red River” has the meaning set forth in the Recitals.

“Red River Membership Interests” has the meaning set forth in the Recitals.

“Reference Time” means 11:59 p.m. on the day immediately prior to the Closing Date.

“Related Party” means, with respect to any Person, any equityholder, member, manager, partner, employee, officer, director of, consultant to, Affiliate of, trustee or beneficiary of such Person, any Family Member of any of the foregoing, or any other Entity controlled, directly or indirectly, by one or more of the foregoing Persons.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“R&W Insurance Policy” has the meaning set forth in Section 10.12.

“Representative” means, with respect to any Person, such Person’s officers, directors, employees, financial advisors, legal counsel, accountants, consultants, and other representatives and agents.

“Represented Group” has the meaning set forth in Section 12.15(a).

“Security Breach” means any (i) security breach or breach of Protected Data under applicable Privacy and Security Requirements or any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of Protected Data or any Acquired Company’s own confidential information; or (ii) unauthorized interference with system operations or security safeguards of information systems, including any phishing incident or ransomware attack.

“Seller” or “Sellers” has the meaning set forth in the opening paragraph of this Agreement.

“Seller Parties” has the meaning set forth in Section 10.02.

“Seller Prepared Return” has the meaning set forth in Section 7.11(a).

“Seller Representative” has the meaning set forth in the opening paragraph of this Agreement.

“Seller Representative Expense Account” has the meaning set forth in Section 11.08.

“Seller Representative Expense Amount” means an amount equal to $250,000.

“Seller Transaction Expenses” means, as of the Reference Time, all Transaction Expenses incurred or otherwise payable by or on behalf of Sellers, the Acquired Companies and their respective Affiliates, including fifty percent (50%) of the fees and expenses of the Escrow Agent.

“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the shares or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

“Straddle Period” has the meaning set forth in Section 7.11(b).

“Sunny Point” has the meaning set forth in the Recitals.

“Sunny Point Budget” has the meaning set forth in Section 7.15.

“Sunny Point Facility” has the meaning set forth in Section 7.15.

“Sunny Point Membership Interests” has the meaning set forth in the Recitals.

“Target Date” means January 31, 2023; provided, that if the conditions to closing set forth in Section 8.02 are not satisfied or waived on or before January 31, 2023 (other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), then Target Date shall mean the first date on which all such conditions are satisfied or waived.

“Tax” means United States federal, state or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, escheat, unclaimed or abandoned property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing, in each case, whether disputed or not.

“Tax Controversy” has the meaning set forth in Section 7.11(f).

“Tax Return” means any return, filing, report, claim, refund or rebate request, questionnaire, information statement or other document required to be filed, including any amendments that may be filed, for any taxable period with any Taxing Authority (whether or not a payment is required to be made with respect to such filing).

“Tax Sharing Agreement” means any agreement pursuant to which is for an Acquired Company is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person, other than any agreement entered into in the ordinary course of business, including for the avoidance of doubt, Material Contracts to the extent entered into in the ordinary course of business, the primary purpose of which is not related to Taxes. The Parties acknowledge and agree that each Real Property Lease is not a Tax Sharing Agreement.

“Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.

“Third Party Claim” has the meaning set forth in Section 10.07.

“Third Party Claim Notice” has the meaning set forth in Section 10.07.

“Title Commitment” has the meaning set forth in Section 7.16(a).

“Title Company” has the meaning set forth in Section 7.16(a).

“Title Policies” has the meaning set forth in Section 7.16(a).

“Transaction Expense” means, without duplication of the Change of Control Payments, with respect to any Person, all fees, costs and expenses (including all legal fees and expenses, all fees and expenses payable to any broker, advisor or finder, and all fees and expenses of any audit firm or accountants, experts, and any other amounts payable to current or former members, managers, independent contractors, consultants, officers, directors or employees as a result of the consummation of the Contemplated Transactions and any additional amounts required to be paid in respect of such payments, including any employer portion of any payroll or similar Taxes attributable to any of the foregoing) that have been incurred in connection with the or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the consummation of the Contemplated Transactions, including the employer portion of any payroll taxes associated therewith.

“Transaction Tax Deductions” has the meaning set forth in Section 7.11(e).

“Unpaid Executory Period CapEx” means any Executory Period CapEx not paid by the Acquired Companies on or before the Closing Date.

“Unsatisfied Sunny Point Construction Costs” has the meaning set forth in Section 7.15.

“Updated Allocation Schedule” has the meaning set forth in Section 2.05(a).

“WARN Act” has the meaning set forth in Section 7.08(c).

“Working Capital” means Current Assets minus Current Liabilities, calculated as of the Reference Time.

“Working Capital Target” means $9,000,000.

ARTICLE II

Purchase and Sale

2.01 Purchase and Sale of the Acquired Interests. On the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, convey, transfer and assign to Purchaser, and Purchaser shall purchase and acquire from each such Seller, all right, title and interest in and to the Acquired Interests set forth next to such Seller’s name on the Allocation Schedule, free and clear of all Liens (other than restrictions imposed on transfer under applicable federal and/or state securities laws or regulations).

2.02 Consideration for the Acquired Interests. The aggregate consideration to be paid by Purchaser for the Acquired Interests shall be cash in an amount equal to the sum of (a) the Adjusted Base Purchase Price, (b) plus or minus the Post-Closing Adjustment Increase Amount or Post-Closing Adjustment Decrease Amount, as applicable. The Adjusted Base Purchase Price shall be delivered to the applicable Persons at the Closing in accordance with Section 3.02(a).

2.03 Escrow Account. At the Closing, a portion of the Adjusted Base Purchase Price in an amount equal to the Escrow Amount shall be deposited by Purchaser into the Escrow Account in accordance with Section 3.02(a)(i), to be held in escrow by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.

2.04 Closing Indebtedness. All of the Paid-Off Closing Indebtedness shall be repaid in full at the Closing out of the Adjusted Base Purchase Price in accordance with Section 3.02(a)(ii).

2.05 Consideration Adjustment.

(a) Closing Adjustment. As soon as practicable before the Closing (but in any event, not less than two Business Days prior to the Closing Date), the Seller Representative shall deliver to Purchaser a written statement (the “Pre-Closing Statement”), setting forth in reasonable detail: (i) an estimate of the Working Capital of the Acquired Companies (such estimate, the “Estimated Working Capital Amount”), which, shall be prepared in accordance with GAAP and this Agreement, including the definitions set forth herein, as applicable and presented in a manner consistent with the pro forma example of Working Capital, which was prepared as of October 31, 2022, attached hereto as Schedule 2.05(a), and the resultant Closing Working Capital Increase Amount or Closing Working Capital Decrease Amount, as applicable, (ii) an estimate of the Closing Indebtedness of the Acquired Companies (such estimate, the “Estimated Closing Indebtedness Amount”), (iii) an estimate of the Seller Transaction Expenses (such estimate, the “Estimated Seller Transaction Expense Amount”), (iv) an estimate of the Closing Cash of the Acquired Companies (such estimate, the “Estimated Closing Cash Amount”), (v) an estimate of the Change of Control Payments (such estimate, the “Estimated Change of Control Payments”), (vi) an estimate of the Paid Executory Period CapEx (such estimate, the “Estimated Paid Executory Period CapEx”), (vii) the resultant Estimated Net Purchase Price and (viii) an updated Allocation Schedule setting forth the amount (expressed as a dollar amount) of the Estimated Net Purchase Price each Seller shall be entitled to receive in accordance with Section 3.02(a)(vi) (the “Updated Allocation Schedule”). Seller Representative shall provide Purchaser and Purchaser’s Representatives with reasonable access to reasonable supporting documentation and personnel as Purchaser and Purchaser’s Representatives may reasonably request in connection with their review of such estimates.

(b) Post-Closing Adjustment. After the Closing:

(i) if the Final Net Purchase Price is greater than the Estimated Net Purchase Price, then, within five days following the determination of the Final Net Purchase Price in accordance with Section 2.06, Purchaser shall deliver to Sellers in accordance with each such Seller’s Pro Rata Proportionate Share the Post-Closing Adjustment Increase Amount, by wire transfer of immediately available funds to the account or accounts designated in writing by the Seller Representative;

(ii) if the Estimated Net Purchase Price is greater than the Final Net Purchase Price, then:

(A) within five days following the determination of the Final Net Purchase Price in accordance with Section 2.06, (1) Purchaser and the Seller Representative shall deliver a joint written instruction to the Escrow Agent to distribute from the Escrow Account to Purchaser, the Post-Closing Adjustment Decrease Amount by wire transfer of immediately available funds to the account or accounts designated by Purchaser in such instructions, and (2) to the extent the Post-Closing Adjustment Decrease Amount exceeds the amount in the Escrow Account, then the Seller Representative (on behalf of Sellers) shall deliver to Purchaser such excess amount by wire transfer of immediately available funds to the account or accounts designated by Purchaser in such instructions; and

(B) to the extent the Post-Closing Adjustment Decrease Amount exceeds $1,000,000, Sellers shall promptly, and in any event within five days following the determination of the Final Net Purchase Price in accordance with Section 2.06, deliver to Escrow Agent by wire transfer of immediately available funds for deposit in the Escrow Account an amount equal to the amount by which the amount delivered to Purchaser by Escrow Agent pursuant to clause (1) of Section 2.05(b)(ii)(A) exceeds $1,000,000 (e.g., if the Post-Closing Adjustment Decrease Amount is equal to $1,350,000, then, pursuant to this Section 2.05(b)(ii)(B), Sellers would be obligated to replenish the Escrow Account with $350,000) to be held in accordance with this Agreement and the Escrow Agreement.

(c) Acknowledgements.

(i) The Parties agree that the purpose of determining the Final Net Purchase Price and comparing such amount against the Estimated Net Purchase Price is to measure differences between the amounts set forth on the Pre-Closing Statement and the Post-Closing Statement, and the adjustment procedures set forth in this Section 2.05 and Section 2.06 are not intended to permit the introduction of different accounting methods, policies, practices, procedures, classifications, or estimation methodologies for the purpose of determining such amounts, provided that such accounting methods, policies, practices, procedures, classifications, or estimation methodologies are in accordance with GAAP and this Agreement, including the definitions set forth herein, as applicable. Further, the Parties agree that (i) following the Closing, Purchaser shall not take, or permit the Acquired Companies to take, any action with respect to the accounting books and records of the Acquired Companies, or the items reflected thereon, on which the Pre-Closing Statement is to be based, for the primary purpose of materially impeding the calculation of the Final Net Purchase Price, and (ii) the calculation of the Final Working Capital Amount is intended to be a measurement of Current Assets and Current Liabilities of the Acquired Companies, in each case, as of the Reference Time and as determined in accordance with GAAP and this Agreement, including the definitions set forth herein, as applicable, and the calculation of the Final Working Capital Amount as finally determined pursuant to Section 2.06 is not intended to take into account subsequent events, facts or circumstances occurring after the effective time of the Closing, except for those developments that provide additional evidence with respect to conditions that existed as of the Reference Time in accordance with FASB Accounting Standards Codification Topic 855, Subsequent Events (i.e., a Recognized Subsequent Event pursuant to FAS 855-10-25-1) and Sellers had Knowledge of such condition prior to the Closing.

(ii) Notwithstanding anything herein, the determination of Estimated Net Purchase Price and Final Net Purchase Price (and the components thereof) will (A) be in accordance with GAAP and this Agreement, including the definitions contained herein, as applicable and (B) be without duplication to any items counted in such determination.

2.06 Post-Closing Adjustment Procedures.

(a) Preparation of Post-Closing Statement. As promptly as practicable, but no later than 60 days after the Closing Date or such later date as Purchaser and the Seller Representative agree in writing, Purchaser shall prepare and deliver to the Seller Representative a written statement (the “Post-Closing Statement”), setting forth Purchaser’s good faith calculation of (i) the Working Capital of the Acquired Companies as of the Reference Time (the “Purchaser Proposed Working Capital Amount”), which, shall be prepared in accordance with GAAP and this Agreement, including the definitions set forth herein, as applicable, and presented in a manner consistent with the pro forma Working Capital example attached hereto as Schedule 2.05(a), (ii) the Closing Indebtedness of the Acquired Companies as of the Reference Time (the “Purchaser Proposed Closing Indebtedness Amount”), (iii) the Seller Transaction Expenses (the “Purchaser Proposed Seller Transaction Expense Amount”), (iv) the Closing Cash of the Acquired Companies (the “Purchaser Proposed Closing Cash Amount”), (v) the Change of Control Payments (the “Purchaser Proposed Change of Control Payments”), (vi) the Paid Executory Period CapEx (the “Purchaser Proposed Paid Executory Period CapEx”) and (vii) the resultant Final Net Purchase Price (the “Purchaser Proposed Final Net Purchase Price”). Purchaser acknowledges and agrees that, for the purposes of reviewing the Post-Closing Statement delivered by Purchaser pursuant to this Section 2.06(a), and following delivery thereof, Purchaser shall afford, and shall cause the Acquired Companies to afford, the Seller Representative and its Representatives (subject to executing a customary access letter as reasonably requested by Purchaser) commercially reasonable access during normal business hours to the books and records (other than privileged documents) of Purchaser, the Acquired Companies and their respective Representatives.

(b) Disagreement by the Seller Representative. If the Seller Representative disagrees with the Post-Closing Statement or the amounts or calculations included therein, the Seller Representative may, within 30 days after receipt of the Post-Closing Statement, deliver a notice to Purchaser specifying in reasonable detail the amounts or calculations included in the Post-Closing Statement to which Seller Representative disagrees, the dollar amounts thereof, and the Seller Representative’s calculation thereof (an “Objection Notice”). Any Objection Notice shall specify only those items or amounts as to which Seller disagrees. If the Seller Representative fails to deliver an Objection Notice during such 30 day period or delivers written notice accepting Purchaser’s calculation of the Post-Closing Statement during such 30 day period, then the Purchaser Proposed Working Capital Amount, the Purchaser Proposed Closing Indebtedness Amount, the Purchaser Proposed Seller Transaction Expense Amount, the Purchaser Proposed Closing Cash Amount, Purchaser Proposed Change of Control Payments, the Purchaser Proposed Paid Executory Period CapEx and the Purchaser Proposed Final Net Purchase Price, in each case, as determined by Purchaser and set forth on the Post-Closing Statement, as applicable, delivered to Seller in accordance with Section 2.06(a) shall constitute the “Final Working Capital Amount”, the “Final Closing Indebtedness Amount”, the “Final Seller Transaction Expense Amount”, the “Final Closing Cash Amount”, the “Final Change of Control Payments”, “Final Paid Executory Period CapEx” and the “Final Net Purchase Price” and be deemed final, binding, and conclusive on the Parties for purposes of this Agreement.

(c) Dispute Resolution.

(i) If an Objection Notice shall have been timely delivered by the Seller Representative to Purchaser pursuant to Section 2.06(b), the Seller Representative and Purchaser shall, during the 30 days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts. If, during such period, the Seller Representative and Purchaser agree as to all of the disputed items with respect to Working Capital, the Closing Cash, the Closing Indebtedness, the Seller Transaction Expenses, or the Change of Control Payments amounts in dispute, as applicable, then the Seller Representative and Purchaser shall execute a written acknowledgement of such amounts, and the same shall constitute the “Final Working Capital Amount”, the “Final Closing Indebtedness Amount”, the “Final Seller Transaction Expense Amount”, the “Final Closing Cash Amount”, the “Final Change of Control Payments”, and the “Final Paid Executory Period CapEx” as applicable, and the resultant “Final Net Purchase Price”, and all of which shall be deemed final, binding, and conclusive on the Parties for all purposes of this Agreement. If, during such period, the Seller Representative and Purchaser are unable to reach agreement on all such items or amounts, then the items or amounts that remain in dispute shall be resolved by Deloitte & Touche LLP, or if such party cannot or will not serve in such capacity, a firm of nationally recognized independent accountants having no material relationship with any Party and reasonably acceptable to both the Seller Representative and Purchaser (the “Accounting Referee”).

(ii) Within 20 days of the retention of the Accounting Referee, Purchaser and the Seller Representative shall jointly submit the matter to the Accounting Referee and instruct the Accounting Referee that it (A) shall act as an expert in accounting, and not as arbitrator, to resolve, in accordance with GAAP and the terms of this Agreement, only the matters specified in any timely delivered Objection Notice that remain in dispute (each, a “Disputed Item”); (B) allow each of the Seller Representative and Purchaser the opportunity to present their arguments in separate, written correspondence or other correspondence mutually agreed upon by Purchaser and Seller Representative; provided, however, that the Accounting Referee shall engage in no ex parte communication or meetings with the Seller Representative or Purchaser (or any of their respective Representatives or Affiliates) regarding the Disputed Items without the written consent of the other party to such communication or meeting; (C) shall adjust the calculation of the Final Net Purchase Price based thereon to reflect such resolution; and (D) shall determine the amount of each Disputed Item within the range established by the Post-Closing Statement and the Objection Notice, meaning that the Accounting Referee shall not determine the amount of a Disputed Item higher than the highest amount set forth in either the Post-Closing Statement and the Objection Notice or lower than the lowest amount set forth in either the Post-Closing Statement and the Objection Notice; and (E) shall deliver to Purchaser and the Seller Representative, as promptly as practicable and in any event within 30 days following the submission of the Disputed Items to the Accounting Referee for resolution, a written report setting forth the Accounting Referee’s determination of the Disputed Items, which report shall include a worksheet setting forth the material calculations used in arriving at such determination and a calculation of the apportionment of the fees, costs and expenses of the Accounting Referee in accordance with Section 2.06(c)(iii). Such report, and the adjustment to the calculation of the Final Net Purchase Price based thereon shall be final and binding upon the Parties for purposes of this Agreement absent manifest error.

(iii) If requested by the Accounting Referee, Purchaser and the Seller Representative agree to execute a reasonable engagement letter. The Accounting Referee’s cost, fees and expenses of such review and report in connection with its services as an Accounting Referee pursuant to this Section 2.06(c) (including any retainer) shall be apportioned between the Seller Representative (on behalf of Sellers on the one hand, according to their Pro Rata Proportionate Share from the Seller Representative Expense Account) and Purchaser (on the other hand) based upon inverse proportion of the Disputed Items resolved in favor of such party (i.e., so that the prevailing party bears a lesser amount of such cost, fees and expenses) as determined by the Accounting Referee and set forth in the report of such Accounting Referee. However, initially, any retainer charged by the Accounting Referee shall be paid 50% by Purchaser and 50% by the Seller Representative (on behalf of Sellers according to their Pro Rata Proportionate Share from the Seller Representative Expense Account), with such amount to be reimbursed by the Party responsible for paying the cost of the review in accordance with the immediately preceding sentence.

(iv) If, for any reason, Purchaser fails to deliver the Post-Closing Statement within the time period required by Section 2.06(a), the Pre-Closing Statement shall be considered for all purposes of this Agreement as being the “Post-Closing Statement” delivered by Purchaser pursuant to Section 2.06(a) and the Seller Representative shall have all of its rights under this Section 2.06 with respect thereto, including the right to dispute the calculations set forth therein in accordance with the provisions of this Section 2.06.

(v) As used herein, (A) “Final Working Capital Amount” means Working Capital as ultimately determined in accordance with this Section 2.06, (B) “Final Closing Indebtedness Amount” means the Closing Indebtedness as ultimately determined in accordance with this Section 2.06, (C) “Final Seller Transaction Expense Amount” means the Seller Transaction Expenses as ultimately determined in accordance with this Section 2.06, (D) “Final Change of Control Payments” means the Change of Control Payments as ultimately determined in accordance with this Section 2.06, (E) “Final Paid Executory Period CapEx” means the Paid Executory Period CapEx as ultimately determined in accordance with this Section 2.06, and (F) “Final Closing Cash Amount” means the Closing Cash as ultimately determined in accordance with this Section 2.06, in each case, whether ultimately determined (1) as a result of the failure of the Purchaser to deliver a Post-Closing Statement within the time period required by Section 2.06(a) (in which case the amounts set forth in the Pre-Closing Statement shall be final, binding and conclusive on the Parties for all purposes of this Agreement), (2) as a result of the failure of the Seller Representative to deliver an Objection Notice within the time period required by Section 2.06(b) (in which case the amounts set forth in the Post-Closing Statement shall be final, binding and conclusive on the Parties for all purposes of this Agreement), (3) by agreement of the Parties pursuant to Section 2.06(c) or (4) by the Accounting Referee pursuant to Section 2.06(c), or any combination of the foregoing, and such amounts as so determined shall be final, binding and conclusive on the Parties for all purposes of this Agreement.

(d) Cooperation. The Seller Representative and Purchaser shall, and shall cause their respective Affiliates and Representatives to, cooperate and assist as reasonably requested in the preparation of the Post-Closing Statement and the calculation of Final Net Purchase Price (and the components thereof) and in the conduct of the reviews of the Post-Closing Statement referred to in this Section 2.06, including making available to the extent necessary of books, records, work papers, and personnel; provided that the party requesting work papers has executed and delivered any non-reliance, release or other agreements customarily required by the accounting firm that prepared such work papers.

2.07 Withholding. Notwithstanding anything to the contrary herein, Purchaser, the Acquired Companies and the Escrow Agent, as applicable, shall have the right to deduct and withhold from any payments to be made hereunder such amounts as Purchaser (or any Affiliate thereof) reasonably determines are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of Applicable Law and to collect any necessary Tax forms from the Sellers and any other recipients of payments hereunder; provided, however that no amounts shall be deducted or withheld under Section 1445 or Section 1446(f) of the Code with respect to any Seller that provides a properly completed and duly executed Internal Revenue Service Form W-9 of such Seller ; provided, further, that Purchaser shall use commercially reasonable efforts to provide Sellers at least five (5) Business Days written notice prior to making any such withholding and shall cooperate with Sellers in good faith to reduce or mitigate such withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Sellers or any such other recipient of payments in respect of which such deduction and withholding was made.

ARTICLE III

Closing

3.01 Closing Date. Subject to the fulfillment of the conditions precedent specified in Article VIII, the purchase and sale of the Acquired Interests shall be consummated by the exchange of signatures by electronic transmission or, if such exchange is not practicable, at a closing (the “Closing”) to be held at the offices of Brownstein Hyatt Farber Schreck, LLP, 410 Seventeenth Street, Suite 2200, Denver, Colorado 80202 at 10:00 a.m. (Mountain Time) within two Business Days following the satisfaction or waiver of the conditions set forth in Article VIII or on such other date or at such other location as the Parties shall mutually agree (such date and time being herein referred to as the “Closing Date”); provided that in no event shall the Purchaser Group be required to effect the Closing prior to March 23, 2023, unless Purchaser agrees in writing. Notwithstanding the actual time on the Closing Date that the Closing is completed, the Closing shall be deemed effective as of 12:01 a.m. C.T. on the Closing Date.

3.02 Deliveries at the Closing. Subject to the terms and conditions of this Agreement, at the Closing, the following Persons shall deliver or cause to be delivered the following:

(a) Purchaser shall deliver the applicable amount of the Adjusted Base Purchase Price (including, for the avoidance of doubt, after taking into account the adjustments and resulting Estimated Net Purchase Price pursuant to Section 2.05(a) in connection with Seller Representative’s delivery of the Pre-Closing Statement) as follows:

(i) Purchaser shall deliver the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds for deposit in the Escrow Account in accordance with the terms of the Escrow Agreement;

(ii) Purchaser shall deliver (on behalf of the Acquired Companies) an amount equal to the Paid-Off Closing Indebtedness by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller Representative (such designation to occur no less than two Business Days prior to the Closing);

(iii) Purchaser shall deliver (on behalf of Sellers or the Acquired Companies, as applicable) an amount equal to any Estimated Seller Transaction Expense Amount by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller Representative (such designation to occur no less than two Business Days prior to the Closing);

(iv) Purchaser shall deliver (on behalf of the Acquired Companies) an amount equal to the aggregate Estimated Change of Control Payments applicable to the employees of the Acquired Companies by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers (such designation to occur no less than two Business Days prior to the Closing) that is accessible by Exponent HR (the “Payroll Company”), the Acquired Companies’ payroll agent;

(v) Purchaser shall deliver (on behalf of Sellers) the Seller Representative Expense Amount by wire transfer of immediately available funds for deposit in an account designated in writing by the Seller Representative (such designation to occur no less than two Business Days prior to the Closing); and

(vi) Purchaser shall deliver to Sellers the balance of the Estimated Net Purchase Price (i.e., the Estimated Net Purchase Price less the Escrow Amount less the Seller Representative Expense Amount) by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller Representative (such designation to occur no less than two Business Days prior to the Closing) in accordance with the Updated Allocation Schedule.

(b) Purchaser shall deliver, or cause to be delivered, to Sellers (in each case in a form reasonably satisfactory to Sellers) the deliveries set forth in Section 8.03(c).

(c) Sellers shall deliver, or caused to be delivered, to Purchaser (in each case in a form reasonably satisfactory to Purchaser) the deliveries set forth in Section 8.02(d).

ARTICLE IV

Representations and Warranties Relating to Sellers

Each Seller, on its own behalf and not on behalf of any other Seller, hereby represents and warrants to Purchaser, except, subject to Section 12.01, as set forth in the corresponding section of the Disclosure Schedule, that the statements contained in this Article IV are true, correct and accurate as of the date of this Agreement and as of the Target Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

4.01 Organization. Each Seller is duly organized and is validly existing and in good standing under the laws of the state of its incorporation, formation or organization.

4.02 Authority; Execution and Delivery; Enforceability.

(a) Each Seller has full Entity power and authority to execute and deliver this Agreement and the Collateral Agreements to which such Seller is or will be a party and to consummate the Contemplated Transactions and the execution and delivery by Seller of this Agreement and the Collateral Agreements to which such Seller is or will be a party, and the consummation by such Seller of the Contemplated Transactions, have been duly authorized by all necessary action on the part of such Seller, and no other action on the part of such Seller is necessary to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements to which such Seller is or will be a party and to consummate the Contemplated Transactions. This Agreement, and each of the Collateral Agreements to which such Seller is or will be a party, has been or will be duly executed and delivered.

(b) This Agreement, and each of the Collateral Agreements to which any Seller is or will be a party, constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

4.03 Noncontravention. Neither the execution and delivery of any of this Agreement or the Collateral Agreements to which any Seller is or will be a party, nor the consummation or performance by such Seller of any of the Contemplated Transactions, will contravene, conflict with or result in a violation of or cause a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, cancellation or acceleration of any obligations contained in, or the loss of any material benefit under (a) any Applicable Law or any Judgment to which such Seller or its properties is subject; (b) the provisions of the Organizational Documents of such Seller (to the extent applicable); or (c) any Contract to which such Seller is a party, or by which such Seller or such Seller’s assets may be bound.

4.04 Title to the Acquired Interests. Each Seller is the record and beneficial owner of, and holds good and valid title free and clear of any and all mortgages, security interests, charges, easements, rights, options, claims, restrictions, encumbrances or other liens of any kind (collectively, “Liens”) (other than restrictions imposed on transfer under applicable federal and/or state securities laws or regulations) to, the Acquired Interests set forth opposite such Seller’s name on Section 4.04 of the Disclosure Schedule, which constitute all of the outstanding Equity Securities of the Acquired Companies, and such Acquired Interests have no restrictions on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Such Seller is not the subject of any bankruptcy, reorganization or similar Proceeding. Such Seller has the sole power and authority to sell, transfer, assign and deliver the Acquired Interests as provided in this Agreement, and such delivery will convey to Purchaser good and valid title to the Acquired Interests, free and clear of any and all Liens (other than restrictions imposed on transfer under applicable federal and/or state securities laws or regulations). Upon consummation of the Contemplated Transactions, good and valid title to the Acquired Interests will pass to Purchaser, free and clear of any and all Liens (other than restrictions imposed on transfer under applicable federal and/or state securities laws or regulations). No Seller is a party to any voting trust or other voting agreement with respect to any of the Acquired Interests or to any agreement relating to the issuance, sale, redemption transfer or other disposition of the Acquired Interests, and there are no outstanding Contracts or understandings between such Seller and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of the Acquired Interests and, except as contemplated by this Agreement, the Collateral Agreements or the Contemplated Transactions, such Seller has no right whatsoever to receive or acquire any Acquired Interests or other Equity Securities of the Acquired Companies.

4.05 Judgments. There are no (a) outstanding Judgments against such Seller, (b) Proceedings pending, or, to such Seller’s knowledge, threatened against such Seller, or (c) investigations by any Governmental Entity that are pending, or to such Seller’s knowledge, threatened against such Seller that would reasonably be expected to give rise to any legal restraint or a prohibition against the Contemplated Transactions.

4.06 Brokers. Except for Stephens Inc., no Seller has retained any Person to act as an investment banker, broker, finder or other agent or intermediary or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions for which Purchaser or the Acquired Companies could become liable or obligated.

4.07 Consents. Assuming the earlier termination or expiration of the waiting period under the HSR Act, no consent, approval, Permit or authorization of or by, or any notification of or filing with, any Governmental Entity or Person is required in connection with the execution, delivery and performance by such Seller of this Agreement or the Collateral Agreements to which such Seller is a party or the consummation by such Seller of any of the Contemplated Transactions.

ARTICLE V

Representations and Warranties Relating to the Acquired Companies

Sellers hereby represent and warrant to Purchaser, except, subject to Section 12.01, as set forth in the corresponding section of the Disclosure Schedule, that the statements contained in this Article V that relate to the Acquired Companies, as applicable, are true, correct and accurate as of the date of this Agreement and as of the Target Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

5.01 Organization and Standing.

(a) Each of the Acquired Companies is an Entity that was duly organized and is validly existing and in good standing under the laws of the state of its incorporation, formation or organization.

(b) Each of the Acquired Companies has full Entity power and authority to own, lease, operate or otherwise hold its properties and assets and to carry on its business as presently conducted. Except as would not reasonably be expected to adversely affect the Acquired Companies in any material respect, each Acquired Company is duly qualified and in good standing to do business as a foreign Entity in each jurisdiction in which such qualification to carry on its business as presently conducted, and to hold its properties and assets, is necessary.

(c) Sellers have made available to Purchaser accurate and complete copies of the Organizational Documents of the Acquired Companies, as amended and in effect on the date of this Agreement.

5.02 Capitalization.

(a) Section 5.02(a) of the Disclosure Schedule accurately and completely sets forth for each of the Acquired Companies (i) each class and series of Equity Securities, (ii) the aggregate number of shares, units or other denomination of Equity Securities of each such class and series of Equity Securities that are authorized for issuance, (iii) the aggregate number of shares, units or other denomination of Equity Securities of each such class and series of Equity Securities that are issued and outstanding, and (iv) a list of the names of each record and beneficial owner of such Equity Securities, and opposite the name of each such owner, the number, class, and series of Equity Securities owned by each such owner. Except for the outstanding Equity Securities set forth in Section 5.02(a) of the Disclosure Schedule, there are no Equity Securities of any Acquired Company that are issued, reserved for issuance or outstanding. The Acquired Interests constitute all of the issued and outstanding Equity Securities of the Acquired Companies. No Equity Securities are held in treasury by any Acquired Company. All Equity Securities of the Acquired Companies were validly issued, fully paid and nonassessable and are not subject to, issued or held in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under Applicable Law or the Organizational Documents of the Acquired Companies, as applicable. Such Equity Securities are free and clear of all Liens (other than restrictions imposed on transfer under applicable federal and/or state securities laws or regulations), and no current or former equityholder or any other Person is contesting or has a valid basis for contesting the ownership of such Equity Securities or any dividends, distributions or contributions relating thereto. Except as set forth on Section 5.02(a) of the Disclosure Schedule, no current or former holder of any Equity Securities has any right to receive any dividend or distribution.

(b) Except as set forth on Section 5.02(b) of the Disclosure Schedule, there are no Equity Securities outstanding which are convertible into or exchangeable for, or which carry the right to acquire, Equity Securities of any of the Acquired Companies, or subscriptions, warrants, options, calls, puts, convertible securities, registration or other rights, arrangements or commitments obligating any of the Acquired Companies, as applicable, to issue, sell, register, purchase or redeem any of its Equity Securities, respectively, or any ownership interest or rights therein. Except as set forth in Section 5.02(b) of the Disclosure Schedule, (i) there are no voting trusts or other agreements or understandings with respect to the voting of any Equity Securities of any of the Acquired Companies, (ii) there are no stock appreciation rights, phantom stock rights or similar rights or arrangements outstanding with respect to any of the Acquired Companies, and no derivative instruments issued by any of the Acquired Companies exist, the underlying security of which is an Equity Security of any of the Acquired Companies, as applicable, and (iii) except as specifically contemplated by this Agreement, there are no Contracts, commitments, arrangements, understandings or restrictions to which any of the Acquired Companies is bound relating in any way to any Equity Securities of any of the Acquired Companies, respectively, including any rights of first refusal and any rights of first offer.

(c) All Equity Securities issued by each of the Acquired Companies have been issued in transactions exempt from registration under the Securities Act and the rules and regulations promulgated thereunder and all applicable state securities or “blue sky” laws, and no Acquired Company has violated the Securities Act or any applicable state securities or “blue sky” laws in connection with the issuance of any such Equity Securities.

(d) No Acquired Company owns, or has any interest in, directly or indirectly, any Equity Securities or has an ownership interest in any other Person.

5.03 Authority; Execution and Delivery; Enforceability.

(a) Each Acquired Company has full Entity power and authority to execute and deliver the Collateral Agreements to which it is or will be a party and to consummate the Contemplated Transactions, and the execution and delivery by such Acquired Company of the Collateral Agreements to which it is or will be a party and the consummation by such Acquired Company of the Contemplated Transactions, has been duly authorized by all necessary action on the part of such Acquired Company and no other action on the part of any of them, as applicable, is necessary to authorize the execution, delivery and performance of the Collateral Agreements to which it is or will be a party and the Contemplated Transactions. The Collateral Agreements to which any Acquired Company is or will be a party have been duly executed and delivered by such Acquired Company.

(b) The Collateral Agreements to which such Acquired Company is or will be a party constitute the legal, valid and binding obligation of such Acquired Company, enforceable against such Acquired Company in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

5.04 Noncontravention. Assuming the earlier termination or expiration of the waiting period under the HSR Act, neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Contemplated Transactions, will, (a) contravene, conflict with or result in a violation or default of (i) any Applicable Law or any Judgment to which any Acquired Company is subject, (ii) the provisions of any Material Contract of any Acquired Company, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any benefit thereunder, or (iii) the provisions of the Organizational Documents of any Acquired Company; or (b) result in the creation of any Lien (other than a Permitted Lien), upon or with respect to any of the assets of the

Acquired Companies, except, in the case of clauses (a)(ii) and (b) of this Section 5.04, as would not reasonably be adversely affect the Acquired Companies in any material respect. Except as set forth in Section 5.04 of the Disclosure Schedule, and assuming the earlier termination or expiration of the waiting period under the HSR Act, no consent, approval, Judgment or authorization of, registration, declaration or filing with, or notification to any Governmental Entity or any other Person is required in connection with the execution, delivery and performance by (i) Seller or the Acquired Companies of this Agreement or the Collateral Agreements to which Seller or the Acquired Companies is or will be a party, as applicable, or (ii) the consummation of the Contemplated Transactions.

5.05 Financial Matters.

(a) Attached to Section 5.05(a) of the Disclosure Schedule are accurate and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheets of Sellers as of December 31, 2020 and December 31, 2021, and the related consolidated statements of income, members’ equity and cash flows of Sellers for the periods then ended, together with the notes and report of Postlethwaite & Netterville with respect thereto, and (ii) the unaudited consolidated balance sheet of Sellers as of October 31, 2022 (the “Interim Balance Sheet” and the date thereof, the “Interim Balance Sheet Date”), and the related consolidated statements of income, members’ equity and cash flows of the Acquired Companies for the ten-month period then ended. The Financial Statements: (i) have been prepared in accordance with GAAP (except in each case as described in the notes thereto and subject, in the case of the Interim Balance Sheet to normal, year-end adjustments and the absence of notes), (ii) present fairly, in all material respects, the financial position, results of operations and cash flows of Sellers and the Acquired Companies as of the respective dates thereof and for the respective periods indicated therein, and (iii) were prepared in accordance with the books and records of Sellers and the Acquired Companies, as applicable.

(b) Section 5.05(b) of the Disclosure Schedule sets forth an accurate and complete aging of all accounts payable of the Acquired Companies as of the Interim Balance Sheet Date. Except as set forth on Section 5.05(b) of the Disclosure Schedule, all accounts payable of the Acquired Companies arose from bona fide transactions in the ordinary course of business and, except as set forth on Section 5.05(b) of the Disclosure Schedule, there is no such account payable delinquent in its payment for longer than thirty (30) days, except those contested in good faith and disclosed on Section 5.05(b) of the Disclosure Schedule.

(c) Section 5.05(c) of the Disclosure Schedule sets forth an accurate and complete aging of all accounts receivable of the Acquired Companies as of the Interim Balance Sheet Date (except such accounts receivable as have been collected since such date). Such accounts receivable have arisen from bona fide transactions in the ordinary course of business and are valid, binding and enforceable claims. Except as set forth on Section 5.05(c) of the Disclosure Schedule, there are no known, asserted or, to the Knowledge of Sellers, threatened, claims, refusals to pay or other rights of set-off against any such accounts receivable, except as reflected in the reserves for doubtful accounts set forth in the Interim Balance Sheet and as adjusted for the passage of time through the Closing Date in the ordinary course of business.

(d) Section 5.05(d) of the Disclosure Schedule sets forth an accurate and complete itemized list of all Indebtedness of the Acquired Companies and the amounts outstanding thereunder as of the Interim Balance Sheet Date. The Acquired Companies have the unrestricted right to pay or pre-pay all such Indebtedness identified or required to be identified in Section 5.05(d) of the Disclosure Schedule on or prior to the Closing Date.

(e) Section 5.05(e) of the Disclosure Schedule sets forth an accurate and complete list of all bank accounts and safe deposit boxes of the Acquired Companies and all Persons who are signatories thereunder or who have access thereto.

5.06 No Undisclosed Liabilities. The Acquired Companies do not have any Liabilities of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) identified in the Interim Balance Sheet and the notes thereto; (b) incurred by the Acquired Companies in the ordinary course of business since the date of the Interim Balance Sheet Date (none of which is material, individually or in the aggregate, or relates to breach of Contract, breach of warranty, tort, infringement, violation of Applicable Law, Judgment or Permit, or any Proceeding); (c) relating to the performance under Contracts that have not yet been fully performed and under which the Acquired Companies are not in breach or default; (d) Seller Transaction Expenses incurred by the Acquired Companies, to be paid off at the Closing; or (e) as set forth in Section 5.06 of the Disclosure Schedule. The reserves reflected on the Interim Balance Sheet for liabilities have been established in accordance with GAAP.

5.07 Absence of Changes or Events. Since the Interim Balance Sheet Date, (i) there has not been a Material Adverse Effect and (ii) each Acquired Company has conducted its business in the ordinary course of business in all material respects, other than with respect to the activities relating to the Contemplated Transactions. Without limiting the generality of the foregoing, except in the ordinary course of business, during the period between the Interim Balance Sheet Date and the date of this Agreement, and except as set forth on Section 5.07 of the Disclosure Schedule, no Acquired Company has:

(a) sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than sales of Inventory in the ordinary course of business;

(b) entered into, modified or terminated any Material Contract (or series of related Material Contracts);

(c) other than capital expenditures incurred in accordance with the Sunny Point Budget, made or committed to make any capital expenditure in excess of $100,000 individually;

(d) materially changed any of its payment policies with any landlord or Material Supplier;

(e) materially changed any of its collection policies with respect to customers;

(f) amended its Organizational Documents;

(g) issued, sold, or otherwise disposed of any of its Equity Securities;

(h) declared, set aside, or paid any dividend or made any distribution with respect to its Equity Securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Equity Securities;

(i) experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(j) (i) granted any increase or decrease in the compensation or benefits of any of its employees or independent contractors of more than $25,000, (ii) hired, promoted or otherwise entered into any employment or consulting agreement or arrangement with any current or former employees, officers, directors or individual service providers of any Acquired Company (except to fill a vacancy in an existing position in the ordinary course of business), or (iii) terminated any of its employees other than for cause;

(k) adopted, amended modified or terminated any Company Benefit Plan, or any bonus, profit-sharing, incentive, severance, or other benefit plan or Contract providing benefits to any of its directors, officers or employees acting in such capacities, except as required by Applicable Law, or entered into or adopted and collective bargaining or other agreement with a labor union, works council, trade union, or other labor association, in each case whether written or oral;

(l) implemented any “mass layoff” or “plant closings” within the meaning of the WARN Act;

(m) made any change in its accounting methods or principles except as required by or in a manner consistent with GAAP and Applicable Law, changed its cash management practices, or failed to maintain its books and records in accordance with GAAP consistently applied and on a basis consistent with past practice;

(n) failed to maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its assets or the conduct of its business requires such qualification;

(o) failed to duly and timely file or cause to be filed all reports and returns required to be filed with any Governmental Entity and to pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed;

(p) failed to maintain the working capital of its businesses, including cash, receivables, or other current assets, trade payables and other current Liabilities, in a fashion consistent with past practice, including by paying outstanding obligations, trade accounts and other Indebtedness as and when due;

(q) failed to perform in all material respects its obligations under, or defaulted or suffered to exist any event or condition which with notice or lapse of time or both would constitute a default under any, Material Contract (except those being contested in good faith), or assumed or amended any Material Contract;

(r) failed to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that it now maintains;

(s) disposed of, or permitted to lapse any rights to use any Intellectual Property, or, other than pursuant to the terms of a binding non-disclosure agreement, disclosed to any Person any Intellectual Property not heretofore a matter of public knowledge;

(t) (i) sold or factored any accounts receivable, with or without recourse, (ii) created, incurred or assumed any Indebtedness, (iii) granted, created, incurred or suffered to exist any Liens, (iv) incurred any material Liability except in the ordinary course of business consistent with past practice, (v) wrote off any guaranteed checks, notes or accounts receivable except in the ordinary course of business consistent with past practice, or (vi) wrote down the value of any of its assets on its books or records;

(u) adopted or entered into any collective bargaining agreement or other Contract with any labor organization, labor union, works council, or other labor or employee association (each, a “Union”);

(v) paid, discharged or satisfied any Liability, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Interim Balance Sheet or incurred in the ordinary course of business since the date thereof consistent with past practice;

(w) (i) incurred any Taxes outside of the ordinary course of business; (ii) changed any method of accounting for income Tax purposes; (iii) entered into any agreement with any Governmental Entity with respect to any Tax or Tax Returns; (iv) surrendered a right to a Tax refund; (v) changed an accounting period of with respect to any Tax; (vi) filed an amended Tax Return; (vii) changed or revoked any election with respect to Taxes; (viii) made any material election with respect to Taxes that is inconsistent with past practices; (ix) extended the applicable statute of limitations with respect to any Taxes; or (x) failed to maintain its business relationships as goodwill; and/or

(x) agreed, whether orally or in writing, to any of the foregoing.

5.08 Certain Assets. Other than with respect to real property or interests in real property, such items being the subject of Section 5.09, Intellectual Property, such items being the subject of Section 5.10, and Inventory, such items being the subject of Section 5.23, each Acquired Company has good and valid title to all assets, properties and interests owned or used by it, and valid and enforceable leasehold interests in all tangible assets it uses or leases. Such tangible owned assets and leased assets (A) are suitable for use in the ordinary course of business of the Acquired Companies; (B) are in good working order (ordinary wear and tear excepted) and have been maintained in accordance with standard industry practice; (C) constitute (i) all of the tangible assets used in, associated with or necessary to enable such Acquired Company carry on and conduct its business as currently conducted and (ii) all tangible assets located or used on any of the premises occupied by any of the Acquired Companies or from which the business of the Acquired Companies is conducted; and (D) conform in all material respects to all Applicable Laws, ordinances, codes, rules and regulations applicable thereto. Except for Permitted Liens (including those set forth in Section 5.08 of the Disclosure Schedule), all of such owned assets are owned, and such leased assets are leased, free and clear of all Liens.

5.09 Real Property.

(a) Red River is the owner of the real property set forth on Section 5.09(a) of the Disclosure Schedule (the “Owned Real Property”), which sets forth an accurate and complete description of the Owned Real Property, in each case providing the street address and legal description thereof. Except for the Owned Real Property, no Acquired Company owns or has ever owned any real property. With respect to the Owned Real Property, subject to the Permitted Liens, (i) Red River has good, valid, fee simple and marketable title to the Owned Real Property, including all improvements thereon, and (ii) the Owned Real Property is, or will at Closing, be free and clear of all Liens and Indebtedness. The Owned Real Property is not subject to any options to purchase, rights of first refusal, rights of first offer, preferential rights or similar rights, and no Person has any right or option to purchase or otherwise acquire the Owned Real Property, or any part thereof or interest therein, from Red River. The Owned Real Property is not subject to any leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than Red River the right or option of use or occupancy of any of the Owned Real Property. There are no Persons (other than Red River) in possession of the Owned Real Property.

(b) Section 5.09(b) of the Disclosure Schedule contains an accurate and complete list of the real property that the Acquired Companies lease, sublease, license or otherwise occupy including leases relating to mineral and other subsurface rights (including, for the avoidance of doubt, sand mining rights) (the “Leased Real Property”), in each case identifying the Contract governing the Leased Real Property (each such Contract, together with all amendments, restatements and supplements thereto, a “Real

Property Lease”), street address or other relevant information with respect to location, term of the Real Property Lease, name of the lessor, sublessor or licensor, and the monthly or annual lease or sublease payment, as applicable. Each Real Property Lease is valid, binding and in full force and effect, no Acquired Company has materially violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Real Property Lease, no Acquired Company has received written notice that it has breached, violated or defaulted under any Real Property Lease and, to the Knowledge of Sellers, each other party thereto, is in compliance with all obligations of such party thereunder. Sellers have delivered to Purchaser true, correct, and complete copies of the Real Property Leases. The Acquired Companies are currently in possession of the Leased Real Property, and no Acquired Company has subleased, assigned, or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof. No Acquired Company’s possession, occupancy, and quiet enjoyment of any Leased Real Property under each Real Property Lease to which it is a party has been disturbed and, except as set forth on Section 5.09(b) of the Disclosure Schedule, there are no material disputes with respect to any Real Property Lease. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of any breach of or default under any such Real Property Lease that has not been redeposited in full. No Acquired Company owes, and will not owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease.

(c) Each parcel of Owned Real Property and Leased Real Property abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Owned Real Property or Leased Real Property.

(d) The Owned Real Property and Leased Real Property constitute all interests in real property currently used or currently held for use in connection with the business or which are necessary for the continued operation of the business of the Acquired Companies as such business is currently conducted.

5.10 Intellectual Property.

(a) All Intellectual Property owned or purported to be owned by any of the Acquired Companies that is subject to an application or registration for protection under Applicable Law and material unregistered Intellectual Property (other than trade secrets) are set forth in Section 5.10(a) of the Disclosure Schedule (together with all other Intellectual Property (including trade secrets) owned or purported to be owned by any of the Acquired Companies, “Company Intellectual Property”), specifying as to all the Company Intellectual Property, the nature of the Company Intellectual Property and the applicable jurisdiction(s) in which the Company Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed. All Company Intellectual Property set forth in Section 5.10(a) of the Disclosure Schedule has been maintained effective by the filing of all necessary filings, maintenance, and renewals, and timely payment of requisite fees. The Acquired Companies are the sole and exclusive owner of Company Intellectual Property, free and clear of all Liens. All Company Intellectual Property is valid, subsisting and enforceable.

(b) No Company Intellectual Property has been found to be invalid or unenforceable under Applicable Law. No Acquired Company has received any written notice alleging infringement or misappropriation from any Person with respect to the Company Intellectual Property. The Acquired Companies and the former and current operation of the business of the Acquired Companies (including the importation, manufacture, use, offer for sale, sale or other exploitation of the products and services thereof or any Company Intellectual Property) have not infringed, misappropriated or otherwise violated, in any material respect, and are not infringing, misappropriating or otherwise violating any the Intellectual Property or rights of publicity of any Person, in any material respect. Neither the Acquired Companies nor any Company Intellectual Property is subject to any pending or threatened claim or litigation by any Person alleging a claim of infringement, misappropriation, or other violation of any Intellectual Property or rights of publicity of any Person, or challenging the ownership, use, patenting, registration, validity, or enforceability of any Company Intellectual Property. To the Knowledge of Sellers, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Company Intellectual Property and no such claim has been asserted by Seller or any Acquired Company against any Person since January 1, 2018. No interference, opposition, reissue or reexamination proceeding is pending against any Acquired Company in which the validity or enforceability of any of the Company Intellectual Property is being contested or challenged.

(c) Section 5.10(c) of the Disclosure Schedule sets forth an accurate and complete list of all Contracts that are in effect under which any Acquired Company has acquired or obtained, or has been licensed or otherwise granted, any license, permission or other right to utilize any Intellectual Property, except for Contracts relating to off-the-shelf, commercially available products or services (each, an “IP License Contract”) having a replacement cost of less than $25,000 that is not incorporated in, linked to, distributed with or used to host or provide any Acquired Company product or service or any software that is Company Intellectual Property. Each IP License Contract (including such Contracts relating to off-the-shelf, commercially available products and services) provides the applicable Acquired Company with all rights, licenses, authorizations and other permissions to any Intellectual Property owned by any Person other than such Acquired Company necessary for the conduct the business of such Acquired Company.

(d) Other than Company Intellectual Property and any Intellectual Property obtained under any IP License Contracts or other Contracts to which an Acquired Company is party but that is not required to be set forth in Section 5.10(c) of the Disclosure Schedule, there is no other Intellectual Property necessary for the conduct of the business of the Acquired Companies.

(e) It is not necessary to utilize in the business of the Acquired Companies any trade secrets of any Person by which any employee of the Acquired Companies was employed prior to such employee’s employment by the Acquired Companies.

(f) The Acquired Companies have taken all commercially reasonable action to maintain and protect all of the Company Intellectual Property. The Acquired Companies have taken commercially reasonable measures to protect (i) the confidentiality of all trade secrets and any other confidential information that is Company Intellectual Property and (ii) any confidential information owned by any Person to whom the Acquired Companies have a confidentiality obligation. No Person (including current and former founders, employees, contractors, and consultants of the Acquired Companies) has any right, title, or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property.

(g) The software, hardware, systems and other information technology assets are operational, fulfill the purposes for which they were acquired or developed, have security, including from viruses and other malicious code, back-ups, and disaster recovery arrangements in place and hardware and software capacity, support, maintenance, and trained personnel which are sufficient in all material respects for the current needs of the business of the Acquired Companies. The Acquired Companies have maintained in the ordinary course of business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all software, with respect to such information technology assets. To the Knowledge of Sellers, such information technology assets have not suffered any failure with a material effect on the business of the Acquired Companies.

(h) The consummation of the transaction contemplated hereby will not result in the loss or impairment of the Acquired Companies’ right to own any Company Intellectual Property or to use any other Intellectual Property or information technology assets that are used or held for use in business of the Acquired Companies. Immediately subsequent to the Closing Date, the Company Intellectual Property

will be owned or available for use by the Acquired Companies on terms and conditions identical to those under which the Acquired Companies own or use the Company Intellectual Property immediately prior to the Closing Date, without payment of additional fees, and Seller and its Affiliates (other than the Acquired Companies) will not have any right, title or interest in or to any Company Intellectual Property or any other Intellectual Property or information technology assets that are used or held for use in the business of the Acquired Companies.

(i) All Acquired Companies are and, since January 1, 2020 have been, in compliance in all material respects with all applicable Privacy and Security Requirements. No Acquired Company, and, to the Knowledge of Sellers, no third party Processing Protected Data on behalf of any Acquired Company, have experienced any Security Breaches, and no Acquired Company is aware of any notices or complaints from any Person regarding a Security Breach. No Acquired Company has received any notices or complaints from any Person (including any Governmental Entity) regarding the unauthorized Processing of Protected Data or non-compliance with applicable Privacy and Security Requirements. To the extent required by Applicable Law, the Acquired Companies have complied with all such individual rights requests. No Acquired Company engages, or has ever engaged, in the sale, as defined by Applicable Law, of Personal Information.

(j) All Acquired Companies have valid and legal rights to Process all Protected Data that is Processed by or on behalf of such Acquired Company in connection with the use and/or operation of its products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements. All Acquired Companies have implemented reasonable physical, technical and administrative safeguards consistent with industry standards that are designed to protect Protected Data from unauthorized access by any Person.

5.11 Material Contracts.

(a) Section 5.11 of the Disclosure Schedule sets forth an accurate and complete list of each of the following Contracts to which any Acquired Company is a party or by which any assets of any Acquired Company are bound (collectively, “Material Contracts”):

(i) any Contract with a Material Customer;

(ii) any Contract with a Material Supplier;

(iii) any Contract pursuant to which any Acquired Company is bound by any covenant not to compete (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction, operating or similar agreement);

(iv) any lease, sublease or similar Contract with any Person pursuant to which any Acquired Company is a lessor, sublessor, lessee or sublessee of any tangible personal property, or any portion of real property (including the Leased Real Property), the provides for payments in excess of $100,000;

(v) any warehousing Contract;

(vi) any Contract with a sales broker;

(vii) any Contract pursuant to which an Acquired Company has incurred any Indebtedness;

(viii) any Contract entered into by an Acquired Company for the sale of assets owned or leased by any Acquired Company with a book value in excess of $100,000 individually or $250,000 in the aggregate (other than Inventory sales in the ordinary course of business) (A) that contains any outstanding obligations of any Acquired Company or (B) that was entered into on or after January 1, 2020;

(ix) any Contract relating to any joint venture, partnership or similar arrangement;

(x) any Contract for the employment, hire, retention or consulting of any officer, employee, consultant, or independent contractor of the Acquired Companies, other than offer letters in form(s) that have been made available to Purchaser, and all Contracts providing for any change-in-control payment, transaction bonus, retention bonus or similar payment obligations with any Person upon a sale of all or a material portion of the Acquired Companies’ consolidated assets or a change of control of the Acquired Companies;

(xi) any Contract with any staffing agency, temporary employee agency, professional employer organization or similar company or service provider;

(xii) all collective bargaining agreements or agreements with any union to which any Acquired Company is a party or is otherwise bound;

(xiii) IP License Contracts and any other Contract (including covenants not to sue) relating to the ownership, registration, use or enforcement of (A) any Company Intellectual Property (excluding assignments of Company Intellectual Property executed by employees of the Acquired Companies in the ordinary course of business in the form provided by Seller to Purchaser and non-exclusive licenses of Company Intellectual Property granted by any Acquired Company to customers in the ordinary course of business) or (B) any other Intellectual Property that is used in and material to the business of the Acquired Companies;

(xiv) any distributorship, dealer, sales, advertising, agency, promotional services, retail promotional management, marketing platform, manufacturer’s representative or other similar Contracts;

(xv) any Contract entered into by an Acquired Company (A) that contains any outstanding obligations of any Acquired Company or (B) since January 1, 2020, in each case, for any settlement agreement in respect of a Proceeding;

(xvi) any Contract providing for the indemnification or holding harmless of any officer, manager, employee, independent contractor or other Person;

(xvii) any Contract including a “most favored nations” or “exclusivity” provision;

(xviii) any outstanding power of attorney empowering any Person to act on behalf of any Acquired Company;

(xix) any Contract for the acquisition or disposition of an Entity or a division of an Entity made since January 1, 2020; and

(xx) any Contract, not otherwise identified above, pursuant to which any Acquired Company is obligated to make payments in excess of $100,000 individually or $250,000 in the aggregate (other than Inventory sales in the ordinary course of business) pursuant to such Contract.

(b) Sellers have made available to Purchaser accurate and complete copies of each written Contract set forth in Section 5.11(a) of the Disclosure Schedule (including all written amendments, modifications and supplements thereto) and complete descriptions of all material terms of any oral Contracts described therein. All Material Contracts are valid, binding and in full force and effect, and are enforceable against the Acquired Company party thereto, and, to the Knowledge of Sellers, against the other parties thereto. The applicable Acquired Company has performed all material obligations required to be performed by it to date under the Material Contracts to which it is a party, and such Acquired Company is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. To the Knowledge of Sellers, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Material Contract. No Acquired Company has received any notice (whether written, or to the Knowledge of Sellers, otherwise) of the intention of any other party to a Material Contract to terminate any Material Contract prior to the expiration of the term (including renewal terms) thereof, or to amend the material terms of any Material Contract outside of the ordinary course of business.

5.12 Insurance. Section 5.12 of the Disclosure Schedule sets forth an accurate and complete list of insurance policies (specifying the insured, the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, the annual premium, and any pending claims thereunder) maintained by or for the benefit of the Acquired Companies. All such policies are in full force and effect, all premiums due and payable thereon have been timely paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received by any Acquired Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There is no claim by Sellers or any of the Acquired Companies pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. Each of the Acquired Companies has maintained such or similar types of insurance coverage at all times since January 1, 2020.

5.13 Taxes.

(a) The Acquired Companies have complied in all material respects with all Applicable Laws relating to Taxes. All income and other material Tax Returns required to have been filed by or with respect to each Acquired Company have been properly prepared and timely filed with the appropriate Governmental Entity. All such Tax Returns were true, correct and complete in all material respects. All Taxes due and owing by the Acquired Companies (whether or not shown on any Tax Returns) have been timely paid. All Taxes of the Acquired Companies not due and payable as of the Interim Balance Sheet Date have been fully accrued on the Interim Balance Sheet.

(b) There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Acquired Companies.

(c) Section 5.13(c) of the Disclosure Schedule sets forth an accurate and complete list of all federal, state, local, and foreign income Tax Returns filed with respect to the Acquired Companies for taxable periods ended on or after January 1, 2018. Sellers have made available to Purchaser accurate and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Acquired Companies, as applicable, filed or received since January 1, 2018.

(d) No audits or other Proceedings are in progress, pending, or to the Knowledge of Sellers, threatened with regard to any Taxes or Tax Returns of or with respect to, any Acquired Company. Since January 1, 2018, no Acquired Company (nor any Seller as a result of its ownership of any Acquired Company) has ever received written notice from any Governmental Entity that an Acquired Company (or such Seller as a result of its ownership of an Acquired Company) is required to pay Taxes or file Tax Returns in a jurisdiction in which an Acquired Company (or such Seller as a result of its ownership of such Acquired Company) does not file Tax Returns or pay Taxes. No Acquired Company has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(e) No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Each Acquired Company has timely and properly withheld or collected, as applicable, (i) all amounts required to be withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party, and (ii) all sales, use, ad valorem and value added Taxes, and all such amounts have been paid over to the proper Governmental Entities in accordance with Applicable Law.

(g) No Acquired Company (i) has ever been a member of any Affiliated Group, (ii) is liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability, or otherwise, or (iii) is party to any Tax Sharing Agreements.

(h) No Seller nor any Acquired Company has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or other request pending with any Governmental Entity that relates to the Taxes or Tax Returns of the Acquired Companies. No power of attorney granted by any Acquired Company with respect to any Taxes is currently in force. No Acquired Company has executed or filed with any Governmental Entity any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax.

(i) No Acquired Company is or has been party to, or a promoter of, a “listed transaction” (or a substantially transaction) within the meaning of Section 6707A(c)(2) of the Code and U.S. Treasury Regulations Section 1.6011-4(b)(2) (irrespective of the effective dates).

(j) No Acquired Company is subject to a material Tax holiday or Tax incentive or grant in any jurisdiction that based on Applicable Law could be subject to recapture at or following the Closing.

(k) Each of the Acquired Companies’ “nonqualified deferred compensation plans” within the meaning of Section 409A of the Code has been maintained in operational and documentary compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder and no such “nonqualified deferred compensation plan” has or will result in any participant incurring income acceleration or Taxes under Section 409A of the Code.

(l) No Acquired Company has agreed to pay, gross up, or otherwise indemnify any employee or contractor for any employment or income Taxes, including potential Taxes imposed under Section 409A of the Code.

(m) Each Acquired Company is, and has been for its entire existence, classified as a partnership for United States federal (and applicable state and local) income Tax purposes, and no election has been made (or is pending) to change such treatment.

(n) No Acquired Company will be required to include an item of income, or exclude an item of deduction, for any period (or portion thereof) beginning after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of (i) an installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts or deferred revenue; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date. No Acquired Company currently uses the cash method of accounting for income Tax purposes. No Acquired Company has any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code or has any deferred income pursuant to IRS Revenue Procedure 2004-34, Section 451(c) of the Code or any corresponding provision of state or local Applicable Law.

(o) No Acquired Company owns an interest in any (i) entity, plan or arrangement that is treated for income Tax purposes as a partnership, (ii) “controlled foreign corporation” within the meaning of Section 957 of the Code, or (iii) “passive foreign investment company” within the meaning of Section 1297 of the Code.

(p) Section 5.13(p) of the Disclosure Schedule contains a true and complete list of elections that have been made (or are pending as of the date hereof) by any Acquired Company pursuant to Sections 7001-7005 of the Families First Act.

(q) Section 5.13(q) of the Disclosure Schedule sets forth the following (whether occurring or applied for, as applicable, as of the date hereof) by the Acquired Companies: (i) credits claimed pursuant to Section 2301 of the CARES Act, (ii) payroll and employment Taxes deferred pursuant to Section 2302(a) of the CARES Act or pursuant to IRS Notice 2020-65, (iii) elections made pursuant to Section 2306 of the CARES Act, and (iv) additional depreciation taken pursuant to Section 2307 of the CARES Act.

(r) Notwithstanding anything to the contrary in this Section 5.13, except for the representations and warranties set forth in Section 5.13(b), Section 5.13(g), Section 5.13(h) (second sentence), Section 5.13(j), Section 5.13(l), Section 5.13(m) and Section 5.13(n), this Section 5.13 refers only to the past activities of the Acquired Companies and are not intended to serve as representations or warranties regarding, or a guarantee of, nor can they be relied upon with respect to, (i) Taxes attributable to any Tax period (or portion thereof) beginning after the Closing Date, (ii) any Tax position taken after the Closing Date or (iii) the amount or availability of any Tax asset or attribute of any Acquired Company, including any tax basis or other attribute arising or not arising as a result of the Contemplated Transactions.

5.14 Proceedings; Judgments.

(a) There is no Proceeding pending or to, the Knowledge of Sellers, threatened, against (a) any of the Acquired Companies, (b) or against any officer, manager, member, or employee of any of the Acquired Companies in his or her capacity as an officer, manager, member, or employee.

(b) There is no outstanding Judgment to which any Acquired Company is a party or subject (i) that affects such Acquired Company or its properties, assets or businesses or (ii) that prohibits the consummation of the Contemplated Transactions. Section 5.14(b) of the Disclosure Schedule lists each Proceeding that since January 1, 2020, (i) resulted in any criminal sanctions, or (ii) resulted in payments in excess of $100,000 individually, in each case by or against any Acquired Company or any of their respective directors, members, officers or managers in their capacity as directors, members, officers or managers (whether as a result of a judgment, civil fine, settlement or otherwise).

5.15 Benefit Plans.

(a) Section 5.15(a) of the Disclosure Schedule sets forth an accurate and complete list of each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other compensation, bonus, commission, incentive, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, phantom stock, equity-based, retirement, employment, change-in-control, retention, welfare, vacation, paid time off, collective bargaining, severance, disability, death benefit, hospitalization and medical, vision, dental, or other plan, program, policy and arrangement maintained or contributed to (or required to be contributed to) for the benefit of any current or former employee, officer, independent contractor, or director (or any beneficiary thereof) of the Acquired Companies or with respect to which the Acquired Companies would reasonably be expected to have direct, indirect, joint and several or contingent liability (collectively, the “Company Benefit Plans” and each, a “Company Benefit Plan”).

(b) Each Company Benefit Plan intended to qualify under Code Section 401(a) is the subject of a favorable determination letter or can rely upon an advisory or opinion letter issued by the Internal Revenue Service as to its qualified status under the Code, which determination, advisory or opinion letter may still be relied upon as to the qualified status of the Company Benefit Plan, and, to the Knowledge of Sellers or the Acquired Companies, no circumstances have occurred since the date of such favorable determination or opinion letter that would result in the loss of the tax-qualified status of any such Company Benefit Plan.

(c) None of the Company Benefit Plans that are “welfare benefit plans” as defined in ERISA Section 3(1) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except to the extent required by Applicable Law.

(d) Neither the Acquired Companies nor any of their ERISA Affiliates sponsors, maintains, contributes to, or has, at any time during the preceding six (6) years, been obligated to contribute to, or has any current or contingent Liability or obligation with respect to or under: (i) any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA subject to Title IV of ERISA; or (ii) any “defined benefit plan” as such term is defined in Section 3(35) of ERISA subject to Title IV of ERISA or Section 412 or 430 of the Code. No Company Benefit Plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(e) Sellers have made available to Purchaser, with respect to each Company Benefit Plan (to the extent applicable): (i) a copy of the Company Benefit Plan and all amendments thereto (including any amendment that is scheduled to take effect in the future and a summary of any unwritten Company Benefit Plan), (ii) a copy of each Contract, trust agreement, and other funding arrangement (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to the Company Benefit Plan, (iii) a copy of any summary plan description and summary of material modifications thereto for any Company Benefit Plan, (iv) a copy of any Form 5500 (and all schedules and financial statements attached thereto) for the last three Company Benefit Plan years, and (v) a copy of any determination, opinion, and advisory letter, notice or other document that has been issued by, or that has been received by any Acquired Company from, any Governmental Entity with respect to the Company Benefit Plan; (vi) Forms 1094-C and 1095-C for the calendar years 2019, 2020 and 2021, if applicable; and (vii) nondiscrimination testing for calendar years 2019, 2020 and 2021, if applicable.

(f) Each Company Benefit Plan has been operated and administered in accordance with its terms and in compliance with Applicable Law, including the Code and ERISA.

(g) Each contribution or other payment that is required to have been accrued or made to, under, or with respect to any Company Benefit Plan has been duly accrued or made on a timely basis.

(h) No prohibited transaction within the meaning of Code Section 4975 or ERISA Section 406 or 407, and not otherwise exempt under ERISA Section 408, or breach of fiduciary duty has occurred with respect to any Company Benefit Plan that would reasonably be expected to subject any Acquired Company to any material Liability.

(i) There are no Proceedings pending nor, to the Knowledge of Sellers or Acquired Companies, threatened with respect to any Company Benefit Plan or the assets of any Company Benefit Plan or any related trust (other than routine claims for benefits). To the Knowledge of Sellers or the Acquired Companies, no Company Benefit Plan is currently under audit or examination by the IRS or the Department of Labor.

(j) Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions will accelerate the time of payment or vesting, or increase the amount of compensation due any officer, director, employee, or consultant under any of the Company Benefit Plans except (i) as may occur as the result of a termination of employment or a termination of any Company Benefit Plan or (ii) as contemplated by the Change of Control Payments made pursuant to Section 7.10 and set forth in Section 5.15(j) of the Disclosure Schedule. No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Acquired Companies in connection with the transactions contemplated by this Agreement (either alone or in conjunction with any other event will be an “excess parachute payment” within the meaning of Section 280G of the Code. The Acquired Companies do not have any obligation to indemnify, reimburse or gross up any individual with respect to any Tax that may be imposed on such individual under Section 409A or Section 4999 of the Code. Each of the Acquired Companies “nonqualified deferred compensation plans” within the meaning of Code Section 409A has been maintained in operational and documentary compliance with Code Section 409A and the Treasury Regulations promulgated thereunder and no such “nonqualified deferred compensation plan” has or will result in any participant incurring income acceleration or Taxes under Code Section 409A.

5.16 Employees and Labor Matters.

(a) Section 5.16(a) of the Disclosure Schedule sets forth, as of December 16, 2022, an accurate and complete list of the following: with respect to each current employee and individual independent contractor of the Acquired Companies (including any employee who is on a leave of absence or on layoff status): (i) the name, title or classification, and work location, (ii) annualized base compensation or fee, as applicable, (iii) the aggregate dollar amounts of wages, salary, commissions and bonuses received by such employee from the Acquired Companies with respect to services performed in calendar year 2021, (iv) hire or engagement date, (v) whether the employee is receiving worker compensation or disability payments or who is on leave or layoff status (vi) full-time or part-time status; (vii) overtime exemption classification under the Fair Labor Standards Act or similar applicable state or local Applicable Law, (viii) 2022 target incentive compensation, and (ix) a description of any extraordinary fringe benefits provided to each such individual as of the date hereof. All compensation, including wages, commissions and bonuses, payable to all employees or former employees, or current or former independent contractors or consultants of the Acquired Companies for services performed on or prior to the date hereof have been paid in full as required by applicable Law (or if not yet payable, accrued in full in accordance with applicable Law) and there are no outstanding agreements, understandings, promises or commitments of the Acquired Companies with respect to any additional compensation, commissions or bonuses.

(b) Section 5.16(b) of the Disclosure Schedule accurately identifies each former employee of the Acquired Companies who formerly rendered services to the Acquired Companies who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits from the Acquired Companies relating to such former employee’s employment with the Acquired Companies or services rendered to the Acquired Companies, and Section 5.16(b) of the Disclosure Schedule accurately describes such benefits.

(c) The employment of the employees of the Acquired Companies is terminable by the Acquired Companies at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by Applicable Law. No Acquired Company is now, and no Acquired Company has never been, party to any union contract, collective bargaining agreement or similar Contract and to the Knowledge of Sellers or the Acquired Companies, there have been no union organizing activities among the employees of any Acquired Company or by any Union, and there has not been any representation or certification proceedings or petitions pending or filed, or, to the Knowledge of Sellers or the Acquired Companies, threatened to be brought or filed, with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. Since January 1, 2018, there has been no organizing activity, work stoppage, slowdown, strike, lockout, arbitration, grievance or other labor dispute by or with employees of any Acquired Company (or its Representatives) pending, or, to the Knowledge of Sellers or the Acquired Companies, threatened. Sellers have made available to Purchaser accurate copies of all current employment agreements, employee manuals and handbooks relating to the employment of employees of the Acquired Companies.

(d) To the Knowledge of Sellers: (i) no employee of the Acquired Companies intends to terminate such employee’s employment, (ii) no employee of the Acquired Companies has received an offer to join a business that is competitive with the business of the Acquired Companies, and (iii) no employee of the Acquired Companies is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on (A) the performance by such employee of any of such employee’s duties or responsibilities as an employee of the Acquired Companies; or (B) the business of the Acquired Companies.

(e) Since January 1, 2018, there has not been any slowdown, work stoppage, labor dispute or, to the Knowledge of Sellers, any similar activity or dispute, affecting the Acquired Companies or any of their employees, and, to the Knowledge of Sellers, no Person has threatened to commence any such slowdown, work stoppage or labor dispute or any similar activity or dispute.

(f) The Acquired Companies are not party to, or otherwise bound by, any Order relating to employees or labor or employment practices, and, since January 1, 2018, there has been no charge of discrimination or other Proceeding pending, or to the Knowledge of Sellers, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former employee of any Acquired Company, including any claim relating to relating to any employment Contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any employee (including former employees), including charges of unfair labor practices or discrimination complaints or any other employment-related matter arising under applicable Law.

(g) The Acquired Companies are, and since January 1, 2018, have been, in compliance in all material respects with all Applicable Laws relating to the employment and employment practices, including provisions thereof relating to employment, employment practices, wages, hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, occupational safety and health requirements, equal opportunity and collective bargaining. Each individual who renders services to the Acquired Companies who is classified by the Acquired Companies, as applicable, as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under Company Benefit Plans) is properly so characterized. Each current and former employee classified by the Acquired Companies as exempt from overtime minimum wage requirements, were and are properly classified as exempt under applicable Law. Since January 1, 2018, there has not been any allegation of or, to the Knowledge of Sellers, act relating to, sex-based discrimination, sexual harassment, sexual misconduct, workplace harassment, or breach of any Acquired Company policy relating to the foregoing, in each case involving any current or former employee or current or former independent contractor or consultant of the Acquired Company, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor, to the Knowledge of Sellers, has any such action, settlement or other arrangement been proposed.

(h) The Acquired Companies have not undertaken any action at any time since January 1, 2018 that would constitute a “plant closing” or “mass layoff” that triggered or would trigger the notice or other obligations under the WARN Act, or incurred any Liability or obligation under the WARN Act that remains unsatisfied. The Acquired Companies have no plan to undertake any action prior to the Closing that would trigger any notice or other obligations under the WARN Act. No employee of the Acquired Companies has or will have experienced an “employment loss” as defined in the WARN Act which takes place either at the time of Closing or during the ninety (90) calendar days preceding the Closing Date.

5.17 Compliance with Applicable Law. The Acquired Companies are, and since January 1, 2020 have been, in compliance in all material respects with, and have operated their respective businesses and maintained their respective assets in compliance in all material respects with, all Applicable Laws. No investigation or audit by any Governmental Entity of the Acquired Companies is pending or, to the Knowledge of Sellers, threatened.

5.18 Permits. The Acquired Companies hold all required Permits used or necessary for the lawful conduct of the business of the Acquired Companies, except where the failure to hold any such Permits would not, individually or in the aggregate, be material to the Acquired Companies. Such Permits are valid and in full force and effect. The Acquired Companies are in compliance with, in all material respects, the terms of the Permits.

5.19 Environmental Matters.

(a) Except as would not reasonably be adverse to the Acquired Companies in any material respect:

(i) the Acquired Companies are, and since January 1, 2018 have been, in compliance with all applicable Environmental Laws;

(ii) there is no Proceeding relating to Environmental Law pending, or to the Knowledge of Sellers, threatened against any Acquired Company, and no Acquired Company is subject to any Judgment arising under Environmental Law;

(iii) the Acquired Companies have not received any written complaint, citation, report, unresolved claim or other written notice that any Acquired Company (i) is in violation of, or otherwise has any Liability under, Environmental Laws, or (ii) is required to perform or fund any investigatory, remedial, or corrective obligations arising under Environmental Law.

(iv) the Acquired Companies have no contractual indemnity obligations to a third party for Liability under Environmental Laws other than general indemnification obligations entered into in the ordinary course of business, and not for the primary purpose of indemnifying Liability under Environmental Laws;

(v) the Acquired Companies hold all Permits that are required under Environmental Laws for the lawful conduct of their respective businesses as presently conducted, all such Permits are valid and in full force and effect, and the Acquired Companies are and have been in compliance with all of the terms and conditions of these Permits;

(vi) the Acquired Companies have not treated, stored, disposed of, arranged for the disposal of, transported, or handled any Hazardous Material in violation of Environmental Laws or in a manner that could otherwise result in Liability to an Acquired Company; and

(vii) there has been no Release of any Hazardous Material at the Leased Real Property, the Owned Real Property, or on any real property formerly owned, leased, operated or occupied by an Acquired Company, in each case for which an Acquired Company may have Liability under Environmental Law or may otherwise be required to investigate, mitigate, or remediate such Release.

(b) The transactions contemplated by this Agreement do not require, under any Environmental Law, any material consent of, or material filings with, any Governmental Entity with jurisdiction over the Acquired Companies.

(c) The Acquired Companies have provided to Purchaser copies of all environmental reports, audits, and assessments related to (i) the environmental condition of the Leased Real Property and the Owned Real Property, or (ii) the Acquired Companies’ compliance with Environmental Laws.

5.20 Customers. Section 5.20 of the Disclosure Schedule sets forth an accurate and complete list of the customers of the Acquired Companies that generated, represented or were responsible for revenue of the Acquired Companies in excess of $250,000 during calendar year 2021 and/or during the ten-month period ended as of the Interim Balance Sheet Date (each, a “Material Customer”). No Material Customer has terminated its relationship with or adversely curtailed its relationship with the Acquired Companies, as applicable, or indicated (for any reason) its intention to so terminate or curtail its relationship.

5.21 Vendors and Suppliers. Section 5.21 of the Disclosure Schedule sets forth an accurate and complete list of the vendors and suppliers of the Acquired Companies to which the Acquired Companies paid expenses or expenditures in excess of $250,000 during calendar year 2021 and/or during the ten-month period ended as of the Interim Balance Sheet Date (each, a “Material Supplier”). No Material Supplier has terminated its relationship with or adversely curtailed its relationship with the Acquired Companies, as applicable, or indicated (for any reason) its intention to so terminate or curtail its relationship.

5.22 Related Party Transactions. No Related Party of any Acquired Company (a) is party to any Contract with such Acquired Company (other than with respect to an officer or director of such Acquired Company pursuant to the Organizational Documents of such Acquired Company or with respect to an officer, director or employee of such Acquired Company pursuant to Company Benefit Plans, in each case as in effect as of the date hereof); (b) has any interest, directly or indirectly (i) in any assets or properties used or held for use by such Acquired Company (other than as a holder of Equity Securities of such Acquired Company) or (ii) in a supplier, customer, competitor, debtor, lessor or creditor of such Acquired Company; (c) is (other than with respect to an employee of such Acquired Company pursuant to Company Benefit Plans as in effect as of the date hereof) owed any amounts by such Acquired Company; or (d) owes any amount to such Acquired Company. Except as set forth on Section 5.22 of the Disclosure Schedule, no Acquired Company is a guarantor or otherwise directly or indirectly liable for any actual or potential Liability of its Related Parties.

5.23 Inventory. The Acquired Companies have good and valid title, free and clear of any Liens, other than Permitted Liens, to all finished goods inventory, raw materials, work-in-process, spare parts, packaging, labels, supplies and other inventory of any kind (collectively, “Inventory”) owned, used or held for use, maintained, or stored, by or on behalf of the Acquired Companies. The Inventory: (a) consists of a quality and quantity usable, merchantable and fit for the purpose for which it was purchased or manufactured; (b) is not damaged or defective; and (c) in the case of finished goods, is salable in the ordinary course of business, in each case subject to the reserve for Inventory write-down reflected on the Interim Balance Sheet and as adjusted for the passage of time through the Closing Date in the ordinary course of business. The Acquired Companies records the Inventory in their accounting records at the lower of cost or net realizable value.

5.24 Absence of Unlawful Payments. None of the Acquired Companies have and, to the Knowledge of Sellers, none of the Acquired Companies’ officers, directors or other employees or other Persons acting on the Acquired Companies’ behalf have (a) violated any applicable provision of the Foreign Corrupt Practices Act of 1977, as amended; (b) been targeted by any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; (c) paid, offered, promised or authorized payment of, money or any other thing of value to any Governmental Entity or official, political party (or official thereof), candidate for political office, employee of a state-owned enterprise or official of an international organization (each, a “Government Person”) in violation of Applicable Law for the purpose of influencing, directly or indirectly through another Person, any act, omission or decision of such Government Person in an official capacity so that any of the Acquired Companies might secure any advantage, obtain or retain business or direct business to any Person; or (d) accepted or received any contributions, payments, gifts or expenditures that, to the Knowledge of Sellers, was unlawful.

5.25 Brokers. Except for Stephens Inc., the Acquired Companies have not retained any Person to act as an investment banker, broker, finder or other agent or intermediary or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions.

ARTICLE VI

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Sellers as follows:

6.01 Authority; Execution and Delivery; Enforceability.

(a) Purchaser has full Entity power and authority to execute and deliver this Agreement and the Collateral Agreements to which Purchaser is or will be a party and to consummate the Contemplated Transactions. The execution and delivery by Purchaser of this Agreement and the Collateral Agreements to which Purchaser is or will be a party and the consummation by Purchaser of the Contemplated Transactions, have been duly authorized by all necessary Entity action, and no other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements to which Purchaser is or will be a party and the Contemplated Transactions.

(b) This Agreement and each of the Collateral Agreements to which Purchaser is or will be a party have been or will be duly executed and delivered with this Agreement. This Agreement, and each of the Collateral Agreements to which Purchaser is or will be a party, constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

6.02 Noncontravention. Neither the execution and delivery of this Agreement or any of the Collateral Agreements to which Purchaser is a party, nor the consummation or performance of any of the Contemplated Transactions, in any material respect, contravene, conflict with or result in a violation of (a) any other Applicable Law or any Judgment to which Purchaser is subject; (b) the provisions of any material Contract to which Purchaser is subject; or (c) the provisions of the Organizational Documents of Purchaser.

6.03 Solvency. Assuming the representations and warranties of Sellers contained in this Agreement are true and correct as of the Closing, immediately after consummating the Contemplated Transactions, Purchaser will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (b) have unreasonably small capital with which to engage in its business; or (c) have incurred debts beyond its ability to repay such debts as they become absolute and matured.

6.04 Judgments. There are no outstanding Judgments to which Purchaser is a party or is subject that prohibits or impairs the ability of Purchaser to consummate the Contemplated Transactions.

6.05 Sufficiency of Funds. On the Closing Date, Purchaser will have sufficient funds, to make the payments required pursuant to Section 2.02, and to perform its obligations with respect to the Contemplated Transactions. Purchaser acknowledges that its obligations set forth in this Agreement are not contingent or conditioned upon any Person’s ability to obtain or have at the Closing sufficient funds necessary to make the payments required pursuant to Section 2.02 or for Purchaser to perform its obligations with respect to the Contemplated Transactions.

6.06 Acquisition of Equity for Investment. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Purchaser’s acquisition of the Acquired Interests. Purchaser confirms that it can bear the economic risk of its investment in the Acquired Interests and can afford to lose its entire investment in the Acquired Interests, and Seller has provided Purchaser the opportunity to ask questions of the Representatives of the Acquired Companies and to acquire additional information about the business and financial condition of the Acquired Companies. Purchaser is acquiring the Acquired Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Acquired Interests. Purchaser agrees that the Acquired Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act.

6.07 Non-Reliance of Purchaser.

(a) PURCHASER HEREBY ACKNOWLEDGES THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE CONTEMPLATED TRANSACTIONS, PURCHASER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS SET FORTH IN THIS AGREEMENT AND IN THE CERTIFICATES CONTEMPLATED BY THIS AGREEMENT. PURCHASER HEREBY ACKNOWLEDGES THAT SELLERS ARE NOT MAKING ANY REPRESENTATION OR WARRANTY, AND PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF SELLERS, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND IN THE CERTIFICATES CONTEMPLATED BY THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CERTIFICATES OR INSTRUMENTS DELIVERED HEREUNDER, SELLERS ARE NOT MAKING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (i) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE ACQUIRED COMPANIES, (ii) THE EFFECT OF ANY CHANGE IN APPLICABLE LAW (INCLUDING FEDERAL OR STATE REGULATIONS) AFTER THE DATE OF THIS AGREEMENT, (iii) MERCHANTABILITY, (iv) FITNESS FOR ANY PARTICULAR PURPOSE, (v) THE VIABILITY OR LIKELIHOOD OF SUCCESS OF THE BUSINESSES OF THE ACQUIRED COMPANIES, OR (vi) ANY OTHER INFORMATION MADE AVAILABLE, WHETHER PURSUANT TO ANY PRESENTATION MADE REGARDING THE ACQUIRED COMPANIES, PURSUANT TO ANY ELECTRONIC OR PHYSICAL DELIVERY OF DOCUMENTATION OR OTHER INFORMATION, OR OTHERWISE, TO PURCHASER, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES, AND PURCHASER EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.

(b) In connection with Purchaser’s investigation of the Acquired Companies and the business conducted by and the assets of the Acquired Companies, Purchaser has received from or on behalf of Sellers and the Acquired Companies certain estimates, forecasts, plans and financial projections. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, forecasts, plans and financial projections, that Purchaser is familiar with such uncertainties, that Purchaser is making its own evaluation of the adequacy and accuracy of all estimates, forecasts, plans and financial projections so furnished to it (including the reasonableness of the assumptions underlying such estimates, forecasts, plans, and financial projections), and that Purchaser shall have no claim against Sellers, the Acquired Companies or any of their respective Representatives or Affiliates with respect thereto, except to the extent a representation or warranty set forth herein or in the certificates or instruments delivered hereunder explicitly relates thereto. Purchaser acknowledges and agrees that Sellers make no representation or warranty with respect to such estimates, forecasts, plans and financial projections (including any such underlying assumptions) except to the extent a representation or warranty set forth herein or in the certificates or instruments delivered hereunder explicitly relates thereto.

6.08 Brokers. Purchaser has not retained any Person to act as an investment banker, broker, finder or other agent or intermediary or agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Contemplated Transactions for which Seller could become liable or obligated.

ARTICLE VII

Covenants

7.01 Covenants Relating to Conduct of Business. Except for matters set forth in Section 7.01 of the Disclosure Schedule or otherwise expressly required by the terms of this Agreement or except as required by Applicable Law, from the date of this Agreement to the Closing, Sellers shall, and shall cause each of the Acquired Companies to, use commercially reasonable efforts to (i) conduct its business in the ordinary course, (ii) keep intact their respective businesses and to preserve their relationships with customers, suppliers, manufacturers, licensees, employees, independent contractors, temporary employees and other Persons with which the Acquired Companies currently deal, (iii) maintain the assets owned, operated or used by the Acquired Companies in the same condition as they were as of the date hereof (and with respect to the tangible assets, reasonable wear and tear excepted); and (iv) comply in all material respects with all Applicable Laws. Without limiting the generality of the foregoing, except as set forth in Section 7.01 of the Disclosure Schedule, or as otherwise expressly required by the terms of this Agreement or as required by Applicable Law, Sellers shall not, and shall not permit any Acquired Company to, do any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend any Organizational Document;

(b) except with respect to a Change of Control Payment (i) establish, adopt, amend or terminate any Company Benefit Plan, or any employee benefit plan, or pay or commit to pay any bonus or make or commit to make any profit sharing or similar payment to, grant, increase or announce any cash or equity-based incentive awards, severance or increase or commit to increase the amount of the wages, salary commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its current or former directors, officers, employees or independent contractors, (ii) accelerate the payment, funding or vesting of any compensation or benefits due under any Company Benefit Plan or otherwise;

(c) hire or terminate (without cause) any employee director, or other individual service provider of any Acquired Company with total annual compensation in excess of $150,000;

(d) effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) or other comparable workforce action;

(e) enter into, amend, modify negotiate or terminate any collective bargaining agreement or recognize or certify any Union, employee representative or group of employees as the bargaining representative for any employees of the Acquired Companies;

(f) permit or allow any of their respective material assets to become subjected to any Lien (other than Permitted Liens);

(g) pay, loan or advance any amount to, or sell, transfer or lease any of their respective assets to, or enter into any agreement or arrangement with, Sellers or their Affiliates or Related Parties;

(h) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any other Entity or division thereof;

(i) other than capital expenditures made in accordance with the Sunny Point Budget and Executory Period CapEx incurred for the capital projects set forth on Schedule 1.01 up to, with respect to any capital project set forth therein, the aggregate estimated amount of such Executory Period CapEx set forth next to such project on Schedule 1.01, make or incur capital expenditures;

(j) accelerate the payment, funding or incurrence of Executory Period CapEx with respect to any capital project outside of the applicable timelines set forth on Schedule 1.01;

(k) terminate or allow to be terminated any insurance policy in effect as of the date of this Agreement;

(l) form any Subsidiary or acquire the Equity Securities of any other Person;

(m) other than the settlement of disputes relating to accounts payable incurred in the ordinary course of business, pay, discharge, settle or initiate any Proceeding that involves or would reasonably be expected to involve amounts in excess of $100,000, in the aggregate, or the imposition of any equitable relief;

(n) (i) incur any Taxes outside of the ordinary course of business, and for the purposes of the foregoing, the completion of the Sunny Point Facility shall be deemed to be inside the ordinary course of business; (ii) enter into any agreement with any Governmental Entity with respect to any Tax or Tax Returns of any Acquired Company; (iii) surrender a right of any Acquired Company to a Tax refund; (iv) change an accounting period of any Acquired Company with respect to any Tax; (v) file an amended Tax Return for any Acquired Company; (vi) other than the manner in which any of the Acquired Companies elects to depreciate or deplete its assets for income Tax purposes, make a Tax election inconsistent with past practices; (vii) other than the manner in which any of the Acquired Companies elects to depreciate or deplete its assets for income Tax purposes, change or revoke any material election with respect to Taxes or Tax Return of an Acquired Company; (viii) extend the applicable statute of limitations with respect to any Tax of the Acquired Companies; or (ix) take any action that could result in any Acquired Company ceasing to be classified as a partnership or a disregarded entity for income Tax purposes;

(o) declare, set aside, or pay any dividend or make any distribution with respect to its Equity Securities (whether in cash or in kind) (other than distributions of cash to the Sellers made on or prior to the Closing Date) or redeem, purchase, or otherwise acquire any of its Equity Securities;

(p) Take, or cause any of the Acquired Companies to take, any action which, if taken after the date of the Interim Balance Sheet, would be required to be disclosed on Sections 5.07(a), (b), (d), (e), (g), (m) or (s), of the Disclosure Schedule; or

(q) agree, commit or offer (in writing or otherwise) to take any of the foregoing actions.

7.02 Confidentiality Agreement. Sellers shall (and shall cause the Acquired Companies to) afford Purchaser commercially reasonable access during normal business hours throughout the period prior to the Closing Date to the books and records (other than privileged documents) properties, plants, and personnel of the Acquired Companies, and Sellers shall, and shall cause the Acquired Companies to, make the officers, attorneys, accountants, and other representatives of Sellers and the Acquired Companies available at reasonable times during normal working hours to discuss (or further discuss) with Purchaser and its Representatives such aspects of the Acquired Companies, including current operations and performance, as Purchaser may reasonably request and as shall not materially interfere with such parties’ duties and responsibilities to the Acquired Companies. Each Party agrees that the terms of the Confidentiality Agreement (including the provisions regarding no unauthorized contact) shall survive and remain in full force and effect following the execution and delivery of this Agreement and Purchaser shall continue to comply with the terms thereof.

7.03 Publicity. Purchaser and the Seller Representative shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and none of the Parties shall issue any such press release or make any such public statement without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement may be required by Applicable Law, including the Applicable Law of any United States or foreign securities exchange.

7.04 No Negotiation.

(a) Until such time as this Agreement shall be terminated pursuant to Article IX, Sellers shall not, and shall cause the Acquired Companies and their respective Representatives not to, directly or indirectly (i) solicit, initiate, encourage, or facilitate the initiation or submission of, any inquiries, discussions or proposals regarding; (ii) continue, propose or enter into, or participate in any negotiations or discussions, with respect to; (iii) provide any nonpublic information concerning the Acquired Companies to any Person (other than Purchaser) for the purpose of making, evaluating or determining whether to make, or pursue, any inquiries, discussions or proposals with respect to; or (iv) authorize, consider, propose or enter into any confidentiality agreement, term sheet, letter of intent, purchase agreement or other agreement, arrangement or written understanding relating to, in each case, a possible acquisition of the Acquired Companies by any Person other than Purchaser (or its Affiliates) or any similar transaction involving a change of control of any Acquired Company. On and after the date of this Agreement, Sellers shall, and shall cause the Acquired Companies and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations conducted prior to the date of this Agreement with any Persons (other than Purchaser) with respect to any of the foregoing.

(b) Until such time as this Agreement shall be terminated pursuant to Article IX, Purchaser shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, attempt to purchase, purchase or entire into an agreement to purchase any interest in any frac sands operation within a 100 mile radius around the location where any of the Acquired Companies operates a facility as of the date of this Agreement, whether via (i) a merger or other business combination, an acquisition of beneficial ownership of Equity Securities, or an acquisition of assets or mineral interests, (ii) any joint venture or other strategic investment by Purchaser or its Affiliates, or (iii) any reorganization, recapitalization or other similar transaction led by Purchaser or its Affiliates.

7.05 Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, each Party shall use commercially reasonable efforts to cause the conditions applicable to it as set forth in Article VIII to be satisfied and the Contemplated Transactions to be consummated in accordance with their respective terms. Without limiting the foregoing, in any instance where any document or agreement is to be delivered at Closing subject to the reasonable agreement of Purchaser, on the one hand, and Seller, on the other hand, such parties shall negotiate any such document or agreement reasonably and in good faith in a manner intended to cause the Closing to occur.

7.06 HSR Act. Without limiting the general nature of Section 7.05, each of Purchaser and Sellers shall (and, to the extent required, shall cause their respective Affiliates to): (i) comply promptly, and in any event within three Business Days after the date of this Agreement, with the notification and reporting requirements and filing fee requirements of the HSR Act and use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act; (ii) within five Business Days after the date of this Agreement, make such other filings with, and pay such filing fees to, any similar foreign Antitrust Authorities as may be required under any applicable similar foreign law; and (iii) use all commercially reasonable efforts to cooperate with the other Parties in connection with making any filing under the HSR Act or any similar foreign law and in connection with any filings, communications or other submissions related to resolving any investigation or other inquiry by any Antitrust Authority under the HSR Act or any similar foreign law. Each of Purchaser and Sellers shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by any Antitrust Authority. Notwithstanding any other provision of this Agreement, Purchaser shall not be required to (A) propose, negotiate, commit to, effect or agree to, the sale, divestiture, license, hold separate, or other disposition of assets, enter into any consent decree, or otherwise take any action that limits their ability to retain any of the businesses, assets, or products of any of the businesses, product lines or assets of the Acquired Companies, Purchaser or its Affiliates, (B) create or terminate relationships, contractual rights or obligations of the Acquired Companies, Purchaser or its Affiliates, or (C) effectuate any other change or restructuring of the Acquired Companies, Purchaser or its Affiliates, and otherwise take or commit to take any actions that after the Closing would reasonably be expected to limit the Acquired Companies’, Purchaser’s or its Affiliates’, freedom of action with respect to, or its or their ability to retain, operate, vote, transfer, receive dividends, or otherwise exercise full ownership rights with respect to any businesses, product lines or assets of the Acquired Companies, Purchaser or its Affiliates; provided, further however, that none of the Sellers and their Affiliates shall offer to, commit to, or take any such action under the foregoing clauses (A), (B) and (C) without the prior written consent of Purchaser.

7.07 Consents and Approvals. Purchaser and Sellers shall (and shall cause each of their respective Affiliates to), in addition to complying with their respective general obligations under Section 7.05 and Section 7.06, use commercially reasonable efforts to obtain all material consents and approvals of Persons that any of Purchaser, Sellers, the Acquired Companies or their respective Affiliates are required to obtain in order to consummate the Contemplated Transactions in accordance with the terms and conditions of this Agreement.

7.08 Employees.

(a) For a period of at least 12 months following the Closing Date, each full-time employee of the Acquired Companies as of the Closing Date rendering services to the Acquired Companies (collectively, the “Company Employees”) shall be entitled to receive, while in the employ of or rendering services to the Acquired Companies or their respective Affiliates with: (i) base salary or hourly wages; (ii) target bonus opportunities (excluding equity or equity-based compensation); and (iii) retirement and welfare benefits (excluding any defined benefit pension plan or post-employment health and welfare benefits) that are, in the aggregate, comparable to those provided to similarly situated employees of Purchaser and its Affiliates Notwithstanding the foregoing, neither the Acquired Companies, nor any of their respective Affiliates, shall be obligated to continue to employ or to engage to render services any Company Employee for any specific period of time following the Closing Date.

(b) In addition to the requirements under Section 7.08(a), from and after the Closing Date, Purchaser shall, or shall cause the Acquired Companies to, recognize the prior service with the Acquired Companies of each Company Employee in connection with all employee benefit plans of Purchaser or its Affiliates in which Company Employees are eligible to participate following the Closing

Date, for purposes of eligibility and vesting (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan, equity or equity-based incentive plans, retiree welfare plans, or to the extent that such recognition would result in duplication of benefits). From and after the Closing Date, Purchaser shall, or shall cause the Acquired Companies to undertake reasonable commercial efforts to (i) cause any pre-existing condition or other limitations and eligibility waiting periods under any group health, dental, life or vision plans of Purchaser or its Affiliates to be waived with respect to Company Employees and their eligible dependents(to the to the extent such conditions, exclusions or requirements were satisfied or waived with respect to such Company Employee and his or her covered dependents under the analogous Company Benefit Plan prior to the Closing Date), and (ii) use its commercially reasonable efforts to provide each Company Employee credit for the plan year in which the Closing Date occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing Date.

(c) Purchaser and its Affiliates shall be solely responsible for any and all liabilities, claims and obligations of any kind arising out of the employment (or termination of employment, whether actual or constructive) of employees arising on and after the Closing Date. For purposes of this provision, the “WARN Act” means Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101 et seq., and the regulations promulgated thereunder, as well as any state or local Applicable Law of similar effect.

(d) Nothing in this Section 7.08, whether express or implied, shall: (i) confer upon any Company Employee or other Person any rights or remedies, including any right to employment or continued employment for any period or any terms or conditions of employment, or any third-party beneficiary rights hereunder; (ii) be interpreted to prevent or restrict Purchaser, its Affiliates, or an Acquired Company from modifying or terminating the employment or terms of employment of any Company Employee, including the amendment or termination of any benefit or compensation plan, program, policy, Contract, agreement or arrangement, after the Closing; or (iii) be treated as an establishment or an amendment or other modification of any Company Benefit Plan or other compensation or benefit plan, program, policy, Contract, agreement or arrangement or to prohibit or limit the ability of Purchaser, its Affiliates (including, following the Closing Date, the Acquired Companies) from modifying, amending or terminating any Company Benefit Plan or other benefit or compensation plan, program, policy, agreement or arrangement.

7.09 Indemnification. For a period of six years after the Closing Date, the Acquired Companies will, and Purchaser shall cause the Acquired Companies, as applicable, to, (a) indemnify and hold harmless, against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any Proceeding, and provide advancement of expenses to, all past and present members, directors, officers, employees, and agents of the Acquired Companies (in all of their capacities), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Acquired Companies pursuant to the Organizational Documents of each of them and indemnification agreements in existence on the date of this Agreement with any managers, officers, and employees of the Acquired Companies, as applicable, and to the fullest extent permitted by Applicable Law, in each case, for acts or omissions at or prior to the Closing Date (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Contemplated Transactions); and (b) to the extent permitted by Applicable Law, include and cause to be maintained in effect in the Organizational Documents of the Acquired Companies, for a period of six years after the Closing Date, the current provisions regarding elimination of liability of directors, indemnification of officers, directors, and employees and advancement of expenses contained in the Organizational Documents of the Acquired Companies. The obligations of Purchaser and the Acquired Companies following the Closing under this Section 7.09 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 7.09 applies without the consent of such affected director or officer. In the event Purchaser, an Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other Person, then, in either such case, proper provision shall be made so that the successors and assigns of Purchaser or the applicable Acquired Company, as the case may be, shall assume the obligations of this Section 7.09.

7.10 Change of Control Payments. Purchaser shall use commercially reasonable efforts to cause the Payroll Company to complete a special payroll on the Closing Date or within three Business Days thereafter for the purposes of delivering the Change of Control Payments to the employees of the Acquired Companies, as applicable, entitled to receive a Change of Control Payment and identified in the Pre-Closing Statement; provided, however, that Sellers acknowledge and agree that it shall be the responsibility of Sellers to cause the Acquired Companies to make the necessary arrangements with the Payroll Company prior to the Closing such that the special payroll may be completed on the Closing Date or within three Business Days thereafter once the amount necessary to fund such special payroll is made available to the Payroll Company in accordance with Section 3.02(a)(iv). Without limiting the generality of the foregoing, (a) Purchaser shall, and shall cause the Acquired Companies and their respective Representatives to, provide any information or assistance reasonably requested by the Payroll Company in connection with the distribution of such Change of Control Payments; and (b) in no event shall Purchaser, its Affiliates or any of their respective Representatives interfere with, prevent or seek to prevent, the payment of such Change of Control Payments by the Payroll Company.

7.11 Tax Matters.

(a) Sellers shall prepare and file, or cause to be prepared and filed, when due (i) all Tax Returns required to be filed by the Acquired Companies due (after taking into account all appropriate extensions) on or prior to the Closing Date, and (ii) IRS Form 1065 (and other similar form for state and local Tax purposes) and all other income Tax Returns required to be filed by the Acquired Companies for all Tax periods ending on or before the Closing Date (collectively, the “Seller Prepared Returns”). Sellers shall timely pay all Taxes that are shown as payable with respect to any Seller Prepared Returns. Each Seller Prepared Return shall be prepared in accordance with existing procedures and practices and accounting methods of the Acquired Companies, except as otherwise required by Applicable Law. At least 30 days prior to the due date (including extensions validly obtained) of any Seller Prepared Return filed after the Closing Date, the Seller Representative shall provide a draft of such Tax Return to Purchaser for its review and comment, and Sellers shall cause the Acquired Companies to incorporate any reasonable and timely comments made by Purchaser in the Tax Return actually filed. To the extent that a Seller Prepared Return needs to be filed after the Closing Date by an Acquired Company, Purchaser shall cause the Acquired Companies to file such Tax Return. No Seller Prepared Return may be amended after the Closing Date without the written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed. Purchaser shall prepare and file, or cause to be prepared and filed all Tax Returns of the Acquired Companies other than Seller Prepared Returns. With respect to any Tax Return required to be prepared and filed by Purchaser after the Closing Date and which relates to a Pre-Closing Tax Period (including a Straddle Period), Purchaser shall provide a draft of such Tax Return to the Seller Representative within a reasonable time (and, in the case of any such Tax Return that is an income Tax Return, no later than 30 days) prior to the due date (including extensions validly obtained). Purchaser shall incorporate any timely and reasonable comments made by the Seller Representative in such Tax Return actually filed. No failure or delay of Purchaser in providing any such Tax Return for the Seller Representative to review shall reduce or otherwise affect the obligations or liabilities of Sellers pursuant to this Agreement.

(b) In the case of Taxes arising in any taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”), for purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period, the Parties agree as follows: (i) in the case of property, ad valorem or similar Taxes imposed on a periodic basis, the amount of such Taxes that are attributable to the portion of such Straddle Period ending on the Closing Date shall equal the amount of such Tax for the entire

Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date, and the denominator of which is the total number of days in the Straddle Period; (ii) in the case of Taxes in the form of interest or penalties, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period; and (iii) in the case of all other Taxes, including Taxes based upon the income, sales, margins or receipts and any other similar Taxes, the amount of such Taxes that are attributable to the portion of such Straddle Period ending on the Closing Date shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date (determined, with respect to any franchise Tax, based on the taxable period (or portion thereof) during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period (or portion thereof) is obtained by the payment of such franchise Tax. For the avoidance of doubt, any payroll or other employment Taxes of the Acquired Companies for any Pre-Closing Tax Period that were deferred prior to the Closing Date pursuant to Section 2302 of the CARES Act shall be treated as attributable to a Pre-Closing Tax Period.

(c) Other than any credit or other commercial agreement entered into in the ordinary course of business, the principal purposes of which is not the allocation of Taxes, all Tax Sharing Agreements to which any Acquired Company is a party shall be terminated as of the Closing Date and, from and after the Closing Date, neither Sellers nor any Acquired Company shall be obligated to make any payment to any Person pursuant to any such agreement or arrangement, and all other rights and obligations resulting from any such agreement or arrangement shall cease.

(d) If an Acquired Company is permitted but not required under applicable state or local income Tax laws to treat the Closing Date as the last day of a taxable period, then the Parties shall treat that day as the last day of a taxable period.

(e) Tax deductions of the Acquired Companies (including those attributable to depreciation, amortization, capitalized fees, interest and original issue discount) (the “Transaction Tax Deductions”), which arise out of or relate to the following shall be allocated to Pre-Closing Tax Periods to the maximum extent permitted by Applicable Law and shall be reflected on IRS Forms 1065 (and any similar state or local tax forms) of the Acquired Companies for the taxable period ending on the Closing Date: (i) payment or accrual of any Seller Transaction Expenses and Change of Control Payments, including, without limitation, the employer’s share of any payroll taxes resulting from the Change of Control Payments, (ii) capital expenditures made by the Acquired Companies on or before the Closing Date, and (iii) payment of any Indebtedness (including deductions attributable to capitalized fees, interest and original issue discount) on or prior to the Closing Date. Notwithstanding any provision to the contrary in this Agreement, with respect to any property placed in service by the Acquired Companies on or before the Closing Date, unless otherwise elected in writing by the Seller Representative, Sellers and the Acquired Companies shall be permitted to cause the maximum amount of income Tax depreciation, depletion or immediate expensing for such property, to be claimed or otherwise allocated to the Pre-Closing Tax Period for U.S. income Tax purposes. Unless otherwise requested by the Seller Representative, the Parties shall cause the Acquired Companies to make the election permitted in Revenue Procedure 2011-29, to treat 70% of any success-based fees that were paid or accrued by or on behalf of the Acquired Companies prior to Closing as an amount that did not facilitate the Contemplated Transactions and therefore as deductible in a Pre-Closing Tax Period for federal income Tax purposes.

(f) After the Closing, Sellers, the Seller Representative and Purchaser shall cooperate and shall cause their respective Affiliates to cooperate with the Acquired Companies, and with each other, in connection with the preparation of any Tax Return, any refund or rebate claim or any Tax audits, Tax disputes or administrative, judicial or other proceedings related to any Taxes (each, a “Tax Controversy”) with respect to the activities or filings of the Acquired Companies. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information, including work papers of the Acquired Companies and their auditors, but excluding records and information that are protected by recognized professional privilege, related to Pre-Closing Tax Periods of the Acquired Companies, which are reasonably relevant to any Tax Returns, claims for refund or rebate, or any Tax Controversy.

(g) If, after the Closing Date, Purchaser or any Acquired Company receives from any Governmental Entity (i) a written notice of its intent to audit or conduct another Proceeding with respect to Taxes of the Acquired Companies for any Pre-Closing Tax Period, or (ii) a written notice of deficiency for Taxes of any Acquired Company for any Pre-Closing Tax Period, Purchaser shall supply a copy of such document to Sellers within 30 calendar days of receipt. No failure or delay of Purchaser in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of Sellers pursuant to this Agreement. Any information provided or obtained under this paragraph shall be kept confidential, except as may otherwise be necessary in connection with the filing of a Tax Return, refund or rebate claims, or any Tax Controversy, or as required by Applicable Law.

(h) After the Closing Date, the applicable Acquired Company shall control any Tax Controversies; provided, however, that (i) the Seller Representative shall have the right to participate in any Tax Controversies that relate in whole or in part to Taxes of the Acquired Companies for any Pre-Closing Tax Period, and (ii) Purchaser shall not consent to the settlement or other disposition of any such Tax Controversy without the prior written consent of the Seller Representative, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Seller Representative shall control any Tax Controversy relating to IRS Form 1065 (and any comparable state and local Tax Returns) of the Acquired Companies for any Tax period ending on or prior to the Closing Date, provided (A) the Seller Representative shall keep Purchaser reasonably informed regarding the status of such Tax Controversy; (B) the Seller Representative shall control the Tax Controversy diligently and in good faith; (C) Purchaser shall have the right to participate in such Tax Controversy; (D) the Seller Representative shall not settle, resolve, or abandon the Tax Controversy (or any portion thereof) without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed; (E) Sellers shall bear all costs and expenses of the Seller Representative and the Acquired Companies in controlling such Tax Controversy. Notwithstanding the foregoing, to the extent applicable, each Acquired Company shall, in the sole discretion of Purchaser, make a “push-out” election under Section 6226 of the Code (or similar election for state or local income Tax purposes) with respect to any imputed underpayment for any Pre-Closing Tax Period.

(i) Subject to this Section 7.11(i), all refunds of Taxes of the Acquired Companies (other than transfer Taxes for which Purchaser is responsible under this Agreement) for any Pre-Closing Tax Period (determined, with respect to a Straddle Period, in accordance with the principles provided for in this Section 7.11(i)) (whether in the form of cash received or a direct credit or offset against Taxes otherwise payable) and all rebates of Taxes paid in any Pre-Closing Tax Period (including without limitation any rebates of Louisiana sales and use Taxes pursuant to the Louisiana Quality Jobs Program and/or the Louisiana Enterprise Zone Tax Credit program) shall be for the benefit of Sellers. To the extent that Purchaser or any Acquired Company receives a refund that is for the benefit of Sellers, Purchaser shall pay to the Seller Representative for distribution to Sellers the amount of such refund (without interest other than interest received from the Governmental Entity), net of (i) any Taxes; and (ii) any out-of-pocket expenses that Purchaser, any Acquired Company or any of their Affiliates incur (or has or will incur) with respect to such refund (and related interest). The net amount due to Sellers shall be payable 10 days after receipt of the refund or rebate from the applicable Taxing Authority (or, if the refund or rebate is in the form of credit or offset, 10 days after the due date of the Tax Return claiming such credit or offset). At the request of the Seller Representative, Purchaser shall cooperate with the Seller Representative in the filing of any claim for a refund or rebate of Taxes to which Sellers are entitled pursuant to this Section 7.11(i).

Nothing in this Section 7.11(i) shall require that Purchaser make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of Purchaser and the Acquired Companies) that is with respect to (A) any refund of Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a Tax period (or portion thereof) beginning after the Closing Date; (B) any refund of an Indemnified Tax paid after the Closing Date to the extent Sellers have not indemnified the Purchaser, any Acquired Company, or the applicable Subsidiary for such Taxes; (C) any refund for Tax that is reflected as a Current Asset (or offset to a Current Liability) in the Final Working Capital Amount; or (D) any refund for Tax that gives rise to a payment obligation by an Acquired Company to any Person under Applicable Law or pursuant to a provision of a contract or other agreement entered (or assumed) by an Acquired Company on or prior to the Closing Date.

(j) Except as otherwise required by Applicable Law or this Agreement, Purchaser shall not, in each case without the prior written consent of the Seller Representative (which shall not be unreasonably withheld, conditioned or delayed), (i) amend or permit the amendment of any Tax Return of the Acquired Companies for a Tax period ending on or prior to the Closing Date if such amendment could reasonably be expected to result in any increased Tax liability to Sellers or their direct or indirect owners, (ii) waive or permit to be waived any limitations period with respect to such Tax Returns, (iii) make or permit to be made any Tax election with respect to the Acquired Companies that has retroactive effect to any Tax period ending on or prior to the Closing Date, (iv) initiate any voluntary disclosure or discussion with any taxing authority with respect to any Tax period ending on or prior to the Closing Date, or (v) cause any Acquired Company to take any action outside of the ordinary course of business on the Closing Date, after the Closing.

(k) The Parties and each of their Affiliates agree to file all Tax Returns and not take any position for Tax purposes in a Proceeding or otherwise that is inconsistent with, the Tax treatment of the items specified below, except as otherwise required to reflect any determination within the meaning of Section 1313 of the Code:

(i) For U.S. federal and applicable state income tax purposes, the purchase of and sale of the Acquired Interests is intended to be treated and shall be reported by the Parties in accordance with Situation 2 of Revenue Ruling 99-6, which (A) with respect to Purchaser, shall be treated as a termination of each Acquired Company and a deemed distribution of assets of each Acquired Company to Sellers, followed by the sale of such assets to Purchaser, and (B) with respect to Sellers, shall be treated as a sale of partnership interests in each of the Acquired Companies to Purchaser.

(ii) Within 60 days after the date the Final Working Capital Amount is determined pursuant to this Agreement, Purchaser will provide the Seller Representative, for its review and approval, schedule allocating the Adjusted Base Purchase Price, and any applicable liabilities of the Acquired Companies treated as consideration for Tax purposes, among the assets of the Acquired Companies (and, in the case of Sellers, among the Acquired Interests) (the “Proposed Allocation Statement”). The Proposed Allocation Statement shall be prepared in accordance with Section 1060 and other applicable provisions of the Code and in accordance with the principles set forth on Schedule 7.11(k) (the “Allocation Principles”). If the Seller Representative approves the Proposed Allocation Statement or, if within 30 days or receiving the Proposed Allocation Statement, the Seller Representative has not objected, the Proposed Allocation Statement shall be final and binding (the “Final Allocation Statement”). In the event the Seller Representative communicates objections to a Proposed Allocation Statement within 30 days after delivery thereof to the Seller Representative, the Seller Representative and Purchaser will proceed promptly and in good faith to resolve their differences and prepare Final Allocation Statement that is acceptable to both the Seller Representative and Purchaser and that is consistent with this

Agreement, including the Allocation Principles. If Purchaser and the Seller Representative are unable to agree upon a Final Allocation Statement within 30 days, the Parties shall retain the Accounting Referee to resolve their dispute, provided that the Accounting Referee shall be instructed to utilize the Allocation Principles for all purposes in connection with resolving the dispute. The determination of the Accounting Referee shall be the Final Allocation Statement and shall be final and binding on the Parties, but only to the extent it is consistent with the Allocation Principles. In all events, the Parties shall report, act and file Tax Returns (including IRS Form 8594 with Purchaser’s federal income Tax Returns for the taxable year that includes the Closing Date) in a manner consistent with the Allocation Principles. The cost of the Accounting Referee shall be shared equally by Sellers, on the one hand, and Purchaser on the other hand. The Parties shall make appropriate adjustments to the Final Allocation Statement to reflect changes in the Adjusted Base Purchase Price, and such changes shall in all events be consistent with the Allocation Principles. Unless otherwise required to reflect any determination within the meaning of Section 1313 of the Code, (A) the Parties shall report, act and file Tax Returns in all respects and for all purposes consistent with the Final Allocation Statement, and (B) neither Purchaser nor Sellers shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Final Allocation Statement. Each Party shall provide the other with written notice of any audit or other Proceeding related to the allocation of the Adjusted Base Purchase Price and other taxable consideration as reported under this Section 7.11(k).

7.12 Expenses; Transfer Taxes.

(a) Except as otherwise specifically provided herein, all Transaction Expenses shall be paid by the Party incurring such expense; provided, however, that (i) the fees and expenses of the Accounting Referee, if applicable, shall be paid or reimbursed in accordance with Section 2.06(c)(iii), (ii) the fees and expenses of the Escrow Agent shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller, and (iii) the filing fees required under the HSR Act or otherwise required to be paid to any Antitrust Authority in connection with the Contemplated Transaction shall be borne by Purchaser.

(b) Any sales or transfer taxes, stamp duties, filing fees, registration fees, recordation expenses, or other similar taxes, fees, charges or expenses incurred by Sellers or any other party in connection with the Contemplated Transactions shall be borne by Purchaser.

7.13 Accounts Receivable Attributable to Purchaser. At or prior to the Closing, Purchaser shall cause any accounts receivable of the Acquired Companies attributable to Purchaser or its Affiliates as of the Closing (“Purchaser Attributable Accounts Receivable”) to be paid in full by wire transfer of immediately available funds.

7.14 Cash on Hand. Notwithstanding anything set forth in this Agreement to the contrary, prior to the Closing, Sellers shall be permitted to cause the Acquired Companies to (a) make a distribution of all cash on hand of the Acquired Companies (other than cash for checks written but not cleared) to Sellers and/or (b) use cash on hand to pay the Seller Transaction Expenses, Change of Control Payments and Indebtedness of the Acquired Companies; provided, that Sellers shall cause the Acquired Companies to maintain a sufficient amount of cash on hand at the Closing to operate the business in the ordinary course, which amount shall be included in the Estimated Closing Cash Amount and the Final Closing Cash Amount (subject to the applicable definitions thereof). For the avoidance of doubt, cash on hand prior to the Closing shall be inclusive of, without duplication, cash from the payment of the Purchaser Attributable Accounts Receivable.

7.15 Facility Construction. From the date hereof until the Closing Date, Sellers shall cause the Acquired Companies to fund construction of the Acquired Company’s facility in Caddo Parish, Louisiana (the “Sunny Point Facility”) in the ordinary course and consistent with the current construction timeline for the Sunny Point Facility and the budget attached hereto as Schedule 7.15 (the “Sunny Point Budget”). From and after the Closing, any capital expenditures necessary for the completion of the construction of the Sunny Point Facility will be the sole responsibility of Purchaser and its Affiliates. Notwithstanding the foregoing, the aggregate amount of any capital expenditures set forth on the Sunny Point Budget that remain uncomplete to the reasonable satisfaction of Purchaser (or are otherwise not expended) as of the Closing Date (the “Unsatisfied Sunny Point Construction Costs”) shall be deemed Indebtedness.

7.16 Title Policy.

(a) Sellers shall use reasonable best efforts to assist and cooperate with Purchaser with respect to Purchaser’s efforts to secure from the title companies selected by Purchaser (each a “Title Company”) a commitment for the issuance of a 2016 form ALTA owner’s policy of title insurance, insuring (i) Red River’s title to the Owned Real Property and (ii) Performance Proppants’, Sunny Point’s and Performance International’s title with to their respective Leased Real Property (collectively, the “Title Commitment”). Purchaser shall have the right to obtain, at Purchaser’s sole expense, an ALTA survey of the Owned Real Property and applicable Lease Real Property, but obtaining such survey(s) shall neither cause a delay nor be a condition to the Closing hereunder.

(b) Purchaser may, in its discretion, obtain one or more title insurance policies contemplated by the Title Commitment (collectively, the “Title Policy”) and, if Purchaser obtains any such Title Policy, Purchaser shall bear the responsibility for any premiums or endorsements thereto and the cost of any ALTA surveys. All other costs and expenses (if any) with respect to the Owned Real Property shall be allocated between Purchaser and Sellers in accordance with the customary practice of the county in which any the Owned Real Property is located. Sellers shall reasonably cooperate with Purchaser to deliver any reasonable and customary seller’s affidavits required by any Title Company to issue the Title Policy at no additional cost or expense to Sellers.

7.17 Notification. During the period between the date of this Agreement and the Closing, the Seller Representative shall promptly (and in any event within three days) notify Purchaser in writing (together with a reasonably detailed description and all related documentation or information) of the discovery by Sellers of: (a) the failure of any Seller or its Representatives to comply with or satisfy in any material respect any covenant to be complied with by it hereunder; (b) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (c) any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement.

7.18 Further Assurances. On and after the Closing Date, the Parties will take all appropriate action and execute any documents, instruments or conveyance of any kind that may be reasonably requested by any other Party to carry out any of the Contemplated Transactions.

7.19 Payoff Letters; Lien Releases. Sellers shall deliver to Purchaser prior to the Closing fully executed payoff letters (the “Payoff Letters”) with respect to the Closing Indebtedness set forth on Section 5.05(d) of the Disclosure Schedule (the “Paid-Off Closing Indebtedness”), along with customary Lien release letters and other documentation (as applicable) with respect to all Closing Indebtedness which is secured by any Lien, guarantee or other obligation on any property or assets of any Acquired Company that shall provide for the automatic release and discharge of all Liens, guarantees and other obligations of the Acquired Companies with respect to such Closing Indebtedness and the documents related thereto upon consummation of the Closing, including (a) the release of each of the Acquired Companies from all covenants, agreements, liabilities and obligations with respect to such Closing Indebtedness, including expressly being released as a guarantor with respect thereto, (b) the release of related security interests in the assets of, and equity interests in, the Acquired Companies and authorizing the filing or delivery at or, with the consent of Purchaser (not to be unreasonably withheld with respect to any non-material Paid-Off Closing Indebtedness), as promptly as practical, and in any event, within two days following the Closing by Purchaser or the Acquired Companies (or their respective designees) of UCC-3 termination statements and other required termination statements or notices (including, without limitation, as applicable intellectual property security interest termination, deposit account control agreement terminations and collateral access agreement terminations) and (c) the delivery immediately upon consummation of the Closing of any possessory collateral held by lender or other Person to whom such Indebtedness is owed to Purchaser (or its designee) to effect the release and termination of such Liens (collectively, the “Lien Releases”).

7.20 Termination of Affiliate Contracts. In connection with the Closing, Sellers and the Acquired Companies shall take such actions as may be necessary to terminate the Contracts set forth in Section 5.22 of the Disclosure Schedule with no further Liability or obligations of the Acquired Companies or their Affiliates from and after the Closing (or any Liability or obligation of Purchaser or its Affiliates).

7.21 Intracompany Payables. All intracompany (payables and receivables) accounts between Sellers, their Affiliates or any of their Subsidiaries, but excluding the Acquired Companies, on the one hand, and the Acquired Companies on the other hand, that remain in existence immediately prior to the Closing, shall hereby be cancelled and settled without consideration or further Liability to any party and without the need for any further documentation, effective immediately prior to the Closing.

7.22 No Transfer. Prior to the Closing, no Seller shall sell, transfer, contribute, pledge, distribute or otherwise dispose of or incur any Lien on any Acquired Interests, respectively, or agree to do any of the foregoing.

7.23 Benefits Matters.

(a) Upon the written request of Purchaser at least five (5) Business Days prior to the Closing Date to Seller Representative (the “Plan Termination Notice”), effective as of immediately prior to Closing Date and contingent upon the occurrence of the Closing, the Acquired Companies shall (and Sellers shall cause the Acquired Companies to terminate) terminate (i) any or all U.S. Tax qualified retirement plans and any other Company Benefit Plans sponsored by the Acquired Companies or (ii) the Acquired Companies’ participation in any or all U.S. Tax qualified retirement plans and any other Company Benefit Plans that are not sponsored by the Acquired Companies, as requested and to the extent directed by Purchaser and otherwise in compliance with Applicable Law. If Purchaser timely provides a Plan Termination Notice to Seller Representative, the Sellers shall deliver to Purchaser, prior to the Closing Date, evidence that Sellers have validly adopted resolutions to terminate the Company Benefit Plans or the Acquired Companies participation in the Company Benefit Plans, subject to termination as set forth in this paragraph (the form and substance of which resolutions shall be subject to review and approval of Purchaser, with such approval not being unreasonably withheld by Purchaser), effective no later than the date immediately preceding the Closing Date and contingent upon the occurrence of the Closing.

(b) Following the date hereof and prior to the Closing, the Sellers shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to promptly (and in any event within 30 days), submit true, correct and complete corrective filings pursuant to the Department of Labor’s Delinquent Filer Voluntary Compliance Program with respect to all missing or delinquent Form 5500 filings for each Company Benefit Plan.

7.24 Credit Support. Prior to the Closing, Purchaser and Sellers shall, and Sellers shall cause the Acquired Companies to, use commercially reasonable efforts as may be necessary to cause Purchaser and its Affiliates (including the Acquired Companies from and after the Closing) to be substituted in all respects for Sellers or their Affiliates, as applicable, with respect to any letters of credit, guarantees, performance bonds, deposits and other similar agreements of Sellers or their Affiliates, (including the Acquired Companies)

7.25 Payment of Tidewater Partners, LLC Quarterly Bonus. Prior to the Closing, Sellers shall cause the Acquired Companies to pay the pro rata portion (based on the number of days elapsed in the quarter) of the quarterly bonus owed, if any, to Tidewater Partners, LLC pursuant to the Sellers’ Operating Agreements.

7.26 Distribution of Shale Solutions. Prior to the Closing, Sellers shall cause Performance International to distribute all of the Equity Securities of Shale Solutions, LLC, a Delaware limited liability company, held by Performance International to Sellers.

ARTICLE VIII

Conditions Precedent

8.01 Conditions to Obligations of Each Party to Effect the Contemplated Transactions. The respective obligations of each Party to effect the Contemplated Transactions shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) All waiting periods (and all extensions thereof) applicable to the Contemplated Transactions under any Applicable Law relating to antitrust or competition, including the HSR Act (collectively, “Antitrust Laws”), shall have terminated or expired, all consents, approvals, authorizations, and orders required under the Antitrust Laws shall have been received and become final and non-appealable, and any Governmental Entity that has the authority to enforce any Antitrust Laws in those jurisdictions where such consents, approvals, authorizations, and orders are so required shall have approved, cleared, or decided neither to initiate proceedings or otherwise intervene in respect of the Contemplated Transactions, nor to refer the Contemplated Transactions to any other competent Governmental Entity; and

(b) No Judgment, or statute or regulation, prohibiting the consummation of the Contemplated Transactions shall be in effect, enacted, promulgated, issued or enforced, nor shall any Proceeding brought by any Governmental Entity seeking to prohibit the consummation of the Contemplated Transactions be pending.

8.02 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the Contemplated Transactions is subject to the satisfaction, as of the Closing Date, of the following further conditions (any of which may be waiver by Purchaser in whole or in part):

(a) (i) Each of the Fundamental Representations, shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct in all respects on and as of such specified date or dates), and (ii) each of the remaining representations and warranties of Sellers set forth in Article IV and Article V, disregarding all qualifications contained therein regarding materiality or Material Adverse Effect, shall be true and correct, on and as of the Closing Date, with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct, on and as of such specified date or dates), except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

(b) Sellers shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Sellers at or prior to the Closing Date;

(c) Since the date of this Agreement, no Material Adverse Effect shall have occurred; and

(d) Sellers shall have delivered, or cause to be delivered, to Purchaser the following:

(i) a certificate signed by the Seller Representative certifying that each of the conditions specified in subsections (a), (b) and (c) of this Section 8.02 have been satisfied;

(ii) an assignment of membership interests, executed by each Seller, in favor of Purchaser relating to the Acquired Interests, in form and substance reasonably satisfactory to Purchaser;

(iii) the Escrow Agreement, executed by the Seller Representative and the Escrow Agent;

(iv) the Pre-Closing Statement;

(v) evidence that all Paid-Off Closing Indebtedness has been repaid in full prior to the Closing Date or will be paid on the Closing Date in accordance with Section 3.02(a)(ii);

(vi) the Payoff Letters;

(vii) the Lien Releases;

(viii) evidence that all Seller Transaction Expenses have been paid in full on or prior to the Closing Date;

(ix) to the extent requested by Purchaser, written resignations, effective as of the Closing Date, of each manager, director and officer, of the Acquired Companies, in such Person’s capacity as such;

(x) written evidence reasonably satisfactory to Purchaser of the termination of each of the agreements and arrangements set forth on Schedule 7.20;

(xi) evidence reasonably satisfactory to Purchaser that all consents, authorizations, orders and approvals from the Governmental Entities and third Persons referred to in Schedule 8.02(d)(xi) have been obtained.

(xii) a properly completed and duly executed Internal Revenue Service Form W-9 of each Seller;

(xiii) a certificate of good standing or existence of each Acquired Company issued as of a date not more than 10 days prior to the Closing Date by the appropriate governmental agency (e.g., Secretary of State) of its jurisdiction of incorporation or formation; and

(xiv) a certificate of the Secretary of each Seller certifying, (i) as complete, accurate and in effect as of the Closing, (A) attached copies of each Acquired Company’s Organizational Documents; and (B) all requisite resolutions or actions of the Seller’s members approving the execution and delivery of this Agreement, the other Collateral Agreements to which it is a party and the consummation of the Contemplated Transactions (as applicable), and (ii) as to the incumbency and signatures of the members or officers, as applicable, of each Seller executing any Collateral Agreement or other document, certificate or instrument relating to the Contemplated Transactions.

8.03 Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following further conditions (any of which may be waived by Sellers in whole or in part):

(a) Each of the representations and warranties of Purchaser set forth in Article VI shall be true and correct in all respects, except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement and to consummate the Contemplated Transactions, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date).

(b) Purchaser shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date.

(c) Purchaser shall have delivered, or cause to be delivered, to Seller the following:

(i) the Adjusted Base Purchase Price in accordance with Section 3.02(a);

(ii) a certificate signed by an officer of Purchaser certifying that each of the conditions specified in subsections (a) and (b) of this Section 8.03 have been satisfied;

(iii) the Escrow Agreement, executed by Purchaser;

(iv) a certificate of good standing for Purchaser issued as of a date not more than 10 days prior to the Closing Date by the appropriate governmental agency (e.g., Secretary of State) of its jurisdiction of incorporation or formation; and

(v) a certificate of the Secretary of Purchaser certifying, (A) as complete, accurate and in effect as of the Closing, (1) attached copies of Purchaser’s Organizational Documents; and (2) all requisite resolutions or actions of Purchaser’s managing member (or its board of directors) approving the execution and delivery of this Agreement, the other Collateral Agreements to which it is a party and the consummation of the Contemplated Transactions (as applicable), and (B) as to the incumbency and signatures of the officers of Purchaser executing this Agreement and any other Collateral Agreement or other document, certificate or instrument relating to the Contemplated Transactions.

ARTICLE IX

Termination; Amendment and Waiver

9.01 Termination. This Agreement may be terminated prior to the Closing Date as follows:

(a) by mutual written consent of Purchaser and the Seller Representative;

(b) by either Purchaser or the Seller Representative if the Closing has not occurred on or before April 1, 2023 day following the date of this Agreement (the “Outside Date”); provided, however, that a Party shall not be entitled to terminate this Agreement pursuant to this Section 9.01(b) if that Party is then in material breach of any of its covenants, obligations, representations or warranties set forth in this Agreement has prevented the consummation of the Contemplated Transactions at or prior to the Outside Date;

(c) by either Purchaser or the Seller Representative, if a Governmental Entity shall have issued a nonappealable final Judgment or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Contemplated Transactions;

(d) by Purchaser, if Sellers shall have breached or failed to perform any of their representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions to the obligation of Purchaser at the Closing to not be satisfied by the Outside Date and which breach or failure, if capable of being cured, shall not have been cured prior to the earlier of (i) the Outside Date and (ii) 20 calendar days following receipt by the Seller Representative of written notice of such breach or failure from Purchaser, with specific reference to the alleged facts underlying such breach or failure and the conclusion it would lead to such conditions not being met; or

(e) by the Seller Representative, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions to the obligations of Seller at the Closing to not be satisfied by the Outside Date and which breach or failure, if capable of being cured, shall not have been cured prior to the earlier of (i) the Outside Date or (ii) 20 calendar days following receipt by Purchaser of written notice of such breach or failure from the Seller Representative, with specific reference to the alleged facts underlying such breach or failure and the conclusion it would lead to such conditions not being met.

9.02 Termination Procedures. If Purchaser or the Seller Representative exercise its right to terminate this Agreement pursuant to Section 9.01, it shall deliver to the other Party a written notice specifying a reasonably detailed basis for termination and the termination of this Agreement shall be effective as of the date of the delivery of such notice; provided, however, that (i) Purchaser’s right to terminate this Agreement pursuant to Section 9.01(d) shall be subject to the cure period set forth in Section 9.01(d) and (ii) the Seller Representative’s right to terminate this Agreement pursuant to Section 9.01(e) shall be subject to the cure period set forth in Section 9.01(e).

9.03 Effect of Termination. If this Agreement is terminated and the Contemplated Transactions are abandoned as described in Section 9.01, this Agreement shall become null and void and of no further force and effect and there shall be no liability on the part of any Party or any of its Affiliates, managers, directors, officers, shareholders, partners, members or Representatives, except (i) that the provisions of Section 7.02, Section 7.03, Section 7.11(j), this Section 9.03, and Article XII shall survive termination, and (ii) following the termination of this Agreement, nothing herein shall relieve any Party from liability for any material breach of this Agreement prior to such termination (including, in the case of Purchaser, damages based on the consideration payable to Sellers as contemplated by this Agreement). The Confidentiality Agreement shall survive termination of this Agreement as provided therein. Purchaser shall promptly cause to be returned to Sellers, the Acquired Companies or their respective designated Representatives all documents and information obtained in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with Purchaser’s investigation of the Acquired Companies’ businesses, operations, and legal affairs, including any copies made by Purchaser or its Representatives of any such documents or information in accordance with the Confidentiality Agreement and take all other such action as required by the Confidentiality Agreement.

ARTICLE X

Indemnification and Related Matters

10.01 Indemnification by Sellers. Subject to the limitations set forth in this Article X and elsewhere in this Agreement, from and after the Closing Date, Sellers shall, severally (in accordance with their respective Pro Rata Proportionate Share) and not jointly, indemnify, defend and hold harmless Purchaser and its Affiliates (including the Acquired Companies following the Closing), and their respective Representatives, successors and assigns (each a “Purchaser Party”, and collectively, the “Purchaser Parties”) from and against any Damages that any Purchaser Party actually incurs or suffers as a direct result of, relating to or arising from:

(a) any breach or inaccuracy of any representation or warranty of the Acquired Companies or Sellers other than the Fundamental Representations ;

(b) any breach or inaccuracy of any representation or warranty set forth in Section 4.01 (Organization), Section 4.02 (Authority; Execution and Delivery; Enforceability), Section 4.04 (Title to the Shares), Section 4.06 (Brokers), Section 5.01 (Organization and Standing), Section 5.02 (Capitalization), Section 5.03 (Authority; Execution and Delivery; Enforceability), and Section 5.25 (Brokers) (such representations and warranties shall be referred to as the “Fundamental Representations”);

(c) any breach by any Seller of a covenant or other agreement (but not, for the avoidance of doubt, any representation or warranty set forth in Article IV or Article V) contained in this Agreement;

(d) any Indemnified Taxes;

(e) the Indemnified Litigation Matter; or

(f) the matters listed on Schedule 10.01(f).

10.02 Indemnification by Purchaser. Subject to the limitations set forth in this Article X and elsewhere in this Agreement, from and after the Closing Date, Purchaser shall indemnify, defend and hold harmless the Sellers and their Affiliates, and their respective Representatives, successors and assigns (collectively, the “Seller Parties”) from and against any Damages that any Seller Party actually incurs or suffers as a direct result of, relating to or arising from: (a) any breach or inaccuracy by Purchaser of any representation or warranty contained in Article VI; or (b) any breach by Purchaser of any covenant or other agreement contained in this Agreement.

10.03	Expiration of Representations and Warranties and Covenants.

(a) Except as set forth in Sections 10.03(b) and 10.03(c), all of the representations and warranties of the Parties set forth in Article IV, Article V and Article VI shall terminate and expire, and shall cease to be of any force or effect on the date that is 12 months after Closing Date. The covenants and agreements made in this Agreement that are for a stated term, shall survive the Closing and expire at the end of such stated term. The covenants and agreements made in this Agreement that do not have a stated term, shall survive the Closing until such covenant or agreement has been fully performed.

(b) Except as set forth in Section 10.03(c), the Fundamental Representations shall survive following the Closing for a period of 72 months.

(c) Notwithstanding anything in this Section 10.03 to the contrary, if, prior to the relevant survival period set forth in Section 10.03(b) (the “Claim Expiration Date”), a Purchaser Party or Seller Party, as applicable, shall have duly delivered in good faith a Claim Notice to Purchaser or Seller Representative, as applicable, then the specific indemnification claim set forth in such Claim Notice (to the extent of the matter specified in the Claim Notice) shall survive the Claim Expiration Date and shall not be extinguished thereby until resolution of the matter specified in the Claim Notice in accordance with this Agreement.

10.04 Indemnification Limitations.

(a) Except in the case of Fraud, Sellers shall not be liable for indemnification of the Purchaser Parties pursuant to Section 10.01(a) until the aggregate amount of all Damages in respect of indemnification under Section 10.01(a) exceeds the Deductible, in which event Sellers shall only be required to pay or be liable for Damages in excess of the Deductible.

(b) Except in the case of Fraud, (i) Sellers’ aggregate Liability for any claims for indemnification under Section 10.01(a) shall not exceed the Cap, and (ii) Sellers’ aggregate liability for any claims for indemnification under Section 10.01(b), Section 10.01(c), Section 10.01(d) and Section 10.01(e) shall not exceed the Final Net Purchase Price.

(c) [Reserved].

(d) Purchaser shall not be entitled to recover any Damages relating to any matter arising under one provision of this Agreement to the extent that Purchaser has already recovered Damages with respect to such matter pursuant to other provisions of this Agreement (with the intent of this provision to merely be to avoid “double counting” and not to limit any right to recover for Damages arising out of or resulting from any breach in excess of the amount of such Damages that was actually recovered). Without limiting the generality of the foregoing, the operation of Sections 2.05 and 2.06 is an exclusive remedy in respect of the items taken into account in connection with the determination of the Estimated Working Capital Amount and the Final Working Capital Amount, and Purchaser shall not be entitled to any additional recourse in respect thereof (with the intent of this provision to merely be to avoid “double counting” and not to limit any right to recover for Damages arising out of or resulting from any breach in excess of the amount of such Damages that was actually taken into account in such calculation).

(e) Notwithstanding anything in this Agreement (i) nothing in this Agreement will limit any rights or remedies in respect of Fraud and (ii) nothing shall limit in any way any claim or recovery available to Purchaser or any of its Affiliates or Representatives, as applicable, under any R&W Insurance Policy.

10.05 Indemnification Claims.

(a) If a Purchaser Party or Seller Party (the “Indemnified Party”) wishes to assert an indemnification claim in accordance with this Article X, then, as the case may be (x) Purchaser (on behalf of itself or another Purchaser Party who is an Indemnified Party) shall deliver to Seller Representative, or (y) Seller Representative (on behalf of an Indemnified Party who is a Seller Party) shall deliver to Purchaser, in each case, a written notice (a “Claim Notice”) setting forth, to the extent known by the Indemnified Party at such time:

(i) the specific representation, warranty, or covenant alleged to have been breached by such other Party or other indemnifiable matter described in Section 10.01 or Section 10.02, as applicable;

(ii) a reasonably detailed description of the facts and circumstances giving rise to the alleged breach of such representation, warranty or covenant or other indemnifiable matter described in Section 10.01 or Section 10.02, as applicable; and

(iii) an estimate of the total amount of the Damages (to the extent known and calculable) as a direct result of, relating to or arising from such alleged breach or other indemnifiable matter described in Section 10.01 or Section 10.02, as applicable.

(b) Following the delivery of a Claim Notice, the Parties agrees to (other than with respect to any Third Party Claim) engage in good faith negotiations for a period of up to 30 days to settle the claim that is the subject matter of the Claim Notice; provided, that nothing in this Section 10.05 shall require any Purchaser Party to accept any settlement offer of Sellers nor limit or otherwise reduce the amount of Damages to which any Purchaser Party may be owed in connection with such claim that is the subject matter of the Claim Notice.

10.06 Damages. In determining whether a breach of any representation, warranty, agreement or covenant has occurred and in determining the amount of any Damages suffered by an Indemnified Party related to such breach, all qualifications or exceptions in such representation, warranty, agreement or covenant relating to or referring to “materiality” or “Material Adverse Effect” or any similar term or phrase shall be disregarded; provided, however, that (a) the materiality qualification in Section 5.05 after the phrase “present fairly” shall not be disregarded and will have effect, (b) the defined term “Material Adverse Effect” in Section 5.07 shall not be disregarded and will have effect and (c) the word “Material” will not be disregarded when used in the defined terms “Material Contract,” “Material Customer,” “Material Supplier.”

10.07 Defense of Third Party Claims.

(a) If any Indemnified Party receives notice or otherwise obtains knowledge of any Proceeding commenced or threatened by a third party (each, a “Third Party Claim”) against the Indemnified Party that may give rise to an indemnification claim against another Party (the “Indemnifying Party”), then the Indemnified Party shall promptly deliver to the Indemnifying Party (or, if any Seller is an Indemnifying Party to the Seller Representative) a written notice (the “Third Party Claim Notice”) describing the Third Party Claim in reasonable detail; provided, however, that for the sole purpose of determining whether a commenced or threatened Third Party Claim may give rise to an indemnification claim by Purchaser within the meaning of this sentence, the limitations set forth in Section 10.04 shall not be taken into account; provided, further, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability hereunder, unless (and then solely to the extent) such Indemnifying Party is prejudiced or damaged in any manner by such delay. The Indemnifying Party shall have the right, at its option, to assume the defense of any such Third Party Claim with counsel reasonably acceptable to the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of such Third Party Claim, notwithstanding the giving of such written acknowledgment as described below, if (i) the Third Party Claim seeks only an injunction or other equitable relief; (ii) the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party; (iii) such action or Proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of the

Indemnifying Party; (iv) in the reasonable opinion of the Indemnified Party, the Indemnifying Party does not have the financial wherewithal to pay for such defense; or (v) the Indemnifying Party shall not have assumed the defense of such Third Party Claim in a timely fashion. If the Indemnifying Party elects in writing within 20 days of receipt of the Third Party Claim Notice to assume the defense of any such Third Party Claim (under circumstances in which the proviso in the preceding sentence is not applicable), then:

(i) the Indemnifying Party shall consult with the Indemnified Party and the Indemnified Party may participate in such defense;

(ii) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against any attorneys’ fees or other expenses incurred on behalf of the Indemnified Party in connection with such Third Party Claim following the Indemnifying Party’s election to assume the defense of such Third Party Claim;

(iii) the Indemnified Party shall make available to the Indemnifying Party all non-privileged books, records, and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of the Indemnified Party’s Representatives and that the Indemnifying Party considers reasonably necessary or desirable for the defense of such Third Party Claim;

(iv) the Indemnified Party shall otherwise cooperate as reasonably requested by the Indemnifying Party in the defense of such Third Party Claim;

(v) the Indemnified Party shall not admit any liability with respect to such Third Party Claim; and

(vi) the Indemnifying Party shall have the exclusive right to negotiate the settlement of any such Third Party Claim, provided, however, that the Indemnifying Party shall not settle, adjust, or compromise such Third Party Claim, or admit any liability with respect to such Third Party Claim, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) If the Indemnifying Party elects not to assume the defense of such Third Party Claim, then the Indemnified Party may proceed with defending such Third Party Claim with the assistance of counsel of its choice; provided, however, that the Indemnified Party shall not settle, adjust, or compromise such Third Party Claim, or admit any liability with respect to such Third Party Claim, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) To the extent that there is an inconsistency between this Section 10.07 and Section 7.11 as it relates to a Tax matter, the provisions of Section 7.11 shall govern.

10.08 Administration of Escrow Account; Release of Escrow Account.

(a) Upon the delivery of a Claim Notice from Purchaser in accordance with Section 10.05, the administration of such claim shall, subject to the limitations set forth in this Article X, be subject to the terms and conditions of this Agreement and the Escrow Agreement.

(b) Subject to the provisions of this Agreement and the Escrow Agreement, the Escrow Account shall be released by the Escrow Agent to Sellers (in accordance with each such Seller’s Pro Rata Proportionate Share) by wire transfer of immediately available funds on or before fifth Business Day following the 12 month anniversary of the Closing Date (the “Escrow Anniversary Date”); provided, however, if a Claim Notice has been duly delivered by a Purchaser Party to Seller Representative in accordance with Section 10.05, on or prior to the Escrow Anniversary Date, then funds sufficient (up to the amount of funds then available in the Escrow Account and/or obligated to be replenished by Sellers pursuant to Section 2.05(b)(ii)(B)) to satisfy the Damages relating to such Claim Notice, as set forth in the Claim Notice if known or, if unknown, as reasonably determined by Purchaser, shall remain in the Escrow Account until resolution of the specific matter to which the Claim Notice relates, whereupon, within five Business Days following the resolution of the last of any such outstanding claim for indemnification (and following the payment of any amount due to any Purchaser Party in connection with such resolution or release of available funds in the Escrow Account Regarding the same), the Escrow Agent shall deliver to Sellers (in accordance with each such Seller’s Pro Rata Proportionate Share) by wire transfer of immediately available funds the remainder of the funds then on deposit in the Escrow Account.

(c) For the avoidance of doubt, amounts deposited in the Escrow Account shall, unless otherwise elected by Sellers in their sole and absolute discretion, be treated as installment obligations for the purposes of Section 453 of the Code, and no Party shall take any action or Tax filing position inconsistent with such income Tax characterization, except as otherwise required by Applicable Law.

10.09 Mitigation. Each Indemnified Party shall, and shall cause all other Indemnified Parties to, use commercially reasonable efforts to mitigate all Damages (other than Damages with respect to Taxes) upon and after becoming aware of any event that would reasonably be expected to give rise to such Damages that would be subject to a claim for indemnification under this Article X; provided, that nothing in this Agreement shall require Purchaser make or institute any claim available to Purchaser or any of its Affiliates or Representatives, as applicable, under any R&W Insurance Policy, it being understood and agreed that Sellers shall be, subject to the limitations set forth in this Article X, the primary source of indemnification for any Purchaser Party pursuant to this Agreement as between Sellers and any such representation and warranty insurance provider.

10.10 Exclusive Remedy. Except (a) in the case of Fraud of any Seller or Fraud of Purchaser; and (b) the rights and remedies set forth in Section 2.06, Section 9.03, Section 12.12 and Section 12.13, the right of each Party hereto to assert indemnification claims and receive indemnification payments pursuant to this Article X shall, from and after the Closing Date, be the sole and exclusive right and remedy exercisable by such Party with respect to any breach by any other Party hereto of any covenant, representation, warranty, or otherwise under or relating to this Agreement.

10.11 Characterization of Indemnification Payment. Any payment made pursuant to or in connection with this Article X shall be deemed to be an adjustment to the Final Net Purchase Price to the extent permitted by Applicable Law.

10.12 R&W Insurance Policy. If Purchaser obtains a buyer-side representation and warranty insurance policy in connection with the transactions contemplated by this Agreement (a “R&W Insurance Policy”), Purchaser shall provide Seller Representative with a true and complete copy of such R&W Insurance Policy in connection with the binding thereof, and such R&W Insurance Policy shall include a provision that provides that the insurers under such policy will not have the right to pursue any subrogation or contribution rights against any Seller or any of its Affiliates under this Agreement except for subrogation rights for Fraud by such Person in connection with this Agreement and shall name Sellers as intended third party beneficiaries of such provision. The Parties acknowledge and agree that Purchaser’s obtaining or not obtaining the R&W Insurance Policy shall have no effect on the provisions set forth in this Article X or otherwise on Purchaser’s obligations to consummate the Closing on the terms and conditions set forth herein. Purchaser agrees to not seek to make, enter into or consent to, any amendment to the R&W Insurance Policy following the Closing that would adversely affect the rights of any Seller under this Section 10.12 without Seller Representative’s prior written consent. For the avoidance of doubt, the cost of the R&W Insurance Policy and any fees, costs, retentions or deductibles associated therewith shall be borne solely by Purchaser.

ARTICLE XI

Seller Representative

11.01 Designation. Sellers hereby designate Performance Holdings II to serve as the Seller Representative of all Sellers as provided herein. By signing this Agreement in the capacity of Seller Representative, Performance Holdings II hereby accepts the appointment as the Seller Representative for purposes of this Agreement.

11.02 Authority.

(a) Each Seller, by the execution of this Agreement, hereby irrevocably appoints the Seller Representative as the representative, proxy and attorney-in-fact (with full power of substitution) for such Seller for the limited purposes of carrying out the express duties of the Seller Representative under this Agreement. Within the scope of that limited purpose, each Seller grants the Seller Representative the full and exclusive power and authority to represent and bind such Seller with respect to all matters related to, arising under or pursuant to the express duties of the Seller Representative under this Agreement (including the taking by the Seller Representative of any and all actions and the making of any decisions required or permitted to be taken on such Seller’s behalf), including: (a) to bring, defend and/or resolve any claim made or threatened pursuant to Section 2.06 and Section 7.11; (b) to negotiate, settle, adjust or compromise any such claims, bring suit or seek arbitration with respect to any such claims, and comply with orders of courts and awards of arbitrators with respect to any such claims; (c) to act on behalf of such Seller in any dispute, claim, litigation or arbitration that in the judgment of the Seller Representative may result in a claim pursuant to Section 2.06 and Section 7.11; (d) to act on behalf of such Seller in connection with the matters contemplated by Sections 2.05 and 2.06; (e) to use reasonable efforts to enforce and protect the rights and interests of Sellers arising out of or under or in any manner relating to this Agreement and the Contemplated Transactions; (f) to agree to the defense of any Third Party Claim by Sellers, (g) supervising the Closing; (h) to take any and all actions that may be necessary or desirable, as determined by the Seller Representative, in its sole discretion (subject to Section 11.06), in connection with any amendment to this Agreement in accordance with the terms hereof; (i) to accept notices on behalf of each Seller; (j) to execute and deliver, on behalf of each Seller, any and all notices, documents or certificates to be executed by such Seller in connection with the Contemplated Transactions; (k) to make any payments or paying any expenses under or in connection with this Agreement; (l) to grant any consent or approval on behalf of each Seller; and (m) to take all actions necessary in the judgment of the Seller Representative for the accomplishment of the foregoing, including, subject to Section 11.06, to agree, on behalf of Sellers, to the amendment, modification or waiver of the provisions of this Agreement. A decision, act, consent or instruction of the Seller Representative as to any of the foregoing matters shall constitute a decision of all Sellers and shall be final, binding and conclusive on each Seller. Purchaser may rely, without independent investigation, upon such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of every Seller. EACH SELLER AGREES THAT SUCH AGENCY AND PROXY ARE COUPLED WITH AN INTEREST, ARE THEREFORE IRREVOCABLE WITHOUT THE CONSENT OF THE SELLER REPRESENTATIVE AND SHALL SURVIVE THE DEATH, INCAPACITY, BANKRUPTCY, DISSOLUTION OR LIQUIDATION OF ANY SELLER.

(b) In addition:

(i) Purchaser and its Affiliates (including, following the Closing, the Acquired Companies) shall be able to rely conclusively on the instructions and decisions of the Seller Representative as to any actions required to be taken by the Seller Representative under this Agreement (including any action taken or purported to be taken by or on behalf of any Seller), and no Person shall have any cause of action against Purchaser and its Affiliates (including, following the Closing, the Acquired Companies) for any action taken by Purchaser and its Affiliates (including, following the Closing, the Acquired Companies) in reliance upon the instructions or decisions of the Seller Representative; and

(ii) all actions, decisions and instructions of the Seller Representative shall be conclusive and binding upon each Seller and no Seller shall have any cause of action against the Seller Representative for any action taken, decision made or instruction given by the Seller Representative under this Agreement, except for fraud or willful breach of this Agreement by the Seller Representative.

11.03 Exculpation. Neither the Seller Representative nor any agent employed by it shall incur any Liability to any Seller relating to the performance of its duties under this Agreement for any error of judgment, or any action taken, suffered or omitted to be taken on behalf of Sellers (or any of them), except in the case of the Seller Representative’s gross negligence, actual fraud or willful misconduct. The Seller Representative may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by the Seller Representative hereunder in good faith and in accordance with the advice of such counsel.

11.04 Sharing. Each Seller hereby irrevocably agrees, severally and not jointly, to bear such Seller’s pro rata share, based upon such Seller’s Pro Rata Proportionate Share, of any loss, liability or expense, including reasonable attorneys’ fees and expenses, incurred without gross negligence, actual fraud or willful misconduct on the part of the Seller Representative, in connection with the performance of its duties, or arising out of, or in connection with, any action or decision taken or made on behalf of any Seller by the Seller Representative within the scope of the Seller Representative’s duties under this Article XI, and to be bound by all actions taken by the Seller Representative in its capacity as such within the scope of the Seller Representative’s duties under this Article XI.

11.05 Expenses. Each Seller hereby acknowledges and agrees that any loss, Liability or expense, including reasonable attorneys’ fees and expenses, incurred by the Seller Representative, if any, shall be reimbursed out of the Seller Representative Expense Account and, if the Seller Representative Expense Account is exhausted, by Sellers in accordance with their respective Pro Rata Proportionate Share; provided, however, that the Seller Representative shall be entitled to withhold from any amounts released in accordance with the terms of the Escrow Agreement from the Escrow Account to Sellers any amounts that are not so reimbursed by Sellers.

11.06 Certain Limitations. Notwithstanding anything in this Agreement to the contrary, the Seller Representative shall not agree to any amendment, modification or waiver of the provisions of this Agreement that (a) alters or changes from the provisions set forth in this Agreement the amount or kind of consideration to be received by Sellers, without the prior written consent of each Seller; or (b) adversely and disproportionately (in relation to the other Sellers) affects the rights or obligations of any Seller under this Agreement, without the prior consent of such affected Seller.

11.07 Successor Representative. Upon the disqualification or (upon not less than ten days’ prior written notice to Purchaser) resignation of the Seller Representative, a successor Seller Representative shall be promptly appointed (and in no event later than 15 days) by Sellers who, together, were entitled to a majority of the Estimated Net Purchase Price at Closing who shall succeed the Seller Representative as the “Seller Representative” hereunder.

11.08 Seller Representative Expense Amount. Upon the Closing, Purchaser shall wire to the Seller Representative the Seller Representative Expense Amount in accordance with Section 3.02(a)(v), which shall be held by the Seller Representative in a segregated client account (the “Seller Representative Expense Account”) and shall be used for the purposes of paying directly or reimbursing the Seller Representative for any third party expenses pursuant to this Agreement and, if applicable, for paying (on behalf of Sellers) all or any portion of the Post-Closing Adjustment Decrease Amount in accordance with Section 2.05(b)(ii). Sellers acknowledge and agree that, if, at any time, the amount on deposit in the Seller Representative Expense Account is insufficient to permit the Seller Representative to pay or reimburse any third party expenses incurred by the Seller Representative in the execution of its duties under this Agreement or to satisfy the Post-Closing Adjustment Decrease Amount, then, upon written request from the Seller Representative, each Seller shall promptly remit to the Seller Representative its Pro Rata Proportionate Share of any such shortfall. Sellers acknowledge that the Seller Representative is not providing any investment supervision, recommendations or advice. The Seller Representative shall have no responsibility or Liability for any loss of principal of the Seller Representative Expense Account other than as a result of its gross negligence, actual fraud or willful misconduct. As soon as practicable following the determination of the Final Working Capital Amount in accordance with Section 2.06 and payment of the Post-Closing Adjustment Decrease Amount, if applicable, the Seller Representative shall disburse the balance of the Seller Representative Expense Account to Sellers in accordance with their respective Pro Rata Proportionate Share. For Tax purposes, the Seller Representative Expense Amount will be treated as having been received and voluntarily set aside by Sellers at the time of the Closing.

11.09 Limits on Liability of Seller Representative. Notwithstanding anything contained herein to the contrary, no Person serving as Seller Representative shall have any Liability in such capacity to Purchaser whatsoever (including, any direct Liability, vicarious Liability, or Liability that Purchaser could in any way assert through other parties hereunder or through third parties), as a result of or for any act or omission made in good faith in connection with functioning as the Seller Representative, including any Liability arising out of performance under this Agreement or any Collateral Agreement.

ARTICLE XII

General Provisions

12.01 Disclosure Schedule. Each section of the Disclosure Schedule qualifies the correspondingly numbered representation and warranty or covenant and any other representation or warranty if the disclosure is reasonably apparent to such other representation or warranty from the face of the applicable disclosure. The Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of Sellers, except as and to the extent expressly provided in this Agreement. Inclusion of information in the Disclosure Schedule shall not be construed as an admission of Liability with respect to a third party or that such information is material to Sellers, the Acquired Companies or their respective assets, liabilities, financial condition, results, business and/or operations. Such information shall not constitute an admission of Liability or obligation to any third party. References to any document in the Disclosure Schedule do not purport to be complete and are qualified in their entirety by the document itself. Capitalized terms used but not defined in the Disclosure Schedule shall have the same meanings given them in this Agreement.

12.02 Exclusivity of Agreement. The Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all Parties to this Agreement specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary acquiror and an ordinary target in an arm’s-length transaction.

12.03 No Third Party Liability. This Agreement may only be enforced against the named Parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or related to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties hereto; and no officer, director, manager, member, employee or affiliate of any Party hereto (including any Person negotiating or executing this Agreement on behalf of a Party) shall have any Liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

12.04 Assignment.

(a) This Agreement shall be binding upon Sellers and their successors and assigns (if any), Purchaser and its successors and assigns (if any) and the Seller Representative and its successors and assigns (if any). This Agreement shall inure to the benefit of Sellers, Purchaser, the Seller Representative and the respective successors and assigns (if any) of the foregoing.

(b) Neither Purchaser nor Sellers shall be permitted to assign this Agreement or any of their respective rights or delegate any of their respective obligations under this Agreement without the other Party’s prior written consent; provided, that Purchaser may assign this Agreement and/or its rights or obligations hereunder to any Affiliate prior to the Closing, or to any Person after the Closing, provided, further, that no such assignment shall affect Purchaser’s obligations under this Agreement.

12.05 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person (other than the Parties and such successors and assigns) any legal or equitable rights hereunder, other than the Persons intended to benefit from the provisions of Section 7.09 (Indemnification), Section 12.03 (No Third Party Liability) and Section 12.15 (Conflicts; Waiver; Provision Respecting Legal Representation), each of whom shall be intended beneficiaries under this Agreement and have the right to enforce such provision directly in the event of a breach thereof. Without limiting the generality of the foregoing, no employee of the Acquired Companies shall have any rights as an employee under this Agreement or any other related agreement(s) to which he or she is not personally a party. Nothing in this Agreement, express or implied, is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement or any right to a particular term or condition of employment, or is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

12.06 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by electronic mail or other customary means of electronic communication, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth on Schedule 12.06 or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery; (b) in the case of electronic mail or other customary means of electronic communication, on the date sent if either (i) confirmation of receipt is received, or (ii) such notice is promptly mailed by registered or certified mail (return receipt requested); (c) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent; and (d) in the case of mailing, on the third Business Day following that on which the piece of mail containing such communication is posted.

12.07 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. A facsimile, PDF, DocuSigned or other electronic signature on this Agreement shall have the same force and effect as an original signature and a signature transmitted by facsimile, PDF, DocuSign or email to the other Parties shall be of the same force and effect as if the executing Party had delivered a counterpart to this Agreement bearing an original signature.

12.08 Entire Agreement. This Agreement (including the documents and instruments referred to herein, including the Collateral Agreements and the Confidentiality Agreement) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

12.09 Amendment. This Agreement may not be amended except pursuant to the written agreement of each of Purchaser and, subject to Section 11.06, the Seller Representative.

12.10 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

12.11 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed solely by and construed in accordance with the internal laws of the State of Texas, without regard to the conflict-of-law principles thereof.

(b) Except to the extent contemplated in Section 2.06, any Proceeding or other legal action relating to this Agreement or the enforcement of any provision of this Agreement (including for specific performance in accordance with Section 12.13) shall be brought or otherwise commenced in federal court in Dallas County, Texas. Each Party:

(i) expressly and irrevocably consents and submits to the exclusive jurisdiction of federal courts in Dallas County, Texas in connection with any such Proceeding;

(ii) agrees that Dallas County, Texas shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in Dallas County, Texas, any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) EACH PARTY HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY PROCEEDING IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT

12.12 Attorneys’ Fees. If any Proceeding relating to this Agreement or any of the Contemplated Transactions or the enforcement thereof is brought against any Party, the prevailing party, if any, shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

12.13 Specific Performance. Except as provided in Section 9.03, the Parties agree that: (a) in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement, the other Parties shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision or to seek any other equitable relief, and (ii) an injunction restraining such breach or threatened breach; and (b) no Party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

12.14 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

12.15 Conflicts; Waiver; Provision Respecting Legal Representation.

(a) Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its Representatives and Affiliates, that Sellers and the Acquired Companies are the clients of Brownstein Hyatt Farber Schreck, LLP (“Brownstein”). After the Closing, it is possible that Brownstein will represent Sellers and their Affiliates (individually and collectively, the “Represented Group”) in connection with any claims made pursuant to, or a dispute arising under, this Agreement (a “Dispute”). Purchaser hereby agrees (on its own behalf and on behalf of its Representatives and Affiliates (including those acquired or formed after the date of this Agreement) (individually and collectively, the “Purchaser Group”)), that Brownstein

(or any successor) may represent the Represented Group in the future in connection with any Dispute. Brownstein (or any successor) may serve as counsel to the Represented Group or any director, member, partner, officer, employee, Representative, or Affiliate of the Represented Group, in connection with any Dispute and Purchaser hereby consents thereto and waives (on its own behalf and on behalf of any other member of the Purchaser Group) any conflict of interest arising therefrom (including any direct conflict) and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Purchaser acknowledges (on its own behalf and on behalf of the other members of the Purchaser Group) that such consent and waiver is voluntary, has been carefully considered and made after consultation with counsel.

(b) Purchaser acknowledges and agrees that Brownstein has obtained confidential information of the Acquired Companies (the “Company Confidential Information”) in connection with its representation of the Acquired Companies in the Contemplated Transactions. The Company Confidential Information includes all communications, whether written or electronic, including any communications between Brownstein and the Acquired Companies and their respective Representatives and Affiliates, all files, attorney notes, drafts or other documents prepared by, or in consultation with Brownstein, and primarily relating to this Agreement and the Contemplated Transactions which predate the Closing (collectively, the “Brownstein Work Product”). In the event of a Dispute, to the extent that any Company Confidential Information is in Brownstein’s possession as of the Closing Date, such Company Confidential Information may be used on behalf of Sellers in connection with such Dispute at the sole discretion of Sellers (but subject to the limitations set forth in the restrictive covenant agreements between Sellers and Purchaser, as applicable). In any Dispute, Purchaser waives (on its own behalf and on behalf of the other members of the Purchaser Group) the right to present any Brownstein Work Product as evidence in any action arising out of or related to any Dispute. Purchaser acknowledges that the Represented Group and Brownstein are the sole holders of the attorney-client privilege with respect to the Brownstein Work Product and Purchaser waives (on its own behalf and on behalf of the other members of the Purchaser Group) the right to access any Brownstein Work Product. To the extent that the Brownstein Work Product constitutes property of the client, following the Closing, only the Represented Group shall hold such right and Brownstein shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Acquired Companies or any member of the Purchaser Group by reason of the attorney-client relationship between Brownstein and the Acquired Companies, or otherwise. Purchaser hereby consents (on its own behalf and on behalf of the other members of the Purchaser Group) to the disclosure and use by Brownstein for the benefit of Sellers of any information (confidential or otherwise) disclosed to it by the Acquired Companies (including by their respective Representatives and Affiliates) prior to the Closing Date. Purchaser further agrees (on its own behalf and on behalf of the other members of the Purchaser Group) that, as to all communications between Brownstein, on the one hand, and the Represented Group or the Acquired Companies (or their respective Representatives and Affiliates) that relate to this Agreement and the Contemplated Transactions, the attorney-client privilege (if applicable) and the expectation of client confidence belongs to Sellers and may be controlled by Sellers and shall not pass to or be claimed by Purchaser or the Acquired Companies. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or the Acquired Companies and a third party other than a Party to this Agreement after the Closing, the Acquired Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Brownstein to such third party.

12.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include the masculine and feminine genders.

(b) Each Party acknowledges that it has participated in the drafting of this Agreement, and, as a result, the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “subsections,” “Sections”, “Schedules”, “Disclosure Schedule” and “Exhibits” are intended to refer to subsections and Sections of this Agreement, Schedules, Disclosure Schedule to this Agreement and Exhibits to this Agreement.

(e) The words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendices, Schedules, Exhibits, and Disclosure Schedule to this Agreement, and not to any particular Article, Section, preamble, recital, or other subdivision of this Agreement or Appendix, Schedule, Exhibit or Disclosure Schedule to this Agreement.

(f) Unless the context of this Agreement otherwise requires, the word “or” is not exclusive.

(g) All references here to “$” or dollars shall refer to United States dollars.

(h) The headings contained in this Agreement, any Exhibit or Schedule hereto, the Disclosure Schedule and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Disclosure Schedule and any and all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Schedule or in the Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(i) The definitions included in the recitals to this Agreement are intended to be a part of, and are hereby incorporated into, this Agreement in their entirety.

(j) The phrase “made available” when used in this Agreement means, with respect to any document or information, that the same has been uploaded to the virtual data room established by Seller with Datasite or transmitted to Purchaser or its Representatives not later than two (2) Business Days prior to the date hereof.

(k) If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day.

(l) All references to time will be deemed to be prevailing Dallas, Texas time unless otherwise expressly specified.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

PURCHASER:

PROFRAC HOLDINGS II, LLC, a Texas limited liability company

By:	/s/ Matthew Wilks
Name:	Matthew Wilks
Title:	President

[Signature Page to Membership Interest Purchase Agreement]

SELLERS:

PERFORMANCE HOLDINGS I, LLC,
a Louisiana limited liability company

By:	/s/ W.G. Bowdon, IV
Name:	W.G. Bowdon, IV
Title:	President and Chief Executive Officer

PERFORMANCE HOLDINGS II, LLC,
a Louisiana limited liability company

By:	/s/ W.G. Bowdon, IV
Name:	W.G. Bowdon, IV
Title:	President and Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

SELLER REPRESENTATIVE:

PERFORMANCE HOLDINGS II, LLC, a Louisiana limited liability company

By:	/s/ W.G. Bowdon, IV
Name:	W.G. Bowdon, IV
Title:	President and Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

Exhibit A

Allocation Schedule

Seller	Acquired Interests					Pro Rata Proportionate Share	Deemed Escrow Amount Contribution	Deemed Seller Representative Expense Account Contribution
	Performance Proppants Membership Interests	Red River Membership Interests	Performance Royalty Membership Interests	Performance International Membership Interests	Sunny Point Membership Interests
Performance Holdings I	99%	99%	99%	99%	99%	99%	$9,900,000	$247,500
Performance Holdings II	1%	1%	1%	1%	1%	1%	$100,000	$2,500

Totals	100%	100%	100%	100%	100%	100%	$10,000,000	$250,000

Exhibit B

Escrow Agreement

[See attached.]

ESCROW AGREEMENT

(Basic Merger & Acquisition Escrow)

THIS ESCROW AGREEMENT (this “Agreement”) is entered into as of [•], 2023, by and among ProFrac Holdings II, LLC, a Texas limited liability company (“Purchaser”), Performance Holdings II, LLC, a Louisiana limited liability company (the “Seller Representative”, and together with Purchaser, sometimes referred to individually as “Party” and collectively as the “Parties”), and JPMorgan Chase Bank, N.A. (“Escrow Agent”).

WHEREAS, Seller Representative, Purchaser, Performance Holdings I, LLC, a Louisiana limited liability company (“Performance Holdings I”) and, in its capacity as a seller, Performance Holdings II, LLC, a Louisiana limited liability company (“Performance Holdings II”, and together with Performance Holdings I, collectively, “Sellers”) have entered into a Membership Interest Purchase Agreement, dated as of December 23, 2022 (the “Purchase Agreement”), pursuant to which Purchaser will acquire all of the Acquired Interests (as defined in the Purchase Agreement);

WHEREAS, pursuant to Section 2.03 of the Purchase Agreement, the parties to the Purchase Agreement have agreed that a portion of the Adjusted Base Purchase Price (as defined in the Purchase Agreement) will be deposited into an escrow account with the Escrow Agent, subject to the terms and conditions set forth in the Purchase Agreement and the terms and conditions set forth herein.

1. Appointment. The Parties hereby appoint Escrow Agent as their escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Fund; Investment.

(a) Pursuant to Section 2.03 and Section 3.02(a) of the Purchase Agreement, Purchaser shall deposit with Escrow Agent the sum of $10,000,000 (the “Escrow Deposit”) at the Closing (as defined in the Purchase Agreement). Escrow Agent shall hold the Escrow Deposit in one or more demand deposit accounts and shall invest and reinvest the Escrow Deposit and the proceeds thereof (the “Fund”) in a Money Market Deposit Account (“MMDA”) at JPMorgan Chase Bank, N.A., or a successor investment offered by Escrow Agent. MMDA have rates of compensation that may vary from time to time as determined by Escrow Agent. No other investment of the Escrow Deposit will be permitted during the term of this Agreement.

(b) Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein, and each Party acknowledges that it was not offered any investment, tax or accounting advice or recommendation by Escrow Agent with regard to any investment and has made an independent assessment of the suitability and appropriateness of any investment selected hereunder for purposes of this Agreement. Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of an Authorized Representative (hereinafter defined) of the Parties to give Escrow Agent instructions to invest or reinvest the Fund. Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.

(c) All interest or other income earned under this Agreement shall be allocated to Purchaser and reported, by Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposit by Purchaser whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. To enable Purchaser to pay U.S. federal income taxes on any income, if any, that is derived from the Escrow Deposit, the Escrow Agent shall disburse to Purchaser, prior to, or in connection with, any other disbursements hereunder, to the account specified by Purchaser, an amount (a “Tax Distribution”) equal to 21.0% of all such income since the date hereof or, if a Tax Distribution has previously been made to Purchaser in accordance herewith, since the last day of the period with respect to which the such previous Tax Distribution was made.

3. Disposition and Termination. (a) The following terms shall have the following meanings when used herein:

“Escrow Period” shall mean the period ending at 5:00 pm Central Time on the day that is twelve (12) months from the date hereof, or the next Business Day (hereinafter defined) if such date and time is not a Business Day, unless earlier terminated pursuant to this Agreement.

“Final Award” shall mean a final, binding determination by or order of a court directing the distribution of all or a portion of the Fund, accompanied by a (i) written certification executed by the instructing Party or its counsel certifying that such order is final and not subject to further proceedings or appeal and (ii) written instruction from the instructing Party’s Authorized Representative given to effectuate such order. The Escrow Agent shall be entitled to conclusively rely upon any Final Award, and accompanying certification and instruction, and shall have no responsibility to review the Final Award or make any determination as to whether such Final Award is final.

“Joint Written Direction” shall mean a written direction, substantially in the form of Exhibit A-1 hereto, executed by an Authorized Representative of each of Purchaser and the Seller Represntative and directing the Escrow Agent to disburse all or a portion of the Fund or to take or refrain from taking any other action pursuant to this Agreement.

Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement; although the Escrow Agent shall not be responsible for determining the meaning of any capitalized term not entirely defined in this Agreement.

Except as set forth in subsection (b) below, and as otherwise provided in this Agreement, the Escrow Agent shall disburse the Fund at any time and from time to time, upon receipt of, and in accordance with, a Joint Written Direction or Final Award. Escrow Agent shall within three (3) Business Days after its receipt of such Joint Written Direction or a Final Award release the portion of the Fund specified in such Joint Written Direction or Final Award. In addition to the foregoing, within three (3) Business Days following the expiration of the Escrow Period, the Escrow Agent shall distribute to Sellers, to accounts and in proportions provided by the Seller Represntative (on behalf of Sellers) in writing, the amount remaining in the Fund less (i) any Contested Amounts (as defined below) and (ii) any amounts subject to an unresolved Claim Notice (as defined below) delivered prior to the expiration of the Escrow Period.

(b) If during the Escrow Period, any Purchaser Party (as defined in the Purchase Agreement) makes a claim for indemnity from the Escrow Fund, then the procedures for administering and resolving such claims shall be as follows:

(i) If a Purchaser Party seeks recovery from the Fund (a “Claim”), and Purchaser gives written notice of such Claim (a “Claim Notice”), in substantially the form of Exhibit A-2 hereto, to the Escrow Agent and the Seller Representative, which Claim Notice shall include a reasonably detailed description of the Claim and the basis therefore, an estimate of the total amount of the Damages (as defined in the Purchase Agreement) to the extent known and calculable asserted by the Purchaser Party (the “Claim Amount”) for such Claim, and any other information required to be set forth in such Claim Notice by Section 10.05 of the Purchase Agreement.

(ii) On or before 5:00 pm Central Time on the thirtieth (30th) day after the date upon which a Claim Notice is received by the Escrow Agent and the Seller Represntative (the “Claim Notice Delivery Date”) (or, to the extent that Purchaser has stated in a Claim Notice that the entire amount of a Claim is not known at the time of delivery of such Claim Notice, on or before 5:00 pm Central Time on the tenth (10th) day after Purchaser delivers a written supplement to such Claim Notice indicating the definitive amount to the Escrow Agent and the Seller Represntative, if later) (the period beginning on the Claim Notice Delivery Date and ending at 5:00 pm Central Time on the later of such thirty (30) day period or ten (10) day period (if applicable), the “Claim Notice Response Period”), the Seller Represntative may deliver a written objection to the Escrow Agent and Purchaser to some or all of the Claim described in the Claim Notice (a “Claim Response”), in substantially the form of Exhibit A-3 hereto.

2

(iii) The Escrow Agent shall pay the Claim Amount to Purchaser, using Purchaser’s Standing Instructions (hereinafter defined), within three (3) Business Days (A) following the expiration of the Claim Notice Response Period if the Escrow Agent has not received from Seller Represntative a Claim Response before the end of the Claim Notice Response Period; or (B) of receiving a Joint Written Direction or a Final Award, as applicable.

(iv) If the Escrow Agent receives from the Seller Represntative a Claim Response to any or all (the “Contested Amount”) of the Claim Amount, the Escrow Agent shall release to Purchaser, using Purchaser’s Standing Instructions, all of the Claim Amount except for the Contested Amount within three (3) Business Days following the expiration of the Claim Notice Response Period. Thereafter, the Escrow Agent shall release the Contested Amount only pursuant to (A) a Joint Written Direction or (B) a Final Award with respect to the Claim.

(v) The Escrow Agent shall conclusively presume that any Claim Notice, Claim Response or other notice of any kind required to be delivered to it and the other Party was simultaneously received by the Escrow Agent and the other Party, and the Escrow Agent need not inquire to verify such receipt by the other Party.

Notwithstanding anything to the contrary, any instructions in any way related to the transfer or distribution of the Fund must, in order to be deemed delivered and effective, be in writing and executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of the designated persons as set forth on the Designation of Authorized Representatives attached hereto as Schedule 1-A and 1-B (each an “Authorized Representative”), and delivered to Escrow Agent only by facsimile (as evidenced by a confirmed transmittal to the applicable Party’s or Parties’ transmitting fax number) or as a Portable Document Format (“PDF”) attached to an email only at the fax number or email address set forth in Section 8 below. Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Fund that does not satisfy the requirements herein. Escrow Agent may rely and act upon the confirmation of anyone purporting to be an Authorized Representative in connection with any of Escrow Agent’s verifying call-backs or email confirmations. Notwithstanding anything to the contrary, the Parties acknowledge and agree that Escrow Agent (i) shall have no obligation to take any action in connection with this Agreement on a non-Business Day and any action Escrow Agent may otherwise be required to perform on a non-Business Day may be performed by Escrow Agent on the following Business Day and (ii) may not transfer or distribute the Fund until Escrow Agent has completed its security procedures.

(c) Each Party authorizes Escrow Agent to use the funds transfer instructions (“Standing Instructions”) specified for it in Schedule 3 attached hereto (as may be supplemented from time to time as described below) to disburse any funds due to such Party, without a verifying call-back or email confirmation as set forth below.

(d) If any funds transfer instructions other than Standing Instructions are set forth in a permitted instruction from a Party or the Parties in accordance with this Agreement, Escrow Agent may confirm such funds transfer instructions by a telephone call-back or email confirmation to an Authorized Representative of such Party or Parties and thereafter, such funds transfer instructions shall also be considered the applicable Party’s Standing Instructions hereunder. To the extent a call-back or email confirmation is undertaken, no funds will be disbursed until such confirmation occurs. If multiple disbursements are provided for under this Agreement pursuant to any Standing Instructions, only the date, amount and/or description of payments may change without requiring a telephone call-back or email confirmation.

(e) The persons designated as Authorized Representatives and telephone numbers and email addresses for same may be changed only in a writing executed by an Authorized Representative or other duly authorized person of the applicable Party setting forth such changes and actually received by Escrow Agent via facsimile or as a PDF attached to an email. Escrow Agent may confirm any such change in Authorized Representatives by a telephone call-back or email confirmation according to its security procedures.

(f) Escrow Agent and other financial institutions, including any intermediary bank and the beneficiary’s bank, may rely upon the identifying number of the beneficiary, the beneficiary’s bank or any intermediary bank included in a funds transfer instruction, even if it identifies a person different from the beneficiary, the beneficiary’s bank or intermediary bank identified by name.

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(g) As used in this Section 3, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed. The Parties acknowledge that the security procedures set forth in this Section 3 are commercially reasonable. Upon delivery of the Fund in full by Escrow Agent, this Agreement shall terminate, and all the related account(s) shall be closed, subject to the provisions of Sections 6 and 7.

(h) Notwithstanding anything to the contrary contained in this Agreement, in the event that an electronic signature is affixed to an instruction issued hereunder to disburse or transfer funds, such instruction may be confirmed by a verifying call-back (or email confirmation) to an Authorized Representative.

4. Escrow Agent. Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. Notwithstanding anything to the contrary, Escrow Agent has no knowledge of, nor any obligation to comply with, the terms and conditions of any other agreement, Escrow Agent shall not be responsible for determining the meaning of any capitalized term not entirely defined herein, nor shall Escrow Agent be required to determine if any Party has complied with any other agreement. Notwithstanding the terms of any other agreement, the terms and conditions of this Agreement shall control the actions of Escrow Agent. Escrow Agent may conclusively rely upon any written notice, document, instruction or request delivered by the Parties believed by it to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. Any notice, document, instruction or request delivered by a Party but not required under this Agreement may be disregarded by Escrow Agent. ESCROW AGENT SHALL NOT BE LIABLE FOR ANY ACTION TAKEN, SUFFERED OR OMITTED TO BE TAKEN BY IT IN GOOD FAITH EXCEPT TO THE EXTENT THAT ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT WAS THE CAUSE OF ANY DIRECT LOSS TO EITHER PARTY. Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. In the event Escrow Agent shall be uncertain, or believes there is some ambiguity, as to its duties or rights hereunder or receives instructions, claims or demands from any Party hereto which in Escrow Agent’s judgment conflict with the provisions of this Agreement, or if Escrow Agent receives conflicting instructions from the Parties, Escrow Agent shall be entitled either to: (a) refrain from taking any action until it shall be given (i) a joint written direction executed by Authorized Representatives of the Parties which eliminates such ambiguity or conflict or (ii) a court order issued by a court of competent jurisdiction (it being understood that Escrow Agent shall be entitled conclusively to rely and act upon any such court order and shall have no obligation to determine whether any such court order is final); or (b) file an action in interpleader. Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Deposit nor shall Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. The Parties grant to Escrow Agent a lien and security interest in the Fund in order to secure any indemnification obligations of the Parties or obligation for fees or expenses owed to Escrow Agent hereunder. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, IN NO EVENT SHALL ESCROW AGENT BE LIABLE FOR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF ESCROW AGENT HAS BEEN ADVISED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE AND REGARDLESS OF THE FORM OF ACTION.

5. Succession. Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving no less than thirty (30) days advance notice in writing of such resignation to the Parties or may be removed, with or without cause, by the Parties at any time after giving not less than thirty (30) days advance joint written notice to Escrow Agent. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or such other person designated by the Parties, or in accordance with the directions of a final court order, at which time of delivery, Escrow Agent’s obligations hereunder shall cease and terminate. If prior to the effective resignation or removal date, the Parties have failed to appoint a successor escrow agent, or to instruct Escrow Agent to deliver the Fund to another person as provided above, or if such delivery is contrary to applicable law, at any time on or after the effective resignation date, Escrow Agent may either (a) interplead the Fund with a

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court located in the State of Texas and the costs, expenses and reasonable attorney’s fees which are incurred in connection with such proceeding may be charged against and withdrawn from the Fund; or (b) appoint a successor escrow agent of its own choice. Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of Escrow Agent. Escrow Agent shall deliver the Fund to any appointed successor escrow agent, at which time Escrow Agent’s obligations under this Agreement shall cease and terminate. Any entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be Escrow Agent under this Agreement without further act.

6. Compensation; Acknowledgment. The Parties agree jointly and severally to pay Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing, shall be as described in Schedule 2. The Parties agree that, notwithstanding anything to the contrary, to the extent any Party deposits such compensation into an account governed by this Agreement, Escrow Agent shall have the right to withdraw such compensation from such account. Each of the Parties further agrees to the disclosures and agreements set forth in Schedule 2.

7. Indemnification and Reimbursement. The Parties agree jointly and severally to indemnify, defend, hold harmless, pay or reimburse Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, taxes (other than taxes on income earned by an Indemnitee in connection herewith), costs or expenses (including attorney’s fees) (collectively “Losses”), resulting directly or indirectly from (a) Escrow Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction to have been caused by the gross negligence, willful misconduct, or bad faith of such Indemnitee; and (b) Escrow Agent’s following, accepting or acting upon any instructions or directions, whether joint or singular, from the Parties received in accordance with this Agreement; provided, that as between the Parties, all amounts for which they are jointly and severally liable pursuant to the foregoing sentenece are intended to be split equally between the two of them, and in the event that either Party in the first instance pays more than fifty percent of any such joint and several obligation, such Party shall have a right of contribution from the other Party for such amount as will result in an equal split of such joint and several obligation. The Parties hereby grant Escrow Agent a right of set-off against the Fund for the payment of any claim for indemnification, fees, expenses and amounts due to Escrow Agent or an Indemnitee. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement.

8. Notices. Except as otherwise provided in Section 3, all communications hereunder shall be in writing or set forth in a PDF attached to an email, and shall be delivered by facsimile, email or overnight courier only to the appropriate fax number, email address, or notice address set forth for each party as follows:

If to Purchaser:	c/o ProFrac Holdings II, LLC
333 Shops Boulevard, Suite 301
Willow Park, Texas 76087
Attention: Robert Willette
Email: robert.willette@profrac.com

With copies to:

Winston & Strawn LLP2121 N. Pearl Street, Suite 900
Dallas, Texas 75201
Attention: David Lange
Email Address:dlange@winston.com

If to Seller Represntative:	Performance Holdings II, LLC
4803 Benton Road
Bossier City, Louisiana 71111
Attention: W.G. Bowdon IV
E-mail: bill@perfproppants.com

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With copies to:	Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street
Suite 2200
Denver, Colorado 80202
Attention: Gino A. Maurelli
E-mail: gmaurelli@bhfs.com

If to Escrow Agent:	JPMorgan Chase Bank, N.A.
Escrow Services
(street address)
(City, state [country], zip [postal code])
Attention:
Fax No.:
Email Address: (Houston) sw.escrow@jpmorgan.com/

9. Compliance with Directives. In the event that a legal garnishment, attachment, levy, restraining notice, court order or other governmental order (a “Directive”) is served with respect to any of the Fund, or the delivery thereof shall be stayed or enjoined by a Directive, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such Directives so entered or issued, and in the event that Escrow Agent obeys or complies with any such Directive it shall not be liable to any of the Parties hereto or to any other person by reason of such compliance notwithstanding such Directive be subsequently reversed, modified, annulled, set aside or vacated.

10. Miscellaneous. (a) The provisions of this Agreement may be waived, altered, amended or supplemented only by a writing signed by Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned by any Party without the prior consent of Escrow Agent and the other Party and any assignment in violation of this Agreement shall be ineffective and void. This Agreement shall be governed by and construed under the laws of the State of Texas. Each Party and Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Texas. To the extent that in any jurisdiction either Party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process or immunity from liability, such Party shall not claim, and hereby irrevocably waives, such immunity. Escrow Agent and the Parties further hereby knowingly, voluntarily and intentionally irrevocably waive, to the fullest extent permitted by applicable law, any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

(b) No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, public health emergencies, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement and any joint instructions from the Parties may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or instruction, as applicable. This Agreement may be executed and transmitted by facsimile or as a PDF attached to an email and each such execution shall be of the same legal effect, validity and enforceability as a manually executed original, wet-inked signature. All signatures of the parties to this Agreement may be transmitted by facsimile or as a PDF attached to an email, and such facsimile or PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties each represent, warrant and covenant that (i) each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations; (ii) such Party has full power and authority to enter into this Agreement and to perform all of the duties and obligations to be performed by it hereunder; and (iii) the person(s) executing this Agreement on such Party’s behalf and certifying Authorized Representatives in the applicable Schedule 1 has been duly and properly authorized to do so, and each Authorized Representative of such Party has been duly and properly authorized to take actions specified for such person in the applicable Schedule 1. Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of the Fund or this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

BUYER:

PROFRAC HOLDINGS II, LLC, a Texas limited liability company

By:	ProFrac Holdings, LLC, its sole member

By:	ProFrac Holding Corp., its managing member

By:
Name:
Title:

ESCROW AGENT

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

SELLER REPRESENTATIVE

PERFORMANCE HOLDINGS II, LLC,
a Louisiana limited liability company

By:
Name:	W.G. Bowdon, IV
Title:	President and Chief Executive Officer

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EXHIBIT A-1

FORM OF ESCROW RELEASE NOTICE – JOINT WRITTEN DIRECTION

JPMorgan Chase Bank, N.A.

Escrow Services

[Address]

[Fax No.]

[Email Address]

Attention: [            ]

[Date]

Re: ProFrac Holdings II – Performance Holdings II – Escrow Agreement dated [            ], 2023

Escrow Account no. [    ]

Dear Sir/Madam:

We refer to an escrow agreement dated [        ], 2023 among ProFrac Holdings II, LLC, Performance Holdings II, LLC and JPMorgan Chase Bank, N.A., as Escrow Agent (the “Escrow Agreement”).

Capitalized terms in this letter that are not otherwise defined shall have the same meaning given to them in the Escrow Agreement.

Pursuant to Section [    ] of the Escrow Agreement, [Purchaser/Seller Represntative/the Parties] instruct[s] Escrow Agent to release the Fund, or the portion specified below, to the specified party as instructed below.

Amount:

(In writing)

Beneficiary:

City:

Country:

US Instructions:

Bank Name:

Bank Address:

ABA Number:

Credit A/C Name:

Credit A/C #:

Credit A/C Address:

If Applicable:

FFC A/C Name:

FFC A/C #:

FFC A/C Address:

International Instructions:

Bank Name:

Bank Address

SWIFT Code:

US Pay Through ABA:

Credit A/C Name:

Credit A/C # (IBAN #):

Credit A/C Address:

If Applicable:

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FFC A/C Name:

FFC A/C # (IBAN #):

FFC A/C Address:

PURCHASER:

By: _________________________________

Name:

Title:

Date:

SELLER REPRESNTATIVE:

By: _________________________________

Name:

Title:

Date:

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EXHIBIT A-2

FORM OF INDEMNIFICATION CLAIM NOTICE

JPMorgan Chase Bank, N.A.

Escrow Services

[Address]

[Fax No.]

[Email Address]

Attention: [_______]

[Name and Address of Other Party]

[Date]

Dear Sir/Madam:

This notice is being delivered pursuant to Section ___ of the Escrow Agreement, dated ______________, 2023, by and among ProFrac Holdings II, LLC, Performance Holdings II, LLC and JPMorgan Chase Bank, N.A., as Escrow Agent (the “Escrow Agreement”). Capitalized terms in this letter that are not otherwise defined shall have their meanings set forth in the Escrow Agreement.

[Party] hereby gives notice pursuant to Section _____________of the Escrow Agreement, of a claim for indemnification made under Purchase Agreement. The amount of the claim is $______________.

The summary for the basis of such claim is as follows:

[Insert details]

[Party] hereby certifies to Escrow Agent that this notice was delivered to [other Party].

[NAME OF PARTY]

By: ________________________

Name: ______________________

Title: _______________________

Date: _______________________

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EXHIBIT A-3

FORM OF INDEMNIFICATION CLAIM OBJECTION NOTICE

JPMorgan Chase Bank, N.A.

Escrow Services

[Address]

[Fax No.]

[Email Address]

Attention: [_______]

[Name and Address of Other Party]

[Date]

Dear Sir/Madam:

This notice is being delivered pursuant to Section ___ of the Escrow Agreement, dated ______________, 2023, by and among ProFrac Holdings II, LLC, Performance Holdings II, LLC and JPMorgan Chase Bank, N.A., as Escrow Agent (the “Escrow Agreement”). Capitalized terms in this letter that are not otherwise defined shall have their meanings set forth in the Escrow Agreement.

[Party] hereby objects to the claim for indemnification filed by [other Party], as described in the notice delivered by [other Party] to Escrow Agent dated ___________________, and requests that the amount of such claim not be disbursed to [other Party].

[Party] hereby certifies to Escrow Agent that this notice was delivered to [other Party].

[NAME OF PARTY]

By: ________________________
Name: ______________________
Title: _______________________
Date: _______________________

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Schedule 1-A

PROFRAC HOLDINGS II, LLC

DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned, ________________________, being the duly elected, qualified and acting ________________________ of ProFrac Holdings II, LLC (“Purchaser”), does hereby certify:

1. That each of the following representatives is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, dated ________, 2023, by and among Purchaser, Seller Represntative and Escrow Agent to which this Schedule is attached (the “Escrow Agreement”), that the signature appearing opposite each Authorized Representative’s name is the true and genuine signature of such Authorized Representative, and that each Authorized Representative’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback or email confirmation and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement. Callbacks or emails confirming an instruction shall be made to an Authorized Representative other than the Authorized Representative who issued the instruction unless (a) only a single Authorized Representative is designated below, (b) the information set forth below changes and is not updated by Purchaser such that only the Authorized Representative who issued the instruction is available to receive a callback or email confirmation, or (c) Purchaser is an individual. Purchaser acknowledges that pursuant to this Schedule, Escrow Agent is offering an option for callback or email confirmation to a different Authorized Representative, and if Purchaser nevertheless names only a single Authorized Representative or fails to update Authorized Representative information, Purchaser agrees to be bound by any instruction, whether or not authorized, confirmed by callback or email confirmation to the issuer of the instruction.

NAME	SIGNATURE	DIRECT TELEPHONE, CELL NUMBER and EMAIL ADDRESS

(ph)
(cell)
(email)

(ph)
(cell)
(email)

(ph)
(cell)
(email)

2.	Email confirmation is only permitted to a corporate email address for purposes of this Schedule. Any personal email addresses provided will not be used for email confirmation.

3.

This Schedule may be signed in counterparts and the undersigned certifies that any signature set forth on an attachment to this Schedule is the true and genuine signature of an Authorized Representative and that each such Authorized Representative’s contact information is current and up-to-date at the date hereof.

4.	That pursuant to Purchaser’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of Purchaser.

5.	Notwithstanding the above, if Purchaser is an individual, no signature will be required below.

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Signature: _____________________________
Name: _____________________________
Title: _____________________________

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS

SCHEDULE 1-A

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature (or electronic signature subject to the conditions set forth in the Escrow Agreement) of the Authorized Representative authorizing said funds transfer on behalf of such Party.

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Schedule 1-B

PERFORMANCE HOLDINGS II, LLC

DESIGNATION OF AUTHORIZED

REPRESENTATIVES

The undersigned, ________________________, being the duly elected, qualified and acting ________________________ of Performance Holdings II, LLC (“Seller Represntative”), does hereby certify:

1.

That each of the following representatives is at the date hereof an Authorized Representative, as such term is defined in the Escrow Agreement, by and among Purchaser, Seller Represntative and Escrow Agent to which this Schedule is attached (the “Escrow Agreement”), that the signature appearing opposite each Authorized Representative’s name is the true and genuine signature of such Authorized Representative, and that each Authorized Representative’s contact information is current and up-to-date at the date hereof. Each of the Authorized Representatives is authorized to issue instructions, confirm funds transfer instructions by callback or email confirmation and effect changes in Authorized Representatives, all in accordance with the terms of the Escrow Agreement. Callbacks or emails confirming an instruction shall be made to an Authorized Representative other than the Authorized Representative who issued the instruction unless (a) only a single Authorized Representative is designated below, (b) the information set forth below changes and is not updated by Seller Represntative such that only the Authorized Representative who issued the instruction is available to receive a callback or email confirmation, or (c) Seller Represntative is an individual. Seller Represntative acknowledges that pursuant to this Schedule, Escrow Agent is offering an option for callback or email confirmation to a different Authorized Representative, and if Seller Represntative nevertheless names only a single Authorized Representative or fails to update Authorized Representative information, Seller Represntative agrees to be bound by any instruction, whether or not authorized, confirmed by callback or email confirmation to the issuer of the instruction.

NAME	SIGNATURE	DIRECT TELEPHONE, CELL NUMBER and EMAIL ADDRESS

(ph)
(cell)
(email)

(ph)
(cell)
(email)

(ph)
(cell)
(email)

2.	Email confirmation is only permitted to a corporate email address for purposes of this Schedule. Any personal email addresses provided will not be used for email confirmation.

3.

This Schedule may be signed in counterparts and the undersigned certifies that any signature set forth on an attachment to this Schedule is the true and genuine signature of an Authorized Representative and that each such Authorized Representative’s contact information is current and up-to-date at the date hereof.

4.	That pursuant to Seller Represntative’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of Seller Represntative.

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5.	Notwithstanding the above, if Seller Represntative is an individual, no signature will be required below.

Signature: _____________________________
Name: _____________________________
Title: _____________________________

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS

SCHEDULE 1-B

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature (or electronic signature subject to the conditions set forth in the Escrow Agreement) of the Authorized Representative authorizing said funds transfer on behalf of such Party.

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SCHEDULE 2

Schedule of Fees and Disclosures for Escrow Agent Services

Account Acceptance Fee                                 $

Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

Annual Administration Fee                             $

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.

Extraordinary Services and Out-of-Pocket Expenses: Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging any applicable agency fee or trade execution fee in connection with each transaction. Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at Escrow Agent’s then standard rate. Escrow Agent may impose, charge, debit, pass-through and modify fees and/or charges for any account established and services provided by Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees, and other charges, including those levied by any governmental authority.

Fee Disclosure & Assumptions: Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review, and assumes the escrow deposit will be continuously invested in [a MMDA][an interest bearing demand deposit account] at JPMorgan Chase Bank, N.A. Escrow Agent reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or other factors change from those used to set the fees described herein.

Payment of the invoice is due upon receipt.

Disclosures and Agreements:

Taxes. The Parties shall duly complete such tax documentation or other procedural formalities necessary for Escrow Agent to complete required tax reporting and for the relevant Party to receive interest or other income without withholding or deduction of tax in any jurisdiction. Should any information supplied in such tax documentation change, the Parties shall promptly notify Escrow Agent. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, including without limitation, the Foreign Account Tax Compliance Act (“FATCA”), and shall remit such taxes to the appropriate authorities.

Know Your Customer. To assist in the prevention of the funding of terrorism and money laundering activities, applicable law may require financial institutions to obtain, verify, and record information that identifies each person who opens an account. What this means for the Parties: when the Parties open an account, Escrow Agent may ask for each Party’s name, address, date of birth (for natural persons), and/or other information and documents that will allow Escrow Agent to identify such Party. Escrow Agent may also request and obtain certain information from third party vendors regarding any Party. To fulfill Escrow Agent’s “know your customer” responsibilities and in connection with its performance of this Agreement, Escrow Agent may request information and/or documentation from each Party from time to time, including, without limitation, regarding such Party’s organization, business and, to the extent applicable, beneficial owner(s) of such Party, including relevant natural or legal persons, and such Party shall procure and furnish the same to Escrow Agent in a timely manner. Any information and/or documentation furnished by any Party is the sole responsibility of such Party and Escrow Agent is entitled to rely on the information and/or documentation without making any verification whatsoever (except for the authentication under the security procedures, as applicable). Each Party represents and warrants that all such information and/or documentation is true, correct and not misleading and shall advise Escrow Agent promptly of any changes and, except as prohibited by applicable law, such Party agrees to provide complete responses to Escrow Agent’s requests within the timeframes specified. If any Party fails to provide or consent to the provision of any information required by this paragraph, Escrow Agent may suspend or discontinue providing any service hereunder and resign pursuant to this Agreement.

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OFAC Disclosure. Escrow Agent is required to act in accordance with the laws and regulations of various jurisdictions relating to the prevention of money laundering and the implementation of sanctions, including but not limited to regulations issued by the U.S. Office of Foreign Assets Control. Escrow Agent is not obligated to execute payment orders or effect any other transaction where the beneficiary or other payee is a person or entity with whom Escrow Agent is prohibited from doing business by any law or regulation applicable to Escrow Agent, or in any case where compliance would, in Escrow Agent’s opinion, conflict with applicable law or banking practice or its own policies and procedures. Where Escrow Agent does not execute a payment order or effect a transaction for such reasons, Escrow Agent may take any action required by any law or regulation applicable to Escrow Agent including, without limitation, freezing or blocking funds. Transaction screening may result in delays in the posting of transactions.

Abandoned Property. Escrow Agent is required to act in accordance with the laws and regulations of various states relating to abandoned property, escheatment or similar law and, accordingly, shall be entitled to remit dormant funds to any state as abandoned property in accordance with such laws and regulations. Without limitation of the foregoing, notwithstanding any instruction to the contrary, Escrow Agent shall not be liable to any Party for any amount disbursed from an account maintained under this Agreement to a governmental entity or public official in compliance with any applicable abandoned property, escheatment or similar law.

Information. The Parties authorize Escrow Agent to disclose information with respect to this Agreement and the account(s) established hereunder, the Parties, or any transaction hereunder if such disclosure is: (i) necessary in Escrow Agent’s opinion, for the purpose of allowing Escrow Agent to perform its duties and to exercise its powers and rights hereunder or for operational or risk management purposes or compliance with legal, tax and regulatory requirements, including, without limitation, FATCA; (ii) to a proposed assignee of the rights of Escrow Agent; (iii) to a branch, affiliate, subsidiary, employee or agent of Escrow Agent or to their auditors, regulators or legal advisers or to any competent court; (iv) to the auditors of any of the Parties; or (v) required by applicable law, regardless of whether the disclosure is made in the country in which each Party resides, in which the Escrow Account is maintained, or in which the transaction is conducted. The Parties agree that such disclosures by Escrow Agent and its affiliates may be transmitted across national boundaries and through networks, including those owned by third parties.

Acknowledgment of Compensation and Multiple Roles. Escrow Agent is authorized to act under this Agreement notwithstanding that Escrow Agent or any of its subsidiaries or affiliates (such subsidiaries and affiliates hereafter individually called an “Affiliate” and collectively called “Affiliates”) may (A) receive fees or derive earnings (float) as a result of providing an investment product or account on the books of Escrow Agent pursuant to this Agreement or for providing services or referrals with respect to investment products, or (B) (i) act in the same transaction in multiple capacities, (ii) engage in other transactions or relationships with the same entities to which Escrow Agent may be providing escrow or other services under this Agreement, (iii) refer clients to an Affiliate for services or (iv) enter into agreements under which referrals of escrow or related transactions are provided to Escrow Agent. JPMorgan Chase Bank, N.A. may earn compensation from any of these activities in addition to the fees charged for services under this Agreement.

FDIC Disclosure. In the event Escrow Agent becomes insolvent or enters into receivership, Escrow Agent may provide to the Federal

Deposit Insurance Corporation (“FDIC”) account balance information for any account governed by this Agreement, as reflected on Escrow Agent’s end-of-day ledger balance, and the customer name and tax identification number associated with such accounts for the purposes of determining the appropriate deposit insurance coverage. Funds held in such accounts will be insured by the FDIC under its applicable rules and limits.

THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING, BUT NOT LIMITED TO, FEDERAL RESERVE REGULATION D. WHERE SPECIFIC INVESTMENTS ARE NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.

Demand Deposit Account Disclosure. Escrow Agent is authorized, for regulatory reporting and internal accounting purposes, to divide an escrow demand deposit account maintained in the U.S. in which the Fund is held into a non-interest bearing demand deposit internal account and a non-interest bearing savings internal account, and to transfer funds on a daily basis between these internal accounts on Escrow Agent’s general ledger in accordance with U.S. law at no cost to the Parties. Escrow Agent will record the internal accounts and any transfers between them on Escrow Agent’s books and records only. The internal accounts and any transfers between them will not affect the Fund, any investment or disposition of the Fund, use of the escrow demand deposit account or any other activities under this Agreement, except as described herein. Escrow Agent will establish a target balance for the demand deposit internal account, which may change at any time. To the extent funds in the demand deposit internal account exceed the target balance, the excess will be transferred to the savings internal account, unless the maximum number of transfers from the savings internal account for that calendar month or statement cycle has already occurred. If withdrawals from the demand deposit internal account exceeds the available balance in the demand deposit internal account, funds from the savings internal account will be transferred to the demand deposit internal account up to the entire balance of available funds in the savings internal account to cover the shortfall and to replenish any target balance that Escrow Agent has established for the demand deposit internal account. If a sixth transfer is needed during a calendar month or statement cycle, it will be for the entire balance in the savings internal account, and such funds will remain in the demand deposit internal account for the remainder of the calendar month or statement cycle.

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MMDA Disclosure and Agreement. Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days’ notice prior to a withdrawal from a money market deposit account.

Unlawful Internet Gambling. The use of any account to conduct transactions (including, without limitation, the acceptance or receipt of funds through an electronic funds transfer, or by check, draft or similar instrument, or the proceeds of any of the foregoing) that are related, directly or indirectly, to unlawful Internet gambling is strictly prohibited.

Recordings. Each Party and Escrow Agent consent to the other party or parties making and retaining recordings of telephone conversations between any Party or Parties on one hand and Escrow Agent on the other hand in connection with Escrow Agent’s security procedures.

Use of Electronic Records and Signatures. As used in this Agreement, the terms “writing” and “written” include electronic records, and the terms “execute”, “signed” and “signature” include the use of electronic signatures. Notwithstanding any other provision of this Agreement or the attached Exhibits and Schedules, any electronic signature that is presented as the signature of the purported signer, regardless of the appearance or form of such electronic signature, may be deemed genuine by Escrow Agent in Escrow Agent’s sole discretion, and such electronic signature shall be of the same legal effect, validity and enforceability as a manually executed, original, wet-inked signature. Any electronically signed agreement shall be an “electronic record” established in the ordinary course of business and any copy shall constitute an original for all purposes. The terms “electronic signature” and “electronic record” shall have the meanings ascribed to them in 15 USC § 7006. This Agreement and any instruction or other document furnished hereunder may be transmitted by facsimile or as a PDF file attached to an email.

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SCHEDULE 3

STANDING INSTRUCTIONS

Purchaser:	Seller Represntative:

Bank Name:	Bank Name:

Bank Address:	Bank Address:

ABA number:	ABA number:

Credit A/C Name:	Credit A/C Name:

Credit A/C #	Credit A/C #

If Applicable:	If Applicable:

FFC A/C Name:	FFC A/C Name:

FFC A/C #:	FFC A/C #:

FFC A/C Address:	FFC A/C Address:

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